As filed with the Securities and Exchange Commission on June 22, 2007
Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

CAPITAL GOLD CORPORATION
(Name of small business issuer in its charter)

Delaware	1040	13-3180530
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
____________________

76 Beaver Street
New York, NY10005
(212) 344-2785
(Address and telephone number of principal executive offices)
____________________

Gifford A. Dieterle, Chief Executive Officer
Capital Gold Corporation
76 Beaver Street
New York, NY10005
(212) 344-2785
(Name, address and telephone number of agent for service)

Copies of all communications to:
Richard Feiner, Esq.
381 Park Avenue South, Suite 1601
New York, New York, 10016
(212) 779-8600
Fax (212) 779-8858

Approximate date of proposed sale to the public: From time to time or at any time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	12,561,667	$0.386	$4,848,804	$148.86
Common Stock (2)	4,382,542	$0.386	$1,691,662	$ 51.93
Total Registration Fee				$200.79

(1)
Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered an indeterminate number of additional shares of common stock as may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represent shares issuable upon exercise of warrants and options owned by selling stockholders.

(3)
Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) of the Securities Act on the basis of $0.386 per share, which was the average of the high and low prices of the shares of common stock of the Registrant on June 18, 2007, as reported on the OTC Bulletin Board.

The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Dated June 22, 2007

CAPITAL GOLD CORPORATION

16,944,209 Shares of Common Stock

_______________________________________

This prospectus relates to the resale of 16,944,209 shares of our common stock, including 4,382,542 shares of common stock issuable upon the exercise of outstanding warrants and options, that may be offered and sold from time to time by the selling stockholders listed herein.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders other than payment of the exercise price of the warrants and options.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "CGLD." The last reported sales price per share of our common stock as reported by the OTC Bulletin Board on June 19, 2007, was $0.40. On common stock also trades on the Toronto Stock Exchange (“TSX”) under the symbol “CGC.” On June 19, 2007, the closing price of our common stock on the TSX was $0.43 CDN (approximately $0.40 USD).
_________________________________________

Please see the risk factors beginning on page 5 to read about certain factors you should consider before buying shares of common stock.
_________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June __, 2007

PROSPECTUS SUMMARY

In the following summary, we have highlighted information that we believe is the most important about us. However, because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms “we,” “our” and “us” refer to Capital Gold Corporation and not to the selling stockholders. You should also see the “Glossary” for definitions of some of the terms used to describe our business.

About Capital Gold

Through a wholly-owned subsidiary and an affiliate, Capital Gold Corporation owns 100% of 16 mining concessions located in the Municipality of Altar, State of Sonora, Republic of Mexico totaling approximately 3,544 hectares (8,756 acres or 13.7 square miles). We are in the final stages of completing the construction and development of an open-pit gold mining operation to mine two of these concessions. We sometimes refer to the planned operations on these two concessions as the El Chanate Project. Mining operations began in late March 2007, we began applying cyanide solution to ore stacked on the leach pads in late-June 2007 and we hope to start receiving revenues from mining operations prior to July 31, 2007, the end of our current fiscal year.

We believe that surface gold mine and facility at El Chanate will be capable of producing about 2.6 million metric tons per year of ore from which we anticipate recovering about 44,000 to 48,000 ounces of gold per year, over a seven year mine life. We are following the updated feasibility study (the “2005 Study”) for the El Chanate Project prepared by M3 Engineering of Tucson, Arizona which was completed in October 2005, as further updated by an August 2006 technical report from SRK Consulting, Denver, Colorado (the “2006 Update”). The original feasibility study (the “2003 Study”) was completed by M3 Engineering in August 2003. Since completion of the 2003 Study, both the price of gold and production costs have increased and equipment choices have broadened from those identified in the 2003 Study.

Pursuant to the 2005 Study, as updated by the 2006 Update using a $450 per ounce gold price, our estimated mine life is seven years and the ore reserve is 490,000 ounces of gold present in the ground. Of this, we anticipate recovering approximately 332,000 ounces of gold over a seven year life of the mine. The targeted cash cost (which includes mining, processing and on-property general and administrative expenses) per the 2005 Study is $259 per ounce. We believe that cash costs may decrease as the production rate increases. Total costs (which include cash costs as well as off-property costs such as property taxes, royalties, refining, transportation and insurance costs and exclude financing costs) will vary depending upon the price of gold (due to the nature of underlying payment obligations to the original owner of the property). Total costs are estimated in the 2005 Study to be $339 per ounce at a gold price of $417 per ounce (the three year average gold price as of the date of that study). We will be working on measures to attempt to reduce costs going forward. Ore reserves and production rates are based on a gold price of $450 per ounce, which is the Base Case in the 2006 Update. During the first five months of 2007, the spot price for gold on the London Exchange has fluctuated between $608.30 and $691.40 per ounce. During 2006, the spot price for gold on the London Exchange has fluctuated between $524.75 and $725.00 per ounce. The 2005 Study contains the same mining rate as the 2003 Study of 7,500 metric tonnes per day of ore. It should be noted that, during the preliminary engineering phase of the project it was decided to design the crushing screening and ore stacking system with the capability of processing 10,000 tonnes per day of ore. This will make allowances for any possible increase in production and for operational flexibility. It was found that the major components in the feasibility study would be capable of handling the increase in tonnage. Design changes were made where necessary to accommodate the increased tonnage. The 2005 Study takes into consideration a more modern crushing system than the one contemplated in the 2003 Study. The crushing system referred to in the 2005 Study is a new system, that, we believe will provide more efficient processing capabilities than the used equipment referred to in the 2003 Study. In addition, the 2005 Study assumes a contractor will mine the ore and haul it to the crushers. In the 2003 Study, we planned to perform these functions. We have engaged a mining contractor to perform these services and the mining contractor is on site.

In May 2007, we completed an expanded 72-hole drilling campaign to determine additional proven and probable gold reserves at the El Chanate Project. The 72 holes totaled approximately 8,200 meters, and are positioned to fill in gaps in the ore body and test the outer limits of the currently known ore zones. We have received all of the assays back from the drilling program. The quality control of the drilling procedures and the chain of custody of the samples were audited by SRK Consulting of Denver, CO. Now that we have received all of the assays, we plan on turning that data over to a third party, and have them prepare a new resource and reserve estimate for the El Chanate mine as well as an updated mine plan.

Our principal executive offices are located at 76 Beaver Street, 26th floor, New York, NY10005, and our telephone number is (212) 344-2785.

The Offering

Common stock to be offered
by the selling stockholders	16,944,209 Shares

Common stock outstanding
prior to this offering	167,942,964 Shares

Use of Proceeds
We will not receive any of the proceeds from the sale of the shares of common stock because they are being offered by the selling stockholders and we are not offering any shares for sale under this prospectus, but we may receive proceeds from the exercise of warrants and options held by the selling stockholders. We will apply such proceeds, if any, toward future exploration and/or acquisitions and for working capital. See "Use of Proceeds."

Over-The-Counter Bulletin
Board symbol	CGLD

Toronto Stock Exchange symbol	CGC

The 16,944,209 shares of our common stock offered consist of:

•	Up to 12,561,667 shares of common stock owned by certain of the selling stockholders; and
•	Up to 4,382,542 shares of common stock issuable upon the exercise of outstanding warrants and options.

Summary Financial Data

In the table below, we provide you with our summary historical financial data. We have prepared this information using our audited financial statements for each of the five years in the period ended July 31, 2006 and our unaudited financial statements for the nine months ended April 30, 2006 and April 30, 2007. Operating results for the nine months ended April 30, 2007 are not necessarily indicative of the results that may be expected for the year ending July 31, 2007.

It is important that you read this summary historical financial data in conjunction with our historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

Statement of Operations Data

	For the Years Ended
	July 31,
	2002	2003	2004	2005	2006
	(consolidated)	(consolidated)	(consolidated)	(consolidated)	(consolidated)
Revenues	$-	$-	$-	$-	$-
Mine Expenses	$709,961	$1,028,899	$673,050	$851,374	$1,940,805
Selling, General and
Administrative	$639,652	$770,629	$687,722	$1,005,038	$2,135,493
Stock & Warrants
Issued for Services	$222,338	$288,623	$379,033	$187,844	$89,391
Depreciation &
Amortization	$3,105	$-	$-	$7,431	$38,969
Total Other
Income (Expense)	$2,027,810	$ (11,735)	$ (950,005)	$46,005	$(600,034)
Minority Interest	$54,543	$180,625	$51,220	$-	$-
Write Down of Mining,
Milling and Other
Property and Equipment	$999,445	$-	$300,000	$-	$-
Net Loss	$(492,148)	$(1,919,261)	$(2,938,590)	$(2,005,682)	$(4,804,692)

	For the Nine months Ended
	April 30,
	2006	2007
	(consolidated)	(consolidated)
	(unaudited)	(unaudited)
Revenues	$-	$-
Mine Expenses	$1,528,653	$743,334
Selling, General and
Administrative	$1,377,104	$2,151,362
Stock & Warrants
Issued for Services	$6,585	$153,093
Exploration	$-	$581,395
Depreciation & Amortization	$27,000	$631,797
Total Other Income (Expense)	$(276,814)	$(1,222,586)
Net Loss	$(3,216,156)	$(5,483,568)

Balance Sheet Data
	As of July 31,
	2002	2003	2004	2005	2006
	(consolidated)	(consolidated)	(consolidated)	(consolidated)	(consolidated)
Working Capital	$1,192,871	$105,661	$182,939	$4,239,991	$7,031,526
Total Assets	$2,056,851	$761,607	$485,753	$5,551,871	$9,545,580
Total Liabilities	$467,017	$254,299	$204,159	$282,816	$615,643
Stockholders’ Equity	$1,622,119	$651,000	$281,594	$5,269,055	$8,929,937

	As of April 30
	2006	2007
	(consolidated)	(consolidated)
	(unaudited)	(unaudited)

Working Capital	$8,213,728	$9,358,500
Total Assets	$10,535,564	$27,854,550
Total Liabilities	$462,992	$14,587,942
Stockholders’ Equity	$10,072,572	$13,266,608

RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

Risks related to our business and operations

We have not generated any operating revenues. If we are unable to commercially develop our mineral properties, we will not be able to generate profits and our business may fail.

To date, we have no producing properties. As a result, we have historically operated and continue to operate at a loss. Our ultimate success will depend on our ability to generate profits from our properties. Our viability is largely dependent on the successful commercial development of our El Chanate gold mining project in Sonora, Mexico. While we are in the process of commencing mining operations and we anticipate that revenues will begin prior to July 31, 2007, the end of our current fiscal year, we cannot assure if or when revenues will cover cash flow or generate profits.

We lack operating cash flow and, historically, have relied on external funding sources. While we anticipate revenues from mining operations at El Chanate and we believe that we have adequate funds to permit us to reach positive cash flow from such operations, if we encounter unexpected problems and we are unable to generate positive cash flow in a timely manner, we may need to raise additional capital. If additional capital is required and we are unable to obtain it from outside sources, we may be forced to reduce or curtail our operations or our anticipated exploration activities.

Historically, we have not generated cash flow from operations. We believe that we have adequate funds to cover our financial requirements until such time as mining operations at the El Chanate Project generate positive cash flow. In this regard as of April 30, 2007, we have approximately $7,545,000, in cash and cash equivalents. However, if we encounter unexpected problems and we are unable to generate positive cash flow in a timely manner, we may need to raise additional capital. We also may need to raise additional capital for property acquisition and new exploration. To the extent that we need to obtain additional capital, management intends to raise such funds through the sale of our securities and/or joint venturing with one or more strategic partners. We cannot assure that adequate additional funding, if needed, will be available. If we need additional capital and we are unable to obtain it from outside sources, we may be forced to reduce or curtail our operations or our anticipated exploration activities.

Our year end audited financial statements contain a “going concern” explanatory paragraph. Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our financial statements included in this prospectus have been prepared.

Our consolidated financial statements for the year ended July 31, 2006 included herein have been prepared on the basis of accounting principles applicable to a going concern. Our auditors’ report on the consolidated financial statements contained herein includes an additional explanatory paragraph following the opinion paragraph on our ability to continue as a going concern. A note to these consolidated financial statements describes the reasons why there is substantial doubt about our ability to continue as a going concern and our plans to address this issue. Our July 31, 2006 and April 30, 2007 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our consolidated financial statements have been prepared. See, Management's Discussion and Analysis of Financial Condition and Results of Operations; Liquidity and Capital Resources; Plan of Operations.”

Our Credit Facility with Standard Bank plc imposes restrictive covenants on us.

Our Credit Facility with Standard Bank requires us, among other obligations, to meet certain financial covenants including (i) a debt service coverage ratio of not less than 1.2 to 1.0, (ii) a projected debt service coverage ratio of not less than 1.2 to 1.0, (iii) a loan life coverage ratio of at least 1.6 to 1.0, (iv) a project life coverage ratio of at least 2.0 to 1.0 and (v) a minimum reserve tail. We are also required to maintain a certain minimum level of unrestricted cash. In addition, the Credit Facility restricts, among other things, our ability to incur additional debt, create liens on our property, dispose of any assets, merge with other companies or make any investments. A failure to comply with the restrictions contained in the Credit Facility could lead to an event of default thereunder which could result in an acceleration of such indebtedness.

We will be using reconditioned and used equipment which could adversely affect our cost assumptions and our ability to economically and successfully mine the project.

We will be using reconditioned and used carbon column collection equipment to recover gold. Such equipment is subject to the risk of more frequent breakdowns and need for repair than new equipment. If the equipment that we use breaks down and needs to be repaired or replaced, we will incur additional costs and operations may be delayed resulting in lower amounts of gold recovered. In such event, our capital and operating cost assumptions may be inaccurate and our ability to economically and successfully mine the project may be hampered, resulting in decreased revenues and, possibly, a loss from operations.

As a result of the projected short mine life of seven years, if major problems develop, we will have limited time to correct these problems and we may have to cease operations earlier than planned.

Pursuant to the 2005 Study as updated by the 2006 Update, the mine life will be only approximately seven years. If major problems develop in the project, or we fail to achieve the operating efficiencies or costs projected in the feasibility study, we will have limited time to find ways to correct these problems and we may have to cease operations earlier than planned.

The gold deposit we have identified at El Chanate is relatively small and low-grade. If our estimates and assumptions are inaccurate, our results of operation and financial condition could be materially adversely affected.

The gold deposit we have identified at our El Chanate Project is relatively small and low-grade. If the estimates of ore grade or recovery rates contained in the feasibility study turn out to be higher than the actual ore grade and recovery rates, if costs are higher than expected, or if we experience problems related to the mining, processing, or recovery of gold from ore at the El Chanate Project, our results of operation and financial condition could be materially adversely affected. Moreover, it is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated. There can be no assurance that our operations at El Chanate will be profitable.

Our currently permitted water rights may not be adequate for all of our total project needs over the entire course of our anticipated mining operations. If we need to obtain additional rights, but are unable to procure them our planned operations may be adversely affected.

The 2005 feasibility study indicates our average life of mine water requirements, for ore processing only, will be about 94.6 million gallons per year (11.4 liters per second). The amount of water we are currently permitted to pump for our operations is approximately 71.3 million gallons per year (8.6 liters per second). Our currently permitted water rights may not be adequate for all of our total project needs over the entire course of our anticipated mining operations. We are looking into ways to rectify this issue and anticipate, but cannot assure, that additional water may be acquired by purchasing a third party’s allocation and/or water conservation through good operational practice. If we need to obtain additional rights, but are unable to procure them our planned operations may be adversely affected.

We have a limited number of prospects. As a result, our chances of conducting viable mining operations are dependent upon the success of one project.

Our only current properties are the El Chanate concessions and our Leadville properties. At present, we are not doing any substantive work at our Leadville properties and, in fact, have written these properties off. Accordingly, we are dependent upon the success of the El Chanate concessions.

Gold prices can fluctuate on a material and frequent basis due to numerous factors beyond our control. If and when we commence production, our ability to generate profits from operations could be materially and adversely affected by such fluctuating prices.

The profitability of any gold mining operations in which we have an interest will be significantly affected by changes in the market price of gold. Gold prices fluctuate on a daily basis. During the first five months of 2007, the spot price for gold on the London Exchange has fluctuated between $608.30 and $691.40 per ounce. During 2006, the spot price for gold on the London Exchange fluctuated between $524.75 and $725.00 per ounce. Gold prices are affected by numerous factors beyond our control, including:

•	the level of interest rates,
•	the rate of inflation,
•	central bank sales,
•	world supply of gold and
•	stability of exchange rates.

Each of these factors can cause significant fluctuations in gold prices. Such external factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The price of gold has historically fluctuated widely and, depending on the price of gold, revenues from mining operations may not be sufficient to offset the costs of such operations.

We may not be successful in hedging against gold price and interest rate fluctuations and may incur mark to market losses and lose money through our hedging programs.

We have entered into metals trading transactions to hedge against fluctuations in gold prices, using call option purchases and forward sales, and have entered into various interest rate swap agreements. The terms of our Credit Facility with Standard Bank require that we utilize various price hedging techniques to hedge a portion of the gold we plan to produce at the El Chanate Project and hedge at least 50% of our outstanding loan balance. There can be no assurance that we will be able to successfully hedge against gold price and interest rate fluctuations.

Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Hedging instruments that protect against metals market price volatility may prevent us from realizing the full benefit from subsequent increases in market prices with respect to covered production, which would cause us to record a mark-to-market loss, decreasing our revenues and profits. Hedging contracts also are subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition, results of operations and cash flows.

We were not in production on March 30, 2007, the first date upon which we were required to settle a forward sale of 5,285 oz of gold with Standard Bank. Rather than modifying the original Gold Price Protection agreement with Standard Bank to satisfy this forward sale obligation, we opted for a net cash settlement between the call option purchase price of $535 and the forward sale price of $500, or $35.00 per oz. We paid Standard Bank approximately $185,000 due to this settlement with a corresponding reduction in our derivative liability. Going forward, we expect to settle our forward sales at a time when the El Chanate Project is in production. If we are unable for any reason to deliver the quantity of gold required by our forward sales, we may need to net cash settle these forward sales as we did on March 30, 2007, by paying Standard Bank the difference between the call option purchase price and the forward sale price. We will not be able to deliver the quantity of gold required by our forward sale as of June 30, 2007, and therefore, will be required to net cash settle this forward sale or amend the gold price protection agreement. The approximate cost of a net cash settlement would be $275,000; however, we believe we will be able to deliver the quantity of gold required by our forward sales on a going forward basis. Continued financial settlement in cash of the forward sales could have a material adverse effect on our financial condition and cash flows.

Our material property interests are in Mexico. Risks of doing business in a foreign country could adversely affect our results of operations and financial condition.

We face risks normally associated with any conduct of business in a foreign country with respect to our El Chanate Project in Sonora, Mexico, including various levels of political and economic risk. The occurrence of one or more of these events could have a material adverse impact on our efforts or operations which, in turn, could have a material adverse impact on our cash flows, earnings, results of operations and financial condition. These risks include the following:

•	labor disputes,
•	invalidity of governmental orders,
•	uncertain or unpredictable political, legal and economic environments,
•	war and civil disturbances,
•	changes in laws or policies,
•	taxation,
•	delays in obtaining or the inability to obtain necessary governmental permits,
•	governmental seizure of land or mining claims,
•	limitations on ownership,
•	limitations on the repatriation of earnings,
•	increased financial costs,

•	import and export regulations, including restrictions on the export of gold, and
•	foreign exchange controls.

These risks may limit or disrupt the project, restrict the movement of funds or impair contract rights or result in the taking of property by nationalization or expropriation without fair compensation.

We anticipate selling gold in U.S. dollars; however, we incur a significant amount of our expenses in Mexican pesos. If and when we sell gold, if applicable currency exchange rates fluctuate our revenues and results of operations may be materially and adversely affected.

If and when we commence sales of gold, such sales will be made in U.S. dollars. We incur a significant amount of our expenses in Mexican pesos. As a result, our financial performance would be affected by fluctuations in the value of the Mexican peso to the U.S. dollar.

Changes in regulatory policy could adversely affect our exploration and future production activities.

Any changes in government policy may result in changes to laws affecting:

•	ownership of assets,
•	land tenure,
•	mining policies,
•	monetary policies,
•	taxation,
•	rates of exchange,
•	environmental regulations,
•	labor relations,
•	repatriation of income and/or
•	return of capital.

Any such changes may affect our ability to undertake exploration and development activities in respect of future properties in the manner currently contemplated, as well as our ability to continue to explore, develop and operate those properties in which we have an interest or in respect of which we have obtained exploration and development rights to date. The possibility, particularly in Mexico, that future governments may adopt substantially different policies, which might extend to expropriation of assets, cannot be ruled out.

Compliance with environmental regulations could adversely affect our exploration and future production activities.

With respect to environmental regulation, future environmental legislation could require:

•	stricter standards and enforcement,
•	increased fines and penalties for non-compliance,
•	more stringent environmental assessments of proposed projects and
•	a heightened degree of responsibility for companies and their officers, directors and employees.

There can be no assurance that future changes to environmental legislation and related regulations, if any, will not adversely affect our operations. We could be held liable for environmental hazards that exist on the properties in which we hold interests, whether caused by previous or existing owners or operators of the properties. Any such liability could adversely affect our business and financial condition.

We have insurance against losses or liabilities that could arise from our operations with the exception of our processing plant which is not yet fully operational. We will obtain this insurance when the processing plant is commissioned for use. If we incur material losses or liabilities in excess of our insurance coverage, our financial position could be materially and adversely affected.

We are in the process of commencing mining operations. Mining operations involve a number of risks and hazards, including:

•	environmental hazards,
•	industrial accidents,
•	metallurgical and other processing,
•	acts of God, and/or
•	mechanical equipment and facility performance problems.

Such risks could result in:

•	damage to, or destruction of, mineral properties or production facilities,
•	personal injury or death,
•	environmental damage,
•	delays in mining,
•	monetary losses and /or
•	possible legal liability.

Industrial accidents could have a material adverse effect on our future business and operations. While we do not have insurance coverage on our processing plant, we anticipate obtaining such coverage when this plant is fully commissioned. We currently maintain general liability, auto and property insurance coverage. We cannot be certain that the insurance we have (and will have) in place will cover all of the risks associated with mining or that we will be able to maintain insurance to cover these risks at economically feasible premiums. We also might become subject to liability for pollution or other hazards which we cannot insure against or which we may elect not to insure against because of premium costs or other reasons. Losses from such events may have a material adverse effect on our financial position.

Calculation of reserves and metal recovery dedicated to future production is not exact, might not be accurate and might not accurately reflect the economic viability of our properties.

Reserve estimates may not be accurate. There is a degree of uncertainty attributable to the calculation of reserves, resources and corresponding grades being dedicated to future production. Until reserves or resources are actually mined and processed, the quantity of reserves or resources and grades must be considered as estimates only. In addition, the quantity of reserves or resources may vary depending on metal prices. Any material change in the quantity of reserves, resource grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that mineral recoveries in small scale laboratory tests will be duplicated in large tests under on-site conditions or during production.

We are dependent on the efforts of certain key personnel and contractors to develop our El Chanate Project.  If we lose the services of these personnel and contractors and we are unable to replace them, our planned operations at our El Chanate Project may be disrupted and/or materially adversely affected.

We are dependent on a relatively small number of key personnel, including but not limited to John Brownlie, Chief Operating Officer, who oversees the El Chanate Project, the loss of any one of whom could have an adverse effect on us. We are also dependent upon Sinergia to provide mining services.  Sinergia commenced mining operations on March 25, 2007, and remains in the pre-production phase of the mining contract.  Sinergia continues to mobilize portions of its mining fleet to the site; however, its mining fleet is not new. If we lose the services of our key personnel, or if Sinergia is unable to effectively mobilize and maintain its fleet, our planned operations at our El Chanate Project may be disrupted and/or materially adversely affected.

There are uncertainties as to title matters in the mining industry. We believe that we have good title to our properties; however, any defects in such title that cause us to lose our rights in mineral properties could jeopardize our planned business operations.

We have investigated our rights to explore, exploit and develop our concessions in manners consistent with industry practice and, to the best of our knowledge, those rights are in good standing. However, we cannot assure that the title to or our rights of ownership in the El Chanate concessions will not be challenged or impugned by third parties or governmental agencies. In addition, there can be no assurance that the concessions in which we have an interest are not subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects. Any such defects could have a material adverse effect on us.

Should we successfully commence mining operations in Mexico, our ability to remain profitable long term, should we become profitable, eventually will depend on our ability to find, explore and develop additional properties. Our ability to acquire such additional properties will be hindered by competition. If we are unable to acquire, develop and economically mine additional properties, we most likely will not be able to be profitable on a long-term basis.

Gold properties are wasting assets. They eventually become depleted or uneconomical to continue mining. The acquisition of gold properties and their exploration and development are subject to intense competition. Companies with greater financial resources, larger staffs, more experience and more equipment for exploration and development may be in a better position than us to compete for such mineral properties. If we are unable to find, develop and economically mine new properties, we most likely will not be able to be profitable on a long-term basis.

Our ability on a going forward basis to discover additional viable and economic mineral reserves is subject to numerous factors, most of which are beyond our control and are not predictable. If we are unable to discover such reserves, we most likely will not be able to be profitable on a long-term basis.

Exploration for gold is speculative in nature, involves many risks and is frequently unsuccessful. Few properties that are explored are ultimately developed into commercially producing mines. As noted above, our long-term profitability will be, in part, directly related to the cost and success of exploration programs. Any gold exploration program entails risks relating to

•	the location of economic ore bodies,
•	development of appropriate metallurgical processes,
•	receipt of necessary governmental approvals and
•	construction of mining and processing facilities at any site chosen for mining.

The commercial viability of a mineral deposit is dependent on a number of factors including:

•	the price of gold,
•	the particular attributes of the deposit, such as its
o	size,
o	grade and
o	proximity to infrastructure,
•	financing costs,
•	taxation,

•	royalties,
•	land tenure,
•	land use,
•	water use,
•	power use,
•	importing and exporting gold and
•	environmental protection.

The effect of these factors cannot be accurately predicted.

Risks related to ownership of our stock

There is a limited market for our common stock. If a substantial and sustained market for our common stock does not develop, our stockholders may have difficulty selling, or be unable to sell, their shares.

Our common stock is tradable in the United States in the over-the-counter market and is quoted on the Over-The-Counter Bulletin Board and our shares of common stock trade on the Toronto Stock Exchange. There is only a limited market for our common stock and there can be no assurance that this market will be maintained or broadened. If a substantial and sustained market for our common stock does not develop, our stockholders may have difficulty selling, or be unable to sell, their shares.

Our stock price may be adversely affected if a significant amount of shares, including those offered herein, are sold in the public market.

As of June 19, 2006, approximately 82,712,341 shares of our common stock, constituted "restricted securities" as defined in Rule 144 under the Securities Act of 1933. We have registered herein and in prior registration statements more than half of these shares for public resale. In addition, we have registered herein and in prior registration statements 23,906,542 shares of common stock issuable upon the exercise of outstanding warrants and options. All of the foregoing shares, assuming exercise of all of the above options and warrants, would represent in excess of 50% of the then outstanding shares of our common stock. Registration of the shares permits the sale of the shares in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. To the extent the exercise price of the warrants or options is less than the market price of the common stock, the holders of the warrants are likely to exercise them and sell the underlying shares of common stock and to the extent that the exercise prices of these securities are adjusted pursuant to anti-dilution protection, the securities could be exercisable or convertible for even more shares of common stock.  We also may issue shares to be used to meet our capital requirements or use shares to compensate employees, consultants and/or directors. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market could cause the market price for our common stock to decrease. Furthermore, a decline in the price of our common stock would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

We do not intend to pay cash dividends in the near future.

Our board of directors determines whether to pay cash dividends on our issued and outstanding shares. The declaration of dividends will depend upon our future earnings, our capital requirements, our financial condition and other relevant factors. Our board does not intend to declare any dividends on our shares for the foreseeable future. We anticipate that we will retain any earnings to finance the growth of our business and for general corporate purposes.

Provisions of our Certificate of Incorporation, By-laws and Delaware law could defer a change of our management which could discourage or delay offers to acquire us.

Provisions of our Certificate of Incorporation, By-laws and Delaware law may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. For example, our Certificate of Incorporation allows us to issue different series of shares of common stock without any vote or further action by our stockholders and our Board of Directors has the authority to fix and determine the relative rights and preferences of such series of common stock. As a result, our Board of Directors could authorize the issuance of a series of common stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of other common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of other series of our common stock.

If our common stock is deemed to be a "penny stock," trading of our shares would be subject to special requirements that could impede our stockholders' ability to resell their shares.

Generally, "penny stocks" as that term is defined in Rule 3a51-1 of the Securities and Exchange Commission are stocks:

i.	with a price of less than five dollars per share; or
ii.	of issuers with net tangible assets equal to or less than
▪	-$2,000,000 if the issuer has been in continuous operation for at least three years; or
▪	-$5,000,000 if in continuous operation for less than three years, or
▪	of issuers with average revenues of less than $6,000,000 for the last three years.

Our common stock is not currently a penny stock because we have net tangible assets of more than $2,000,000. Should our net tangible assets drop below $2,000,000 and we do not meet any of the other criteria for exclusion of our common stock from the definition of penny stock, our common stock will be a penny stock.

Section 15(g) of the Exchange Act, and Rule 15g-2 of the Securities and Exchange Commission, require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Moreover, Rule 15g-9 of the Securities and Exchange Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer:

i.	to obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;
ii.
to determine reasonably, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions;

iii.	to provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and
iv.	to receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives.

Should our common stock be deemed to be a penny stock, compliance with the above requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them.

FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

Certain statements in this prospectus constitute “forwarding-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. All statements other than statements of historical fact, included in this prospectus regarding our financial position, business and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding exploration, costs, grade, production and recovery rates, permitting, financing needs and the availability of financing on acceptable terms or other sources of funding are all forward-looking in nature.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to, the risk factors discussed above, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and other factors referenced in this prospectus. We do not undertake and specifically decline any obligation to publicly release the results of any revisions which may be made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

Proceeds, if any, from stockholders exercising some or all of the warrants and options will be used for future exploration and/or acquisitions and for working capital.

DIVIDEND POLICY

We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol " CGLD. "

The following table sets forth the range of high and low closing bid quotes of our common stock per quarter for the past two fiscal years and the first three fiscal quarters of the year ending July 31, 2007 as reported by the OTC Bulletin Board (which reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessary represent actual transactions).

Quarter Ending	High	and	Low
April 30, 2007	0.47		0.37
January 31, 2007	0.41		0.31
October 31, 2006	0.33		0.28

July 31, 2006	0.43		0.32
April 30, 2006	0.39		0.33
January 31, 2006	0.42		0.28
October 31, 2005	0.27		0.17

July 31, 2005	0.24		0.16
April 30, 2005	0.40		0.17
January 31, 2005	0.39		0.23
October 31, 2004	0.33		0.19

As of March 22, 2006, our common stock began trading on the Toronto Stock Exchange under the symbol "CGC." The high and low trading prices for our Common stock for the periods indicated below are as follows:

Period Ending	High	and	Low
	US$/CDN$		US$/CDN$
Quarter ended April 30, 2007	0.52/0.60		0.36/0.42
Quarter ended January 31, 2007	0.42/0.49		0.27/0.31
Quarter ended October 31, 2006	0.36/0.40		0.28/0.32
Quarter ended July 31, 2006	0.49/0.55		0.28/0.32
March 22 2006 - April 30, 2006	0.44/0.50		0.33/0.37

The last reported sales price per share of our common stock as reported by the OTC Bulletin Board on June 19, 2007, was $0.40. On June 19, 2007, the closing price of our common stock on the TSX was $0.43 CDN (approximately $0.40 USD). As of June 19, 2007, there were approximately 1,880 holders of record of our common stock not including holders in street name.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected historical consolidated financial information presented as of July 31, 2002, 2003, 2004, 2005 and 2006 and for each of the five years ended July 31, 2006 was derived from our audited consolidated financial statements. Our selected historical financial information presented as of April 30, 2006 and 2007 and for the nine month periods ended April 30, 2006 and 2007 are unaudited. Operating results for the nine months ended April 30, 2007 are not necessarily indicative of the results that may be expected for the year ending July 31, 2007. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included.

This information should be read in conjunction with the historical consolidated financial statements and related notes included herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Statements of Operations Data

	For the Years Ended
	July 31,
	2002	2003	2004	2005	2006
	(consolidated)	(consolidated)	(consolidated)	(consolidated)	(consolidated)
Revenues	$-	$-	$ - $ -	$-
Mine Expenses	$709,961	$1,028,899	$673,050	$851,374	$1,940,805
Selling, General and
Administrative	$639,652	$770,629	$687,722	$1,005,038	$2,135,493

Stocks and Warrants
Issued for Services	$222,338	$288,623	$379,033	$187,844	$89,391
Depreciation &
Amortization	$3,105	$-	$-	$7,431	$38,969
Total Other
Income (Expense)	$2,027,810	$(11,735)	$(950,005)	$46,005	$(600,034)
Minority Interest	$54,543	$180,625	$51,220	$-	$-
Write Down of Mining,
Milling and Other
Property and Equipment	$999,445	$-	$300,000	$-	$-
Net Loss	$(492,148)	$(1,919,261)	$(2,938,590)	$(2,005,682)	$(4,804,692)

	For the Nine months Ended
	April 30,
	2006	2007
	(consolidated)	(consolidated)
	(unaudited)	(unaudited)
Revenues	$-	$-
Mine Expenses	$1,528,653	$743,334
Selling, General and
Administrative	$1,377,104	$2,151,362
Stock & Warrants
Issued for Services	$6,585	$153,093
Exploration	$-	$581,395
Depreciation & Amortization	$27,000	$631,797
Total Other Income (Expense)	$(276,814)	$(1,222,586)
Net Loss	$(3,216,156)	$ (5,483,568)

Cash Flows Data
	For the Years Ended
	July 31,
	2002	2003	2004	2005	2006
	(consolidated)	(consolidated)	(consolidated)	(consolidated)	(consolidated)

Net Cash (Used) in Operations	$(1,094,098)	$(1,889,349)	$(1,423,372)	$(1,841,821)	$(8,720,598)
Net Cash Provided by (Used in)
Investing Activities	$670,886	$1,429,249	$2,992	$(712,868)	$(618,774)
Net Cash Provided by Financing
Activities	$511,453	$494,601	$1,362,776	$6,598,819	$(7,753,817)
Effects of Exchange
Rates on Cash	$ (2,728)	$62,476	$19,637	$28,975	$45,506
Net Increase (Decrease)
in Cash	$85,513	$96,977	$(37,967)	$4,073,105	$(1,540,050)

	For the Nine months Ended
	April 30,
	2006		2007
	(Consolidated)		(Consolidated)
	(Unaudited)		(Unaudited)
Net Cash Provided by
(Used in) Operating Activities	$	(8,042,665)	$ (243,808)
Net Cash Used in
Investing Activities	$	(238,801)	$(15,608,385)
Net Cash Provided By
(Used In) Financing Activities	$	(7,940,844)	$20,393,614
Effects of Exchange
Rates on Cash	$	(40,776)	$262,265
Net Increase (Decrease) in
Cash and Cash Equivalents	$	(381,398)	$4,803,686

	Balance Sheet Data
	As of July 31,
	2002	2003	2004	2005	2006
	(consolidated)	(consolidated)	(consolidated)	(consolidated)	(consolidated)
Cash and Cash Equivalents	$149,433	$246,410	$208,443	$4,281,548	$2,741,498
Total Current Assets	$1,659,888	$359,960	$387,098	$4,522,807	$7,647,169
Mining Concessions	$-	$-	$44,780	$70,104 $	70,104
Property and Equipment (Net)	$346,378	$344,780	$-	$650,941	$1,035,972
Intangible Assets (Net)	$-	$-	$-	$17,842	$13,800
Total Assets	$2,056,851	$761,607	$485,753	$5,551,871	$9,545,580
Total Current Liabilities	$467,017	$254,299	$204,159	$282,816	$615,643
Total Long-term Liabilities	$-	$-	$-	$-	$-
Stockholders’ Equity	$1,622,119	$651,000	$281,594	$5,269,055	$8,929,937

	As of April 30
	2006	2007
	(consolidated)	(consolidated)
	(unaudited)	(unaudited)
Cash & Cash Equivalents	$3,900,150	$7,545,184
Total Current Assets	$8,676,720	$10,718,666
Mining Concessions	$70,104	$70,104
Intangible Assets (Net)	$14,833	$580,267
Property and Equipment (Net)	$986,435	$15,749,270
Total Assets	$10,535,564	$27,854,550
Total Current Liabilities	$462,992	$1,360,166
Total Long-term Liabilities	$-	$13,227,776
Stockholders’ Equity	$10,072,572	$13,266,608

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and plan of operations contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Result of Operations

Nine months Ended April 30, 2007 compared to Nine months Ended April 30, 2006

Net Loss

Our net loss for the nine months ended April 30, 2007 was approximately $5,484,000, an increase of approximately $2,267,000 or 71% from the nine months ended April 30, 2006. As discussed below, the primary reasons for the increase in loss during the nine months ended April 30, 2007 were: 1) an increase in selling, general and administrative expenses of approximately $774,000; 2) an increase in depreciation and amortization expense of approximately $605,000; 3) an increase in exploration expenditures of approximately $581,000; 4) losses of approximately $485,000 in the 2007 period due to the change in fair value of our derivative instruments; and 5) an increase in interest expense of approximately $485,000. These increases in loss were offset by a decrease in mine expenses of approximately $785,000 due to higher planning and engineering costs being expensed in the prior period. Net loss per share was $.04 and $.03 for the nine months ended April 30, 2007 and 2006, respectively.

Revenues

We generated no revenues from mining operations during the nine months ended April 30, 2007 and 2006. There were de minimis non-operating revenues during the nine months ended April 30, 2007 and 2006 of approximately $98,000 and $85,000, respectively. These non-operating revenues primarily represent interest income.

Mine Expenses

Mine expenses during the nine months ended April 30, 2007 were $743,000, a decrease of $785,000 or 51% from the nine months ended April 30, 2006. Mine expenses were lower in the 2007 versus the same period a year earlier primarily due to higher engineering and planning costs related to our El Chanate Project being expensed in the prior period.

Selling, General and Administration Expense

Selling, general and administrative expenses during the nine months ended April 30, 2007 were $2,151,000, an increase of approximately $774,000 or 56% from the nine months ended April 30, 2006. The increase in selling, general and administrative expenses resulted primarily from higher salaries and wages, higher professional and consulting fees as well as an increase in insurance costs versus the same period a year earlier.

Stocks and Warrants Issued for Services

Stocks and warrants issued for services during the nine months ended April 30, 2007 were $153,000 as compared to $7,000 in costs for the same period a year earlier. This increase primarily resulted from the issuance of stock options to our independent directors, SEC counsel, and outside Canadian Counsel as well as an issuance of shares of common stock to an independent contractor for services provided related to our El Chanate project.

Exploration Expense

Exploration expense during the nine months ended April 30, 2007 was approximately $581,000. There were no exploration expenses during the nine months ended April 30, 2006. The primary reason for the increase can be attributed to our 72-hole drilling campaign to determine additional proven and probable gold reserves at the El Chanate Project. The 72 holes totaled approximately 8,200 meters, and are positioned to fill in gaps in the ore body and test the outer limits of the currently known ore zones. We have received all of the assayed samples. See “Current Status of El Chanate” in “Our Business” below.

Depreciation and Amortization

Depreciation and amortization expense during the nine months ended April 30, 2007 and 2006 was approximately $632,000 and $27,000, respectively. The primary reason for the increase was due to amortization charges on deferred financing costs resulting from the Credit Facility entered into in August 2006 with Standard Bank Plc. This accounted for approximately $604,000 of the increase in the 2007 period versus the same period a year ago.

Other Income and Expense

Our loss on the change in fair value of derivative instruments during the nine months ended April 30, 2007 and 2006, was approximately $847,000 and $362,000, respectively. This was primarily due to us entering into two identically structured derivative contracts with Standard Bank in March 2006. Each derivative consisted of a series of forward sales of gold and a purchase gold cap. We agreed to sell a total volume of 121,927 ounces of gold forward to Standard Bank at a price of $500 per ounce on a quarterly basis during the period from March 2007 to September 2010. We also agreed to a purchase gold cap on a quarterly basis during this same period and at identical volumes covering a total volume of 121,927 ounces of gold at a price of $535 per ounce. While the period of the derivative contracts has commenced, we do not anticipate any material adverse effect from the fact that we have not commenced to sell gold because the price of gold is substantially above $535 per ounce. Under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), these contracts must be carried on the balance sheet at their fair value, with changes to the fair value of these contracts reflected as Other Income or Expense. These contracts were not designated as hedging derivatives; and therefore, special hedge accounting does not apply.

The first derivative was entered into on March 1, 2006 for a premium of $550,000; and the second was entered into on March 30, 2006 for a premium of $250,000. The gold price rose sharply in second quarter 2006, and was the primary reason for the decrease in premium on the derivative contracts. The change in fair value during the nine months ended April 30, 2007 reduced the carrying value on these derivative contracts by approximately $847,000, and was reflected as an other expense during the 2007 period.

Interest expense was approximately $473,000 for the nine months ended April 30, 2007 versus no such expense for the same period in 2006. This increase was mainly due to interest expense associated with our outstanding balances on our draw downs associated with the Credit Facility entered into in August 2006 with Standard Bank Plc related to project costs for our El Chanate Project.

Changes in Foreign Exchange Rates

During the nine months ended April 30, 2007, we recorded equity adjustments from foreign currency translations of approximately $262,000. These translation adjustments are related to changes in the rates of exchange between the Mexican Peso and the US dollar.

Fiscal year ended July 31, 2006 compared to fiscal year ended July 31, 2005

Net Loss

Our net loss for the year ended July 31, 2006 was approximately $4,805,000, an increase of approximately $2,799,000 or 140% from the fiscal year ended July 31, 2005. The primary reasons for the increase in loss during the fiscal year ended July 31, 2006 was due to 1) an increase in mine related expenditures of approximately $1,090,000 in the current period, 2) an increase in selling, general and administrative expenses of approximately $1,130,000 as compared to the same period a year ago, 3) losses of approximately $582,000 in the current period due to the change in fair value of our derivative instruments, 4) loss on sale of equipment in the current period of approximately $202,000, including commission paid, and 5) increase in stock compensation expense in the current period as compared to a year ago. Net loss per share was $0.04 and $0.03 for the fiscal year ended July 31, 2006 and 2005, respectively.

Revenues

We generated no revenues from mining operations during the fiscal years ended July 31, 2006 and 2005. There were de minimis non-operating revenues during the fiscal year ended July 31, 2006 and 2005 of approximately $184,000 and $46,000, respectively. These non-operating revenues primarily represent interest and miscellaneous income.

Mine Expenses

Mine expenses during the fiscal year ended July 31, 2006 were $1,941,000, an increase of $1,090,000 or 128% from the fiscal year ended July 31, 2005. The increase in mine expenses was primarily due to an increase in professional, engineering and consulting costs over the same period a year ago as we ramped up our engineering and planning on our El Chanate Project for production. Our ability to ramp up these activities was due to our receipt of significant funds from our financing activities.

Selling, General and Administration Expense

Selling, general and administrative expenses during the fiscal year ended July 31, 2006 were $2,135,000, an increase of $1,130,000 or 112% from the fiscal year ended July 31, 2005. The increase in selling, general and administrative expenses resulted primarily from an increase in professional and consulting fees related to investor relations and accounting, listing fees with the TSX and travel expenses incurred during the fiscal year ended July 31, 2006. The increase also resulted from charges related to options granted to employees during the current period of approximately $272,000 due to the adoption of SFAS 123R.

Stock and Warrants Issued for Services

Stock based compensation during the fiscal years ended July 31, 2006 and 2005 was approximately $89,000 and $188,000, respectively. These charges resulted from options granted to non-employees for services rendered during the fiscal years ended July 31, 2006 and 2005.

Depreciation and Amortization

Depreciation and amortization expenses during the fiscal years ended July 31, 2006 and 2005 were approximately $39,000 and 7,000, respectively. The primary reason for the increase was due to the addition of property and equipment placed into service during the 2006 period, mostly related to the El Chanate Project.

Other Expense

Other expense during the fiscal year ended July 31, 2006, was approximately $782,000. This was primarily due to us entering into two identically structured derivative contracts with Standard Bank in March 2006. Each derivative consisted of a series of forward sales of gold and a purchase gold cap. We agreed to sell a total volume of 121,927 ounces of gold forward to Standard Bank at a price of $500 per ounce on a quarterly basis during the period from March 2007 to September 2010. We also agreed to a purchase gold cap on a quarterly basis during this same period and at identical volumes covering a total volume of 121,927 ounces of gold at a price of $535 per ounce. Under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), these contracts must be carried on the balance sheet at their fair value, with changes to the fair value of these contracts reflected as Other Income or Expense. These contracts were not designated as hedging derivatives; and therefore, special hedge accounting does not apply.

The first derivative was entered into on March 1, 2006 for a premium of $550,000; and the second was entered into on March 30, 2006 for a premium of $250,000. The gold price rose sharply in second quarter 2006, and was the primary reason for the decrease in premium on the derivative contracts. The change in fair value during the fiscal year ended July 31, 2006 reduced the carrying value on these derivative contracts by approximately $582,000, and was reflected as an other expense during the current period. There was no such transactions entered into during the same period in 2005.

During the fiscal year ended July 31, 2006, we also sold our Equipment Held for Resale and received proceeds, net of commissions, of $192,000. We recorded a loss on sale of this equipment of approximately $202,000.

Loss from Changes in Foreign Exchange Rates

During the fiscal year ended July 31, 2006, we recorded equity adjustments from foreign currency translations of approximately $49,000. These translation adjustments are related to changes in the rates of exchange between the Mexican Peso and the US dollar.

Liquidity and Capital Resources; Plan of Operations

As of April 30, 2007, we had working capital of approximately $9,359,000, compared to $7,031,500 as of July 31, 2006, an increase of $2,327,500. Cash used in operating activities for the nine months ended April 30, 2007 was approximately $244,000, which primarily represents cash costs of our mining operation at El Chanate for the month of April 2007. Cash used in investing activities for the nine months ending April 30, 2007, amounted to $15,608,000, primarily from the purchase and erection of property, plant and equipment related to our El Chanate Project. Cash provided by financing activities for the nine months ended April 30, 2007 amounted to $20,394,000, primarily from proceeds from our Credit Facility of $12,000,000 and approximately $8,655,000 in proceeds from the sale of common stock and exercising of warrants. Our plans over the next 12 months primarily include: 1) completing construction of the ADR plant and refinery; 2) completing the logging of assays received related to our drilling campaign, initiated in February 2007, designed to determine if an increase in our proven and probable gold reserves is warranted; 3) commencing gold production; and 4) possible exploration and/or acquisitions in northern Mexico. Mining operations at El Chanate began March 25, 2007, with revenues anticipated to begin by the end of our fiscal year ending July 31, 2007. We believe, but cannot assure, that we have sufficient available funds to cover our mining activities at El Chanate and general and administrative expenses until revenues from gold mining operations at El Chanate reach positive cash flow. We also anticipate that we have sufficient funds to conduct exploration/acquisition activities.

Historically, we have not generated any material revenues from operations and have been in a precarious financial condition. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have recurring losses from operations. Our primary source of funds during the nine months ended April 30, 2007 was from the sale and issuance of equity securities as well as proceeds from our Credit Facility with Standard Bank for the El Chanate Project. We anticipate that our operations and project costs through fiscal 2007 will be funded from the proceeds from our recent private placements and warrant exercises as well as our Credit Facility. The private placements of our securities and the Standard Bank Credit Facility are discussed below.

January 2007 Private Placements & Warrant Exercises

We closed two private placements in January 2007 pursuant to which we issued an aggregate of 12,561,667 units, each unit consisting of one share of our common stock and a warrant to purchase ¼ of a share of our common stock for proceeds of approximately $3,486,000, net of commissions of approximately $283,000. During the nine months ended April 30, 2007, we also received proceeds of approximately $5,169,523, from the exercising of an aggregate of 20,282,454 warrants issued in past private placements discussed below. The Warrant issued to each purchaser in the January 2007 Private Placement is exercisable for one share of our common stock, at an exercise price equal to $0.40 per share. Each Warrant has a term of eighteen months and is fully exercisable from the date of issuance. We issued to the placement agents eighteen month warrants to purchase up to an aggregate of 942,125 shares of our common stock at an exercise price of $0.30 per share. Such placement agent warrants are valued at approximately $142,000 using the Black-Scholes option pricing method.

In May 2007, we received proceeds of $233,500 from the exercising of an aggregate of 934,000 warrants issued in past private placements and $154,100 from the exercising of an aggregate of 700,455 warrants issued to officers, directors and an employee.

February 2006 Private Placements & Warrant Exercises

We closed two private placements in 2006 pursuant to which we issued an aggregate of 21,240,000 units, each unit consisting of one share of our common stock and a warrant to purchase ¼ of a share of our common stock for net proceeds of $4,999,500, net of commissions of $310,500. We also received net proceeds of $2,373,570, net of commissions of $206,430, from the exercising of 8,600,000 warrants in February 2006. The Warrant issued to each purchaser is exercisable for one share of our common stock, at an exercise price equal to $0.30 per share. Each Warrant has a term of eighteen months and is fully exercisable from the date of issuance. We issued to the placement agent in one of the placements eighteen month warrants to purchase up to 934,000 shares of our common stock at an exercise price of $0.25 per share. Such placement agent warrants are valued at approximately $189,000 using the Black-Scholes option pricing method.

February 2005 Private Placement

In the private placement that closed in February 2005, we issued 27,200,004 units, each unit consisting of one shares of our common stock and one common stock Purchase Warrant for an aggregate gross purchase price of approximately $6,800,000 and we received approximately $6,200,000 in net proceeds. The Warrant issued to each purchaser was originally exercisable for one share of our common stock, at an exercise price equal to $0.30 per share. We temporarily lowered the exercise price of the Warrants to $0.20 per shares for the period commencing on November 28, 2005 and ending on January 31, 2006, after which time the exercise price increased back to $0.30 per share   Each Warrant had a term of two years and was fully exercisable from the date of issuance. These warrants, to the extent that they were not exercised, expired in February 2007. We issued to the placement agent two year warrants to purchase up to 2,702,000 shares of our common stock at an exercise price of $0.25 per share. Such placement agent warrants are valued at approximately $414,000 using the Black-Scholes option pricing method. All of the warrants issued in conjunction with this private placement were either exercised or expired within the term limit.

Registration of Shares

Pursuant to our agreements with the purchasers in all of the above private placements we have registered the foregoing shares and shares issuable upon the exercise of the foregoing warrants for public resale. In this regard, the shares issued in the January 2007 Private Placement and the shares issuable upon exercise of the warrants issued in that placement have been registered for public resale in this registration statement. We also agreed to prepare and file all amendments and supplements necessary to keep the registration statements effective until the earlier of the date on which the selling stockholders may resell all the registrable shares covered by the registration statements without volume restrictions pursuant to Rule 144(k) under the Securities Act or any successor rule of similar effect and the date on which the selling stockholders have sold all the shares covered by the registration statements. If, subject to certain exceptions, sales of all shares registered from the 2005 Private Placement cannot be made pursuant to the registration statement, we will be required to pay to these selling stockholders in cash or, at our option, in shares, their pro rata share of 0.0833% of the aggregate market value of the registrable shares held by these selling stockholders for each month thereafter until sales of the registrable shares can again be made pursuant to the registration statement. In this regard, we paid $7,100 to the purchasers representing liquidated damages incurred during a period when that registration statement was not current. That registration statement was subsequently declared effective on January 30, 2006.

In addition, we agreed to have our common stock listed for trading on the Toronto Stock Exchange. If our common stock was not listed for trading on the Toronto Stock Exchange within 180 days after February 8, 2005, we were required to issue to the selling stockholders from the 2005 Private Placement an additional number of shares of our common stock that is equal to 20% of the number of shares acquired by them in the private placement. We did not timely list our shares on the Toronto Stock Exchange and, in August 2005, we issued 5,440,000 shares to these selling stockholders. We subsequently registered these 5,440,000 shares for public resale.

Project Finance Credit Facility

On August 15, 2006, we entered into a credit facility (the “Credit Facility”) involving our affiliate, Minera Santa Rita S. de R.L. de C.V. (“MSR”), and our wholly-owned subsidiary, Oro de Altar S. de R. L. de C.V. (“Oro”), as borrowers, us, as guarantor, and Standard Bank plc (“Standard Bank”), as the lender and the offshore account holder. Under the Credit Facility, MSR and Oro agreed to borrow money in an aggregate principal amount of up to US$12.5 million (the “Loan”) for the purpose of constructing, developing and operating our El Chanate Project (the “Mine”). We have guaranteed the repayment of the Loan and the performance of the obligations under the Credit Facility. The Loan is scheduled to be repaid in fourteen quarterly payments with the first principal payment due after certain Mine start-up production and performance criteria are satisfied, which we believe will occur in the first calendar quarter of 2008. The Loan bears interest at LIBOR plus 4.00%, with LIBOR interest periods of 1, 2, 3 or 6 months and with interest payable at the end of the applicable interest period.

The Credit Facility contains covenants customary for a project financing loan, including but not limited to restrictions (subject to certain exceptions) on incurring additional debt, creating liens on our property, disposing of any assets, merging with other companies and making any investments. We are required to meet and maintain certain financial covenants, including (i) a debt service coverage ratio of not less than 1.2 to 1.0, (ii) a projected debt service coverage ratio of not less than 1.2 to 1.0, (iii) a loan life coverage ratio of at least 1.6 to 1.0, (iv) a project life coverage ratio of at least 2.0 to 1.0 and (v) a minimum reserve tail. We are also required to maintain a certain minimum level of unrestricted cash, and upon meeting certain Mine start-up production and performance criteria, MSR and Oro will be required to maintain a specified amount of cash as a reserve for debt repayment.

The Loan is secured by all of the tangible and intangible assets and property owned by MSR and Oro pursuant to the terms of a Mortgage Agreement, a Non-Possessory Pledge Agreement, an Account Pledge Agreement and certain other agreements entered into in Mexico (the “Mexican Collateral Documents”). As additional collateral for the Loan, we, together with our subsidiary, Leadville Mining & Milling Holding Corporation, have pledged all of our ownership interest in MSR and Oro. In addition to these collateral arrangements, MSR and Oro are required to deposit all proceeds of the Loan and all cash proceeds received from operations and other sources in an offshore, controlled account with Standard Bank. Absent a default under the loan documents, MSR and Oro may use the funds from this account for specific purposes such as approved project costs and operating costs.

As part of the fee for entering into and closing the Credit Facility, we issued to Standard Bank 1,150,000 shares of our restricted common stock and a warrant for the purchase of 12,600,000 shares of our common stock at an exercise price of $0.317 per share, expiring on the earlier of (a) December 31, 2010 or (b) the date one year after the repayment of the Credit Facility. We recorded the issuance of the 1,150,000 shares of common stock and 12,600,000 warrants as deferred financing costs of approximately $351,000 and $3,314,000, respectively, as a reduction of stockholders' equity on our balance sheet. The issuance of 1,150,000 shares was recorded at the fair market value of our common stock at the closing date or $0.305 per share. The warrants were valued at approximately $3,314,000 using the Black-Scholes option pricing model and were reflected as deferred financing costs as a reduction of stockholders' equity on our balance sheet.

Previously, pursuant to the mandate and commitment letter for the facility, we issued to Standard Bank 1,000,000 shares of our restricted common stock and a warrant for the purchase of 1,000,000 shares of our common stock at an exercise price of $0.32 per share, expiring on the earlier of (a) December 31, 2010 or (b) the date one year after the repayment of the Credit Facility. We recorded the issuance of the 1,000,000 shares of common stock as deferred financing costs of approximately $270,000 as a reduction of stockholders' equity on our balance sheet as of July 31, 2006. The issuance of these shares was recorded at the fair market value of our common stock at the commitment letter date or $0.27 per share. In addition, the warrants were valued at approximately $253,000 using again the Black-Scholes option pricing model and were reflected as deferred financing costs as a reduction of stockholders' equity on our balance sheet as of July 31, 2006. We have registered for public resale the 2,150,000 shares issued to Standard Bank and the 13,600,000 shares issuable upon exercise of warrants issued to Standard Bank.

In March 2006, we entered into a gold price protection arrangement with Standard Bank to protect us against future fluctuations in the price of gold. We agreed to a series of gold forward sales and call option purchases in anticipation of entering into the Credit Facility. Under the price protection agreement, we have agreed to sell a total volume of 121,927 ounces of gold forward to Standard Bank at a price of $500 per ounce on a quarterly basis during the period from March 2007 to September 2010. We will also purchase call options from Standard Bank on a quarterly basis during this same period covering a total volume of 121,927 ounces of gold at a price of $535 per ounce. We paid a fee to Standard Bank in connection with the price protection agreement. In addition, we provided aggregate cash collateral of approximately $4.3 million to secure our obligations under this agreement. The cash collateral was returned to us after the Credit Facility was executed in August 2006.

Between October 11, 2006 and May 1, 2007, we drew down the full amount of $12,500,000 from the Credit Facility with Standard Bank. We used substantially all of these proceeds for the development of our El Chanate Project. We also used some of these funds to repurchase of the 5% net profits interest formerly held by FG.

On October 11, 2006, prior to our initial draw on the Credit Facility, we entered into interest rate swap agreements in accordance with the terms of the Credit Facility, which requires that we hedge at least 50 percent of our outstanding debt under this facility. The agreements entered into cover $9,375,000 or 75% of the outstanding debt. Both swaps covered this same notional amount of $9,375,000, but over different time horizons. The first covered the six months commencing October 11, 2006 and a termination date of March 31, 2007 and the second covering the period from March 30, 2007 and a termination date of December 31, 2010. We intend to use discretion in managing this risk as market conditions vary over time, allowing for the possibility of adjusting the degree of hedge coverage as we deem appropriate. However, any use of interest rate derivatives will be restricted to use for risk management purposes.

While we believe that we have adequate funds to cover our financial requirements until such time as mining operations at the El Chanate Project generate positive cash flow, if we encounter unexpected problems and we are unable to generate positive cash flow in a timely manner, we may need to raise additional capital. We also may need to raise additional capital for property acquisition and exploration. To the extent that we need to obtain additional capital, management intends to raise such funds through the sale of our securities and/or joint venturing with one or more strategic partners. We cannot assure that adequate additional funding, if needed, will be available. If we need additional capital and we are unable to obtain it from outside sources, we may be forced to reduce or curtail our operations or our anticipated exploration activities. Please see “We lack operating cash flow and, historically, have relied on external funding sources. While we anticipate revenues from mining operations at El Chanate and we believe that we have adequate funds to permit us to reach positive cash flow from such operations, if we encounter unexpected problems and we are unable to generate positive cash flow in a timely manner, we may need to raise additional capital. If additional capital is required and we are unable to obtain it from outside sources, we may be forced to reduce or curtail our operations or our anticipated exploration activities.” in “Risk Factors.”

Environmental and Permitting Issues

Management does not expect that environmental issues will have an adverse material effect on our liquidity or earnings. In Mexico, although we must continue to comply with laws, rules and regulations concerning mining, environmental, health, zoning and historical preservation issues, we are not aware of any significant environmental concerns or existing reclamation requirements at the El Chanate concessions. We received the required Mexican government permits for construction, mining and processing the El Chanate ores in January 2004. The permits were extended in June 2005. Pursuant to the extensions, once we file a notice that work has commenced, we have one year to prepare the site and construct the mine and seven years to mine and process ores from the site. We filed the notice on June 1, 2006. We received the explosive permit from the government in August 2006. This permit, as extended, expires on December 31, 2007.

We own properties in Leadville, Colorado for which we have recorded an impairment loss. Part of the Leadville Mining District has been declared a federal Superfund site under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Superfund Amendments and Reauthorization Act of 1986. Several mining companies and one individual were declared defendants in a possible lawsuit. We were not named a defendant or Principal Responsible Party. We did respond in full detail to a lengthy questionnaire prepared by the Environmental Protection Agency ("EPA") regarding our proposed procedures and past activities in November 1990. To our knowledge, the EPA has initiated no further comments or questions.

We do include in all our internal revenue and cost projections a certain amount for environmental and reclamation costs on an ongoing basis. This amount is determined at a fixed amount of $0.13 per metric tonne of material to be mined on a continual, ongoing basis to provide primarily for reclaiming tailing disposal sites and other reclamation requirements. No assurance can be given that environmental regulations will not be changed in a manner that would adversely affect our planned operations. We have estimated the reclamation costs for the El Chanate site to be approximately $2,300,000. Reclamation costs are allocated to expense over the life of the related assets (7 year mine life) and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and abandonment costs. The asset retirement obligation is based on when the spending for an existing environmental disturbance and activity to date will occur. We review, on an annual basis, unless otherwise deemed necessary, the asset retirement obligation at each mine site.

Contractual Obligations

Lease Commitments

We occupy office space in New York City under a non cancelable operating lease that commenced on September 1, 2002 and terminates on August 31, 2007. In addition to base rent, the lease calls for payment of utilities and other occupancy costs. The approximate future minimum payments under this lease as of April 30, 2007 were $17,000.

Rent expense under the office lease in New York City was approximately $63,000 and $63,000 for the years ended July 31, 2006 and 2005, respectively. Rent Expense for the nine months ended April 30, 2007 and 2006 was $41,000 and $36,000, respectively.

In June 2006, MSR retained the contracting services of a Mexican subsidiary of M3 Engineering & Technology Corporation (“M3M”) to provide EPCM (engineering procurement construction management) services. M3M is supervising the construction and integration of the various components necessary to commence production at the El Chanate Project. The contracted services shall not exceed $1,200,000 and the contract is based on the EPCM services to be provided by M3M. As of June 19, 2007, approximately $844,000 has been incurred pursuant to the contract.

New Accounting Pronouncements

We adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48") effective January 1, 2007. The purpose of FIN 48 is to clarify and set forth consistent rules for accounting for uncertain tax positions in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The cumulative effect of applying the provisions of this interpretation are required to be reported separately as an adjustment to the opening balance of retained earnings in the year of adoption. The adoption of this standard did not have an impact on the financial condition or the results of our operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" ("FAS 155") - an amendment of FASB Statements No. 133 and 140. FAS 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), and SFAS No. 140 ("FAS 140"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", to permit fair value re-measurement of any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation. Additionally, FAS 155 seeks to clarify which interest-only strips and principal-only strips are not subject to the requirements of FAS 133 and to clarify that concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management does not believe the adoption of this standard will have a material impact on the financial condition or the results of our operations.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements,” This new standard provides guidance for using fair value to measure assets and liabilities. The FASB believes the standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

Currently, over 40 accounting standards within GAAP require (or permit) entities to measure assets and liabilities at fair value. Prior to Statement 157, the methods for measuring fair value were diverse and inconsistent, especially for items that are not actively traded. The standard clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the our mark-to-model value. Statement 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data.

Under Statement 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, Statement 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.

The provisions of Statement 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. Management does not believe the adoption of this standard will have a material impact in the financial condition or results of our operations.

On February 15, 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities, including not-for-profit organizations. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions".

The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. A not-for-profit organization will report unrealized gains and losses in its statement of activities or similar statement. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments.

Statement 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements.

Disclosure About Off-Balance Sheet Arrangements

On October 11, 2006, prior to the initial draw on our Credit Facility, we entered into interest rate swap agreements with total notional amounts of $18,750,000 in accordance with the terms of the Credit Facility. There was one six month swap contract totaling $9,375,000 (75% of the outstanding debt) with an effective date of October 11, 2006 and a termination date of March 31, 2007 and one three-year nine month swap contract totaling $9,375,000 (75% of the outstanding debt) with an effective date of March 30, 2007 and a termination date of December 31, 2010. These swaps were entered into for the purpose of hedging a portion of our variable interest expenses. Although we are required by our lenders to hedge at least 50% of the outstanding debt, we retain the authority to hedge a larger share of this exposure, and we will use discretion in managing this risk as market conditions vary over time. We only issue and/or hold derivative contracts for risk management purposes.

We do not have any other transactions, agreements or other contractual arrangements that constitute off-balance sheet arrangements.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include inventory, revenue recognition, property, plant and mine development, impairment of long-lived assets, accounting for equity-based compensation, environmental remediation costs and accounting for derivative and hedging activities.

Stockpiles, Ore on Leach Pads and Inventories

Costs that are incurred in or benefit the productive process are accumulated as stockpiles, ore on leach pads and inventories. Stockpiles, ore on leach pads and inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Write-downs of stockpiles, ore on leach pads and inventories, resulting from net realizable value impairments, will be reported as a component of Costs applicable to sales. The current portion of stockpiles, ore on leach pads and inventories is determined based on the expected amounts to be processed within the next 12 months. Stockpiles, ore on leach pads and inventories not expected to be processed within the next 12 months are classified as long-term. The major classifications are as follows:

Stockpiles

Stockpiles represent ore that has been mined and is available for further processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are allocated to stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead, depreciation, depletion and amortization relating to mining operations, and removed at each stockpile’s average cost per recoverable unit.

Ore on Leach Pads

The recovery of gold from certain gold oxide ores is achieved through the heap leaching process. Under this method, oxide ore is placed on leach pads where it is treated with a chemical solution, which dissolves the gold contained in the ore. The resulting “pregnant” solution is further processed in a plant where the gold is recovered. Costs are added to ore on leach pads based on current mining costs, including applicable depreciation, depletion and amortization relating to mining operations. Costs are removed from ore on leach pads as ounces are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad.

The estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover approximately 50% to 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.

Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process needs to be constantly monitored and estimates need to be refined based on actual results over time. Our operating results may be impacted by variations between the estimated and actual recoverable quantities of gold on its leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value will be accounted for on a prospective basis.

In-process Inventory

In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific processing facility, but include mill in-circuit, leach in-circuit, flotation and column cells, and carbon in-pulp inventories. In-process material will be measured based on assays of the material fed into the process and the projected recoveries of the respective plants. In-process inventories will be valued at the average cost of the material fed into the process attributable to the source material coming from the mines, stockpiles and/or leach pads plus the in-process conversion costs, including applicable depreciation relating to the process facilities incurred to that point in the process.

Precious Metals Inventory

Precious metals inventories will include gold doré and/or gold bullion. Precious metals that result from the Company’s mining and processing activities will be valued at the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs.

Concentrate Inventory

Concentrate inventories represent gold concentrate available for shipment. We will value concentrate inventory at the average cost, including an allocable portion of refinery support costs and refining depreciation. Costs will be added and removed to the concentrate inventory based on tons of concentrate and will be valued at the lower of average cost or net realizable value.

Materials and Supplies

Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

Property, Plant and Mine Development

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives, which do not exceed the related estimated mine lives, of such facilities based on proven and probable reserves.

Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property will be capitalized as incurred and are amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable ounces or pounds in proven and probable reserves. At our surface mine, these costs would include costs to further delineate the ore body and remove overburden to initially expose the ore body.

Major development costs incurred after the commencement of production will be amortized using the UOP method based on estimated recoverable ounces or pounds in proven and probable reserves. To the extent that these costs benefit the entire ore body, they will be amortized over the estimated life of the ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that area will be amortized over the estimated life of that specific ore block or area.

Impairment of Long-Lived Assets

We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected gold and other commodity prices (considering current and historical prices, price trends and related factors), production levels and operating costs of production and capital, all based on life-of-mine plans. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization other than proven and probable reserves and other material that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable minerals” refers to the estimated amount of gold or other commodities that will be obtained after taking into account losses during ore processing and treatment. Estimates of recoverable minerals from such exploration stage mineral interests are risk adjusted based on management’s relative confidence in such materials. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. Our estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, gold and other commodity prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.

Reclamation and Remediation Costs (Asset Retirement Obligations)

Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and abandonment costs. The asset retirement obligation is based on when the spending for an existing environmental disturbance and activity to date will occur. We review, on an annual basis, unless otherwise deemed necessary, the asset retirement obligation at our mine site in accordance with FASB FAS No. 143, “Accounting for Asset Retirement Obligations.”

Equity Based Compensation

In connection with offers of employment to our executives as well as in consideration for agreements with certain consultants, we issue options and warrants to acquire our common stock. Employee and non-employee awards are made in the discretion of the Board of Directors.

Effective February 1, 2006, we adopted the provisions of SFAS No. 123R. Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. We adopted the provisions of FAS 123R using a modified prospective application. Under this method, compensation cost is recognized for all share-based payments granted, modified or settled after the date of adoption, as well as for any unvested awards that were granted prior to the date of adoption. Prior periods are not revised for comparative purposes. Because we previously adopted only the pro forma disclosure provisions of SFAS 123, we will recognize compensation cost relating to the unvested portion of awards granted prior to the date of adoption, using the same estimate of the grant-date fair value and the same attribution method used to determine the pro forma disclosures under SFAS 123, except that forfeitures rates will be estimated for all options, as required by FAS 123R.

Accounting for Derivatives and Hedging Activities

We entered into two identically structured derivative contracts with Standard Bank in March 2006. Each derivative consisted of a series of forward sales of gold and a purchase gold cap. We agreed to sell a total volume of 121,927 ounces of gold forward to Standard Bank at a price of $500 per ounce on a quarterly basis during the period from March 2007 to September 2010. We also agreed to a purchase gold cap on a quarterly basis during this same period and at identical volumes covering a total volume of 121,927 ounces of gold at a price of $535 per ounce. Although these contracts are not designated as hedging derivatives, they serve an economic purpose of protecting us from the effects of a decline in gold prices. Because they are not designated as hedges, however, special hedge accounting does not apply. Derivative results are simply marked to market through earnings, with these effects recorded in other income or other expense, as appropriate under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”).

On October 11, 2006, prior to our initial draw on the Credit Facility, we entered into interest rate swap agreements in accordance with the terms of the Credit Facility, which requires that we hedge at least 50 percent of our outstanding debt under this facility. The agreements entered into cover $9,375,000 or 75% of the outstanding debt. Both swaps covered this same notional amount of $9,375,000, but over different time horizons. The first covered the six months commencing October 11, 2006 and a termination date of March 31, 2007 and the second covering the period from March 30, 2007 and a termination date of December 31, 2010. We intend to use discretion in managing this risk as market conditions vary over time, allowing for the possibility of adjusting the degree of hedge coverage as we deem appropriate. However, any use of interest rate derivatives will be restricted to use for risk management purposes.

We use variable-rate debt to finance a portion of the El Chanate Project. Variable-rate debt obligations expose us to variability in interest payments due to changes in interest rates. As a result of these arrangements, we will continuously monitor changes in interest rate exposures and evaluate hedging opportunities. Our risk management policy permits us to use any combination of interest rate swaps, futures, options, caps and similar instruments, for the purpose of fixing interest rates on all or a portion of variable rate debt, establishing caps or maximum effective interest rates, or otherwise constraining interest expenses to minimize the variability of these effects.

The interest rate swap agreements will be accounted for as cash flow hedges, whereby “effective” hedge gains or losses are initially recorded in other comprehensive income and later reclassified to the interest expense component of earnings coincidently with the earnings impact of the interest expenses being hedged. “Ineffective” hedge results are immediately recorded in earnings also under interest expense. No component of hedge results will be excluded from the assessment of hedge effectiveness.

We are exposed to credit losses in the event of non-performance by counterparties to these interest rate swap agreements, but we do not expect any of the counterparties to fail to meet their obligations. To manage credit risks, we select counterparties based on credit ratings, limit our exposure to a single counterparty under defined guidelines, and monitor the market position with each counterparty as required by SFAS 133.

OUR BUSINESS

We, directly or indirectly, own concessions located in the State of Sonora, Mexico and rights to property located in the California Mining District, Lake County, Colorado. We are engaged in the business of exploring for gold and other minerals on our Mexican concessions. We have written off our Colorado properties.

Sonora, Mexico
El Chanate

Through our wholly-owned subsidiary, Oro de Altar S. de R. L. de C.V. (“Oro”), and our affiliate, Minera Santa Rita S. de R.L. de C.V. (“MSR”), we own 100% of the following 16 mining concessions, all of which are located in the Municipality of Altar, State of Sonora Republic of Mexico.

The 16 mining concessions are as follows:

	Concession Name	Title No.	Hectares
1	San Jose	200718	96.0000
2	Las Dos Virgen	214874	132.2350
3	Rono I	206408	82.1902
4	Rono 3	214224	197.2180
5	La Cuchilla	211987	143.3481
6	Elsa	212004	2,035.3997
7	Elisa	214223	78.4717
8	Ena	217495	190.0000
9	Eva	212395	416.8963
10	Mirsa	212082	20.5518
11	Olga	212081	60.5890
12	Edna	212355	24.0431
13	La Tira	219624	1.7975
14	La Tira 1	219623	18.6087
15	Los Tres	223634	8.000
16	El Charro	206,404	40.0000
		Total	3,543.3491

At the El Chanate Project our current planned mining activities involve mining on two concessions, San Jose and Las Dos Virgens. We will utilize four other concessions for processing mined ores. In the future, we plan to explore some or all of these concessions to determine whether or not further activity is warranted.

AJO
TUCSON
10
United States
Mexico
Lukeville
Sells
19
La Choya
Puerto
Penasco
2
Sasabe
Nogales
La Herradura
El Chanate
Cananea
Caborca
Altar
Magdalena
Santa Gertrudis
Santa Ana
San Francisco
0
50
100
Kilometers
15
Gulf of
N

Surface Property Ownership

Anglo Gold purchased surface property ownership, consisting of 466 Hectares in Altar, Sonora, on January 27, 1998. The ownership was conveyed to our subsidiary, Oro de Altar S.A. de C.V., in 2002. MSR, one of our wholly-owned Mexican affiliates, has a lease on the property for the purpose of mining the Chanate gold deposit. The purchase transaction was recorded as public deed 19,591 granted by Mr. Jose Maria Morera Gonzalez, Notary Public 102 of the Federal District, registered at the Public Registry of Property of Caborca, Sonora, under number 36026, book one, volume 169 of the real estate registry section on May 7, 1998.

General Information and Location

The El Chanate Project is located in the State of Sonora, Mexico, 37 kilometers northeast of the town of Caborca. It is accessible by paved and all weather dirt roads typically traveled by pickup trucks and similar vehicles. Driving time from Caborca is approximately 40 minutes. Access from Caborca to the village of 16 de September is over well maintained National highways. Beyond the 16 de September village, routes to the property are currently over well traveled gravel and sandy desert roads suitable for lightweight vehicles. We acquired rights for a service road to allow immediate access for mine construction activities. This service road access was acquired from the village of 16 de September, and construction of this road is now complete. In addition to this service road, we had negotiated long term access that does not pass through the village of 16 de September. However, an issue arose with regard to whether the land owner from whom we negotiated this right had adequate title to this land. We continue to rely on the existing access through the village of 16 de September.

The project is situated on the Sonora desert in a hot and windy climate, generally devoid of vegetation with the exception of cactus. The terrain is generally flat with immense, shallow basins, scattered rock outcropping and low rocky hills and ridges. The desert floor is covered by shallow, fine sediment, gravel and caliche. The main body of the known surface gold covers and irregularly shaped area of approximately 1,800 feet long by 900 feet wide. Several satellite mineral anomalies exist on surfaces which have not been thoroughly explored. Assays on chip samples taken from trenches at these locations by us indicate the presence of gold mineralization.

The general El Chanate mine area has been mined for gold since the early 19th century. A number of old underground workings exist characterized by narrow shafts, to a depth of several tens of feet and connecting drifts and cross cuts. No information exists regarding the amount of gold taken out; however, indications are that mining was conducted on a small scale.

Geology

The project area is underlain by sedimentary rocks of the Late Jurassic - Early Cretaceous Bisbee Group, and the Late Cretaceous Chanate Group, which locally are overlain by andesites of the Cretaceous El Charro volcanic complex. The sedimentary strata are locally intruded by andesitic sills and dikes, a microporphyritic latite and by a diorite stock. The sedimentary strata are comprised of mudstone, siltstone, sandstone, conglomerate, shale and limestone. Within the drilled resource area, a predecessor exploration company differentiated two units on the basis of their position relative to the Chanate fault. The upper member is an undifferentiated sequence of sandstone, conglomerate and lesser mudstone that lies above the Chanate fault and it is assigned to the Escalante Formation of the Middle Cretaceous Chanate Group. The lower member is comprised of mudstone with mixed in sandstone lenses and thin limestone interbreds; it lies below the Chanate fault and is assigned to the Arroyo Sasabe Formation of the Lower Cretaceous Bisbee Group. The Arroyo Sasabe formation overlies the Morita Formation of the Bisbee Group. Both the Escalante and Arroyo Sasabe formations are significantly mineralized proximal to the Chanate fault, while the Morita Formation is barren.

The main structural feature of the project area is the Chanate fault, a 7 km long (minimum) northwest-striking, variably southwest-dipping structure that has been interpreted to be a thrust fault. The Chanate fault is overturned (north-dipping) at surface, and is marked by brittle deformation and shearing which has created a pronounced fracture foliation and fissility in the host rocks. In drill holes the fault is often marked the presence of an andesite dike. Reports prepared by a predecessor exploration company describe the fault as consisting of a series of thrust ramps and flats; however, geologic cross sections which we have reviewed but did not prepare may negate this interpretation.

Alteration/Mineralization

A predecessor exploration company has defined a 600 meter long, 300 meter wide, 120 meter thick zone of alteration that is centered about the Chanate fault. The strata within this zone have been silicified and pyritized to varying degrees. In surface outcrop the mineralized zone is distinguished by its bleached appearance relative to unmineralized rock. The mineralized zone contains only single digit ppm (parts per million) levels of gold. Dense swarms of veinlets form thick, mineralized lenses, within a larger area of sub-economic but anomalous gold concentrations. Drill hole data indicates that the mineralized lenses are sub-horizontal to gently southwest-dipping and are grossly parallel to the Chanate fault. The fault zone itself is also weakly mineralized, although strata in the near hanging wall and footwall are appreciably mineralized.

Work to Date

The El Chanate property has been the site of small scale mining of high grade quartz veins (La Cuchilla mine) during the last century. Modern exploration includes work by Phelps Dodge in the 1980’s as part of a copper exploration program. Kennecott conducted geologic mapping and geochemical sampling in 1991 and dropped the property. A Mexican subsidiary of AngloGold explored the property intermittently between 1992 and 1997, and has conducted extensive surface geologic mapping, geochemical sampling, geophysical studies and drilling, including 11,000 meters of trenching, over 14 line-kilometers of induced polarization geophysical surveys, 61 line-kilometers of VLF-magnetometer geophysical surveys, 87 line-kilometers of enzyme leach geochemical surveys and 34,000 meters of R.C. drilling in 190 holes and 1080 meters of diamond drilling in 9 holes. That company also commissioned various consultant studies concerning petrography, fluid inclusions, air photo interpretation and structural analyses, and conducted some metallurgical test work.

In April and May 2002, to confirm previous results obtained by third parties and to provide specifically located metallurgical test samples, we drilled six diamond core holes totaling 1,508 feet into the main mineralized zone at El Chanate. Management believes that the diamond drill results generally confirmed the previous results and, in June 2002 and January 2003, we drilled an additional 45 reverse circulation holes totaling 9,410 feet. This reverse circulation drill program confirmed previous results and also expanded certain mineralized areas. In May 2004, three core holes were drilled for a total of 2,155 feet. The total number of holes is now 256. Of these, 235 are reverse circulation drill holes and 21 are diamond drill holes. Detailed check assays were obtained both for core samples and for reverse drill samples that initially assayed greater than 0.3 grams/tonne. Chemex Labs, Vancouver, Canada, preformed both the initial and the check assays, and the check assays supported the initial assay results.

In August 2002, we retained SRK Consulting (a global engineering company) Denver, Colorado, to conduct a scoping engineering study for the El Chanate Project. This study was completed in October 2002 and concluded that the El Chanate Project deserved additional work and that the property contained important gold mineralization. The base case for this study assumed a gold price of $320.

Following SRK’s positive conclusion, in February 2003, we retained M3 Engineering of Tucson, Arizona to begin work on a feasibility study. M3 completed the study in August 2003. Based on 253 drill holes and more than 22,000 gold assays, this study (the “2003 Study”) provided details for an open pit gold mine. The 2003 Study indicated that at a gold price of $325, the initial open pit project contains proven and probable reserves of 358,000 ounces of gold contained within 13.5 million metric tonnes of ore with an average grade of 0.827 grams/tonne. It estimated that the mine could recover approximately 48,000 - 50,000 ounces of gold per year or 248,854 ounces over a five year mine life.

In October 2005, M3 completed an update of the 2003 Study (The “2005 Study”). The 2005 Study includes the following changes from the 2003 Study:

•	an increase in the mine life from five to six years,
•	an increase in the base gold price from $325/oz to $375/oz,
•	use of a mining contractor,
•	revised mining, processing and support costs,

•	stockpiling of low grade material for possible processing in year six, if justified by gold prices at that time,
•	a reduced size for the waste rock dump and revised design of reclamation waste dump slopes,
•	a revised process of equipment selection and
•	evaluation of the newly acquired water well for processing the ore.

In view of a significant rise in the gold price, in June 2006, we commissioned SRK Consulting, Denver, Colorado, to prepare an updated Canadian Securities Administration National Instrument 43-101 compliant technical report on our El Chanate Project. SRK completed this technical report in August 2006 (the “2006 Update”). The 2006 Update provided the following updated information from the 2005 Study:

•	an 18% increase in the proven mineral reserve tonnage,
•	a 59% increase in the probable mineral reserve tonnage
•	an increase in mine life from six to seven years,
•	an increase in the base gold price from $375/oz to $450/oz and
•	Stockpiling of low grade material for possible processing in year seven, if justified by gold prices at that time.

Pursuant to the 2005 Study, as updated by the 2006 Update using a $450 per ounce gold price, our estimated mine life is seven years (with at least another year to perform required reclamation) and the ore reserve is 490,000 ounces of gold present in the ground. Of this, we anticipate recovering approximately 332,000 ounces of gold over a seven year life of the mine. The targeted cash cost (which includes mining, processing and on-property general and administrative expenses) per the 2005 Study is $259 per ounce. We believe that cash costs may decrease as the production rate increases. Total costs (which include cash costs as well as off-property costs such as property taxes, royalties, refining, transportation and insurance costs and exclude financing costs) will vary depending upon the price of gold (due to the nature of underlying payment obligations to the original owner of the property). Total costs are estimated in the 2005 Study to be $339 per ounce at a gold price of $417 per ounce (the three year average gold price as of the date of that study). We will be working on measures to attempt to reduce costs going forward. Ore reserves and production rates are based on a gold price of $450 per ounce, which is the Base Case in the 2006 Update. During the first five months of 2007, the spot price for gold on the London Exchange has fluctuated between $608.30 and $691.40 per ounce. During 2006, the spot price for gold on the London Exchange has fluctuated between $524.75 and $725.00 per ounce. The 2005 Study contains the same mining rate as the 2003 Study of 7,500 metric tonnes per day of ore. It should be noted that, during the preliminary engineering phase of the project it was decided to design the crushing screening and ore stacking system with the capability of processing 10,000 tonnes per day of ore. This will make allowances for any possible increase in production and for operational flexibility. It was found that the major components in the feasibility study would be capable of handling the increase in tonnage. Design changes were made where necessary to accommodate the increased tonnage. The 2005 Study takes into consideration a more modern crushing system than the one contemplated in the 2003 Study. The crushing system referred to in the 2005 Study is a new system, that, we believe will provide more efficient processing capabilities than the used equipment referred to in the 2003 Study. In addition, the 2005 Study assumes a contractor will mine the ore and haul it to the crushers. In the 2003 Study, we planned to perform these functions. We have engaged a mining contractor to perform these services.

The 2005 Study assumes a mining production rate of 2.6 million tonnes of ore per year or 7,500 tonnes per day. The processing plant will operate 365 days per year. The processing plan for this open pit heap leach gold project calls for crushing the ore to 100% minus 3/8 inch. Carbon columns will be used to recover the gold.

The following Summary is extracted from the 2005 Study, as updated by the 2006 Update. Please note that the reserves as stated are an estimate of what can be economically and legally recovered from the mine and, as such, incorporate losses for dilution and mining recovery. The 489,952 ounces of contained gold represents ounces of gold contained in ore in the ground, and therefore does not reflect losses in the recovery process. Total gold produced is estimated to be 331,560 ounces, or approximately 68% of the contained gold. The gold recovery rate is expected to average approximately 68% for the entire ore body. Individual portions of the ore body may experience varying recovery rates ranging from about 73% to 48%. Oxidized and sandstone ore types may have recoveries of about 73%; fault zone ore type recoveries may be about 64%; and siltstone ore types recoveries may be about 48%.

El Chanate Project

Production Summary

Metric	U.S.

Materials
Reserves
Proven
Probable
Total Reserves
Other Mineralized Materials
Waste
Total

Contained Gold

Production
Ore Crushed

Operating Days/Year
Gold Plant Average Recovery
Average Annual Production
Total Gold Produced

11.7 Million Tonnes @ 0.811 g/t*
  8.2 Million Tonnes @ 0.705g/t*
19.9 Million Tonnes @ 0.767 g/t*
0 Million Tonnes
19.9 Million Tonnes
39.7 Million Tonnes

15.24 Million grams

2.6 Million Tonnes /Year
7,500 Mt/d*

365 Days per year
67.7%
1.35 Million grams
10.31 Million grams

12.9 Million Tons @ 0.024 opt*
  9.0 Million Tons @ 0.021 opt*
21.9 Million Tons @ 0.022 opt*
     0 Million Tons
21.9 Million Tons
43.8 Million tons

489,952 Oz

2.87 Million Tons/Year
8,267 t/d

365 Days per year
67.7%
43,414 Oz
331,560 Oz

•	“g/t” means grams per metric tonne, “opt” means ounces per ton, “Mt/d” means metric tonnes per day and “t/d” means tons per day.
•	The reserve estimates are based on a recovered gold cutoff grade of 0.20 grams per metric tonne as described on below.
In the mineral resource block model developed, with blocks 10m (meters) x 10m x 5m high, Measured and Indicated resources (corresponding to Proven and Probable reserves respectively when within the pit design) were classified in accordance with the following scheme:

•	Blocks with 4 or more drill holes within a search radius of 40m x 40m x 25m and inside suitable geological zones were classified as Measured (corresponding to Proven);

•	Blocks with 3 or more holes within a search radius of 75m x 75m x 50m and inside suitable geological zones were classified as Indicated (corresponding to Probable);

•
Blocks with 1 or 2 holes within a search radius of 75m x 75m x 50m and inside suitable geological zones were classified as Inferred (and which was classed as waste material in the mining reserves estimate);

•	Blocks outside the above search radii or outside suitable geological zones were not assigned a classification.

The proven and probable reserve estimates are based on a recovered gold internal cutoff grade of 0.20 grams/tonne. (A constant recovered gold cutoff grade was used for reserves calculation as the head gold grade cutoff varies with the different ore types due to their variable gold recoveries.) The internal (in-pit) cutoff grade was used for reserves reporting.

Cutoff Grade Calculation
 Basic Parameters
Gold Price
Gold Recovery

Operating Costs per Tonne of Ore
Royalty (4%)
Smelting & Refining
Mining *
Processing
Heap Leach Pad Development
 G&A
Total

Internal Cutoff Grade
Head Grade Cutoff (67.7% recov.)
Recovered Gold Grade Cutoff
Internal Cutoff Grade US$450/oz 67.7% $ per Tonne of Ore 0.115 0.015 0.070 1.680 0.185 0.810 2.875 Grams per Tonne 0.29 0.20	Break Even Cutoff Grade US$450/oz 67.7% $ per Tonne of Ore 0.164 0.021 1.250 1.680 0.185 0.810 4.110 Grams per Tonne 0.41 0.28

* The calculation of an internal cutoff grade does not include the basic mining costs (which are considered to be sunk costs for material within the designed pit). The $0.07 per tonne cost included is the incremental (added) cost of hauling ore over hauling waste, and which is included in the calculation.

In February 2005, Metcon Research Inc. of Tucson, Arizona completed gold recovery studies on existing samples at fine grind sizes of 100 mesh, 150 mesh and 200 mesh. These studies were undertaken to determine whether extraction by fine grinding is economical given the increased price of gold. Generally, fine grinding, while more expensive, will achieve higher gold recoveries than the heap leach method recommended in the feasibility study. Metcon found that increasing amounts of gold were recovered at finer grind sizes. However in May 2004, M3, who conducted the feasibility study, reported that at El Chanate, heap leaching remains the most economical and optimal method of extracting gold at current prices.

In May 2004, three core holes were drilled at El Chanate to define gold grades, to obtain metallurgical samples from siltstone hosted ores, and to evaluate previous deep drilling results by Anglo Gold in the Los Dos Virgens Zone. Two of the core holes tested and confirmed the presence of gold in the deep Los Dos Virgens Zone that lies below the level of the planned open pit. This zone was previously identified by Anglo Gold’s reverse circulation drilling and, with increasing gold prices based on the three year moving average of the spot price of gold, we may be able to access this zone in an enlarged open pit. We do not anticipate focusing on this for a few years until after we have mined the overlying material. The third core hole was drilled in the main high grade part of the deposit to obtain ore samples for metallurgical column testing from siltstone host rocks.

Metallurgical column test studies were completed in February 2005 at Metcon’s laboratory in Tucson Arizona to determine the optimal conditions at El Chanate for recovering gold from within siltstone host rocks using heap leach technology. The siltstone drill core samples were tested at crush sizes of 100 percent -3/8 inch and 100 percent -1/4 inch, and these column tests showed recovery rates of 42% and 46% respectively. With rising gold prices, based on the three year moving average of the spot price of gold, management believes the ore reserves may increase beyond the level currently published in the 2006 Update. Although we are optimistic about the results, there can be no assurance that improved gold recoveries alone will result in an increase in reserves.

In January 2004, we received permits from the Mexican Department of Environmental Affairs and Natural Resources necessary to begin construction of the El Chanate Project. The permits were extended in June 2005. Pursuant to the extensions, once we file a notice that work has commenced, we have one year to prepare the site and construct the mine and seven years to mine and process ores from the site. We filed the notice on June 1, 2006. These permits also cover the operation of a heap-leach gold recovery system.

In 2005, we acquired 15 year rights of way for the current access road, and we acquired the right to purchase 81 hectares of land near the main highway. We have use of the land; however, our actual purchase of the land is conditioned upon the Ejido (local cooperative) privatizing the land, before the acquisition is finalized. We subsequently purchased an extension of our rights-of-way from 15 to 30 years. In addition to this road, we acquired a water concession, and our water well is located within a large regional aquifer. The 2005 feasibility study indicates our average life of mine water requirements, for ore processing only, will be about 94.6 million gallons per year (11.4 liters per second). The amount of water we are currently permitted to pump for our operations is approximately 71.3 million gallons per year (8.6 liters per second). While there are issues about the adequacy of water supply over the entire life of the project, based on the anticipated water consumption for at least the first few years of operation, we believe that we have an allocation to meet our requirements. Please see “Current Status of El Chanate” below for more information on the current status of roads and water supply at the El Chanate Project.

In December 2005, MSR entered into a Mining Contract with a Mexican mining contractor, Sinergia Obras Civiles y Mineras, S.A. de C.V. (“Contractor”). The Mining Contract, as amended, became effective November 1, 2006 and work commenced on or about March 25, 2007 (the “Commencement Date”). Pursuant to an amendment to the Mining Contract, the mining rates set forth in that contract are subject to adjustment for the rate of inflation between September 23, 2005 and the Commencement Date. Pursuant to the Mining Contract, the Contractor, using its own equipment, will generally perform all of the mining work (other than crushing) at the El Chanate Project for the life of the mine. MSR delivered to the Contractor a mobilization payment of $70,000 and the advance payment of $520,000. The advance payments are recoverable by MSR out of 100% of subsequent payments due to the Contractor under the Mining Contract. Pursuant to the Mining Contract, upon termination, the Contractor would be obligated to repay any portion of the advance payment that had not yet been recouped. The Contractor’s mining rates are subject to escalation on an annual basis. This escalation is tied to the percentage escalation in the Contractor’s costs for various parts for its equipment, interest rates and labor. One of the principals of the Contractor (“FG’s Successor”) is one of the former principals of Grupo Minero FG S.A. de C.V. (“FG”). FG was our former joint venture partner. In March 2007, we made a further advance to the Contractor of $319,000 in consideration of FG’s successors transfer to us of his remaining interest in MSR. See the discussion of FG in “Our Acquisition and Ownership of the El Chanate Project” below.

In June 2006, MSR retained the contracting services of a Mexican subsidiary of M3 Engineering & Technology Corporation (“M3M”) to provide EPCM (engineering procurement construction management) services. M3M supervised the construction and integration of the various components necessary to commence production at the El Chanate Project. The contracted services were not to exceed $1,200,000. As of June 19, 2007, we have paid approximately $844,000 and believe that the total cost will be approximately $950,000.

We retained Golder Associates, a geotechnical engineering firm, for the detailed engineering of the leach pads and ponds. The engineering was completed in August 2006 and construction of the leach pads began in September 2006.

The 2005 Study forecasted initial capital costs of $17.9 million, which includes $1.7 million of working capital. As construction is completed and operations are commencing, we estimate that total net construction costs will be $18.0 million.

Current Status of El Chanate

We have made significant progress in the construction and commissioning of our mine at El Chanate. As of June 19, 2007, engineering and procurement is complete, we have obtained all permits required to commence mining operations, all equipment has been delivered and installed and the infrastructure support buildings have been constructed. Mining operations began in late March 2007 and we hope to start receiving revenues from mining operations prior to July 31, 2007, the end of our current fiscal year.
The current status of the relevant areas is as follows:

Electrical power is supplied from the National grid by CFE (Commission Federal de Electricidad) in Caborca at 34.5 kilo volt-amps and is converted to 480 volts at seven transformer stations throughout the site. The transmission lines and transformers have been installed and commissioned and approved for use by CFE. An emergency generator has been installed adjacent to the solution ponds to circulate the leach pad solution in the event of power interruptions. An additional substation is being built by the local power company 20 kilometers from the mine in the town of Altar. It will have the capability to increase power to the mine later this year should additional power be required in the event of additional consumption requirements for increased production or seasonal fluctuations.

Process water is supplied from a well owned by MSR, one of our Mexican subsidiaries. The well’s casing has been inspected and equipped with a new pump and electrical hardware. The well is located nine kilometers from the mine and can supply water in sufficient quantity to support the mine through a new eight inch diameter steel pipeline. While there are issues about the adequacy of water supply over the entire life of the project, based on the anticipated water consumption for at least the first few years of operation, we believe that we have an allocation to meet our requirements. The capability of acquiring additional water through third party allocation purchase is available, as is the conservation of water through good operational practice. If we need to obtain additional rights, but are unable to procure them our planned operations may be adversely affected. See “Our currently permitted water rights may not be adequate for all of our total project needs over the entire course of our anticipated mining operations. If we need to obtain additional rights, but are unable to procure them our planned operations may be adversely affected” in “Risk Factors.”

The mine access road is nine kilometers long and is capable of supporting all anticipated traffic. The road connects with a main asphalt road (Route 2) that is maintained by the state highways department. There are two arroyos that cross the mine access road, both of which have concrete crossings to prevent erosion of the road at these locations, giving year round access to the site. The internal access roads have been constructed for the life of the mine.

The mine is supported by a number of infrastructure buildings all of which have been completed. The completed buildings in or ready for use are the laboratory, an explosive and detonator store, a 5,000 sq. ft warehouse, the mine office, the security guardhouse and first aid center, a lime storage building and a cyanide and carbon storage building. The refinery building was completed in early June 2007.

The crushing and screening plant consists of three stage crushing and closed circuit screening. All of the equipment is new and has a design capacity of 1,000 metric tons per hour (tph) for the primary crushing circuit and 400 tph for the balance of the crushing circuit. A 20,000 metric ton buffer stockpile separates the primary crusher from the rest of the circuit allowing the crushing circuits to operate independently of each other. The crushed ore is stacked on the leach pad by a series of conveyors and a radial stacker. The equipment is new and has been commissioned and is currently stacking ore on a daily basis.

The mining process is as follows: Ore is placed on a leach pad that is (HDPE) plastic lined to contain the gold bearing solution and transport it via lined launders (plastic lined earth trenches) to ponds which are double plastic lined. The initial leach pad consist of four panels, three of which are lined and ready for ore placement at this time with the fourth to be completed by late-June 2007 (the ultimate leach pad will consist of ten panels). These four panels will allow for the stacking of approximately one year of crushed ore. The launder and ponds have been constructed for the mine life. We commenced the application of cyanide solution to the ore on the leach pad in late-June 2007. We anticipate that gold doré (bars of semi-purified gold) production will begin between 30 to 45 days thereafter.

The initial supply of ore to the crushing plant and leach pad was loaded and delivered by a group of local truckers. Sinergia, the mining contractor, commenced mining operations on March 25, 2007, and remains in the pre-production phase of the mining contract. Sinergia continues to mobilize portions of its mining fleet to the site. As of June 19, 2007, we have stacked approximately 350,000 metric tons of ore on the leach pad. The Sinergia mining fleet is not new, however it has been refurbished at Sinergia’s repair facility and at the Caterpillar dealer in Hermosillo. This process has been monitored by us and third party specialists and we believe the equipment will be suitable for mining. Sinergia has constructed staff accommodation within an existing Ejido (small village) adjacent to the mine site. On site power, water, and fuel supply has been made available for Sinergia’s use as prescribed in the mining contract.
The gold in the cyanide/gold solution (pregnant solution) will be recovered using activated carbon held in tanks. The activated carbon will be transferred on a daily basis to a processing plant (the “ADR Plant”) that, with the use of chemicals, will extract the gold from the pregnant solution. The gold from the solution will be deposited by an electrowinning (electrolysis) process and then dried, mixed with fluxes (substances that reduce the melting point of the material and remove impurities in the metal) and smelted in a furnace to produce gold doré . The solution that has been stripped of gold will gravitate to the barren solution pond. Cyanide will be added to this and the solution will be pumped to freshly stacked ore. The ADR Plant is not new. It has been refurbished; all of the pumps, valves, piping, instruments and electrical components have been replaced. The pumps and piping associated with the solution ponds are also new. We had anticipated that the ADR Plant would be operational and ready for use by mid April 2007. However, during a programmed visit by our metallurgical consultant, it was determined that additional refurbishment is required. While the equipment is no longer manufactured, we contracted the engineer and designer of the equipment who recommended replacement of additional pieces of equipment to ensure ongoing reliability of the plant after start up. All of the recommended parts were delivered to site. As a result, we now believe, but cannot assure, that the ADR Plant will become operational by the end of June 2007.

We have filled all key positions in finance, human resources, operations and mine support , and the majority of the remainder of the staff is also in place. We forecast a total staffing complement of between 70 and 80 people. The mine has three towns in close proximity where most of the staff live. With this local infrastructure, the staff will be bussed to site, eliminating the need for an on site camp. Certain duties such as security and staff transport will be contracted. In the town of Caborca we own a house and rent an office. While we have constructed and are using an on-site office, we will retain an “in town” office for the project life.

We have entered into a supply agreement for cyanide and have ordered consumable supplies such as explosives and carbon. We currently have adequate supplies and plan to consistently maintain a three month supply of these materials on site. Wear parts and critical spare parts have also been delivered to the mine. A fully equipped laboratory has been constructed at the mine with the capability of monitoring the mine operation and conducting metallurgical test work.

During the construction and commissioning process, we have been assisted by a number of suppliers and consultants to ensure that the transition into full production becomes a seamless event. Given the location of the mine, there are many local services available to support the operation. Where we feel it is prudent to retain critical items such as pond and water well pumps, we have done so and we have constructed storage facilities to store in excess of three months supply of reagents should we foresee supply shortages looming.

To support the mine we have purchased a number of vehicles and support equipment that were used during construction. The equipment consists of a 35 ton crane, a water truck, an ambulance, a D4 dozer, a front end loader and a forklift/tool handler. We also have purchased a number of additional equipment such as lighting plants, welders and small tools. In May 2007, we purchased an additional loader at an approximate cost of $400,000 to reinforce Sinergia’s mining fleet and to assist in removing waste material in other areas of the open pit mine.

In May 2007, we completed an expanded 72-hole drilling campaign to determine additional proven and probable gold reserves at the El Chanate Project. The 72 holes totaled approximately 8,200 meters, and are positioned to fill in gaps in the ore body and test the outer limits of the currently known ore zones. We have received all of the assays back from the drilling program. The quality control of the drilling procedures and the chain of custody of the samples were audited by SRK Consulting of Denver, CO. Now that we have received all of the assays, we plan on turning that data over to a third party, and have them prepare a new resource and reserve estimate for the El Chanate mine as well as an updated mine plan.

Our Acquisition and Ownership of the El Chanate Project

In June 2001, we purchased 100% of the issued and outstanding stock of Minera Chanate, S.A. de C.V. from AngloGold North America Inc. and AngloGold (Jerritt Canyon) Corp. Minera Chanate’s assets at the time of the closing of the purchase consisted of 106 exploitation and exploration concessions in the States of Sonora, Chihuahua and Guerrero, Mexico. By June 2002, after property reviews and to minimize tax payments, the 106 had been reduced to 12 concessions. To cover certain non-critical gaps between concessions, four new concessions were located, and the number of concessions is now 16. These concessions are contiguous, totaling approximately 3,544 hectares (8,756 acres or 13.7 square miles). We sometimes refer to these concessions as the El Chanate concessions. Although there are 16 concessions, we only plan to mine two of these concessions at the present time. We sometimes refer to the planned operations on these two concessions as the El Chanate Project We also own outright 466 hectares (1,151 acres or 1.8 square miles) of surface rights at El Chanate and no third party ownership or leases exist on this fee land or the El Chanate concessions. In the future, assuming adequate funding is available, we plan on conducting exploration activities on some of the other concessions.

Pursuant to the terms of the agreement with Anglo Gold, in December 2001, we made a $50,000 payment to AngloGold. AngloGold will be entitled to receive the remainder of the purchase price by way of an ongoing percentage of net smelter returns of between 2% and 4% plus a 10% net profits interest (until the total net profits interest payment received by AngloGold equals $1,000,000). AngloGold's right to a payment of a percentage of net smelter returns and the net profits interest will terminate at such point as they aggregate $18,018,355. In accordance with the agreement, the foregoing payments are not to be construed as royalty payments. Should the Mexican government or other jurisdiction determine that such payments are royalties, we could be subjected to and would be responsible for any withholding taxes assessed on such payments.

Under the terms of the agreement, we have granted AngloGold the right to designate one of its wholly-owned Mexican subsidiaries to receive a one-time option to purchase 51% of Minera Chanate (or such entity that owns the El Chanate concessions at the time of option exercise). That option is exercisable over a 180 day period commencing at such time as we notify AngloGold that we have made a good faith determination that we have gold-bearing ore deposits on any one of the identified groups of El Chanate concessions, when aggregated with any ore that we have mined, produced and sold from such concessions, of in excess of 2,000,000 troy ounces of contained gold. The exercise price would equal twice our project costs on the properties during the period commencing on December 15, 2000 and ending on the date of such notice. Based on current information available to us, we do not believe a deposit of the size that would trigger these back-in rights is likely to be identified at El Chanate.

In February 2002, MSR, one of our wholly-owned Mexican affiliates, now the leasee of the El Chanate concessions, as discussed below, entered into a joint venture agreement with Grupo Minero FG S.A. de C.V. (“FG”) to explore, evaluate and develop the El Chanate concessions. Effective March 31, 2004, this joint venture agreement was terminated. In consideration of FG’s contributions to the venture of $457,455, we issued to FG 2,000,000 restricted shares of our common stock valued at $800,000 and MSR issued to FG a participation certificate entitling FG to receive five percent of the MSR’s annual dividends, when declared. The participation certificate also gave FG the right to participate, but not to vote, in the meetings of MSR’s Board of Managers, Technical Committee and Partners. In August 2006, we repurchased the participation certificate from FG’s successor (“FG’s successor”) for $500,000 with FG’s successor retaining a 1% net profits interest in MSR, payable only after a total $20 million in net profits has been generated from operations at El Chanate. We repurchased the remaining 1% net profits interest from FG’s successor in March 2007. FG’s successor also received a right of first refusal to carry out the works and render construction services required to effectuate the El Chanate Project. This right of first refusal was not applicable where a funding source for the project determines that others should render such works or services. As discussed above, FG’s successor is a principal of Sinergia, our mining contractor.

FG assigned or otherwise transferred to MSR all permits, licenses, consents and authorizations (collectively, “authorizations”) for which FG had obtained in its name in connection with the development of the El Chanate Project to the extent that the authorizations were assignable. To the extent that the authorizations were not assignable or otherwise transferable, FG gave its consent for the authorizations to be cancelled so that they can be re-issued or re-granted in MSR’s name. The foregoing has been completed.

During March 2002, prior to the sale of Minera Chanate and pursuant to the FG joint venture agreement, Minera Chanate, in a series of transactions, sold all of its surface land and mining claims to Oro de Altar S. de R. L. de C.V. ("Oro"), another of our wholly-owned subsidiaries. Oro, in turn, leased the foregoing land and mining claims to Minera Santa Rita.

Leadville, Colorado Properties

We own or lease a number of claims and properties, all of which are located in California Mining District, Lake County, Colorado, Township 9 South, Range 79. Presently, activity at our Leadville, Colorado properties consists primarily of administrative expenditures. Primarily as a result of our focus on El Chanate, we ceased activities in Leadville, Colorado. During the year ended July 31, 2002, we performed a review of our Leadville mine and mill improvements and determined that an impairment loss should be realized. Therefore, we significantly reduced the carrying value of certain assets relating to our Leadville, Colorado assets by $999,445. During the year ending July 31, 2004, we again performed a review of our Colorado mine and mill improvements and determined that an additional impairment loss should be recognized. Accordingly, we further reduced the net carrying value to $0, recognizing an additional loss of $300,000.

Competition

The acquisition of gold properties and their exploration and development are subject to intense competition. Companies with greater financial resources, larger staffs, more experience and more equipment for exploration and development may be in a better position than us to compete for such mineral properties. Our lack of revenues and limited financial resources further hinder our ability to acquire additional mineral properties.

Human Resources

As of June 19, 2007, we had eight full time employees and/or consultants, including our current officers and administrative personnel in the US, and 80 full time employees and three consultants in Mexico. We engaged Barry Heath as general manager for our El Chanate Project in Mexico in March 2007 for a six month period with an option for an additional six month term if mutually agreed upon by both parties. In addition, our chief financial officer devotes approximately 50% of his time to us.

Facilities

Our executive office is located at 76 Beaver Street, 26th Floor, New York, New York 10005. Telephone Number 212-344-2785. We lease the offices from an unaffiliated party. The lease expires on August 31, 2007. We anticipate leasing the same or new space in the same building at the end of our current lease. Annual rent for the lease year ended August 31, 2006 was approximately $51,000 plus utilities and other occupancy expenses.

We had maintained an office at 418 Harrison Avenue, Suite 2, Leadville, CO 80461 pursuant to an oral month-to-month arrangement. We terminated this arrangement in February 2007.

In Mexico, we have newly constructed offices on premises at El Chanate and we own a house and lease office space in Caborca, Mexico pursuant to an oral month-to-month lease. Rent is approximately $600 per month.

Legal Proceedings

We are not presently a party to any material litigation.

MANAGEMENT

The following sets forth biographical information about each of our directors and executive officers as of the date of this prospectus:

Name	Age	Position

Gifford A. Dieterle	75	President, Treasurer & Chairman of the Board
John Brownlie	57	Chief Operating Officer and Director
Christopher Chipman	34	Chief Financial Officer
Jeffrey W. Pritchard	48	Director, Vice President - Investor Relations and Secretary
Roger A. Newell	64	Director, Vice President - Development
Robert Roningen	71	Director, Senior Vice President
J. Scott Hazlitt	54	Vice President - Mine Development
Ian A. Shaw	66	Director
John Postle	65	Director
Mark T. Nesbitt	61	Director

Directors are elected at the meeting of stockholders called for that purpose and hold office until the next stockholders meeting called for that purpose or until their resignation or death. Officers of the corporation are elected by the directors at meetings called by the directors for its purpose.

GIFFORD A. DIETERLE, President, Treasurer and Chairman of our Board of Directors. Mr. Dieterle was appointed President in September 1997 and has been an officer and Chairman since 1981. He has a M.S. in Geology obtained from New York University. From 1977 until July 1993, he was Chairman, Treasurer, and Executive Vice-President of Franklin Consolidated Mining Company. From 1965 to 1987, he was lecturer in geology at the City University of N.Y. (Hunter Division). Mr. Dieterle has been Secretary-Treasurer of South American Minerals Inc. since 1997 and a director of that company since 1996.

JOHN BROWNLIE, Chief Operating Officer and a Director, has worked for us since May 2006 and is in charge of supervising the construction, start-up and operation of the mine. Mr. Brownlie provided team management for mining projects requiring technical, administrative, political and cultural experience over his 28 year mining career. From 2000 to 2006, Mr. Brownlie was a consultant providing mining and mineral related services to various companies including SRK, Oxus Mining plc and Cemco Inc. From 1995 to 2000, he was the General Manager for the Zarafshan-Newmont Joint Venture in Uzbekistan, a one-million tonne per month heap leach plant which produced over 400,000 ounces of gold per year. From 1988 to 1995, Mr. Brownlie served as the Chief Engineer and General Manager for Monarch Resources in Venezuela, at both the El Callao Revemin Mill and La Camorra gold projects. Before that, was a resident of South Africa and associated with numerous mineral projects across Africa. He is also a mechanical engineer and fluent in Spanish.

CHRISTOPHER M. CHIPMAN, Chief Financial Officer. Mr. Chipman has been our Chief Financial Officer since March 1, 2006. Since November 2000, Mr. Chipman has been a managing member of Chipman & Chipman, LLC, a consulting firm that assists public companies with the preparation of periodic reports required to be filed with the Securities and Exchange Commission and compliance with Section 404 of the Sarbanes Oxley Act of 2002. The firm also provides outsourced financial resources to clients assisting in financial reporting, forecasting and accounting services. Mr. Chipman is a CPA and, from 1996 to 1998, he was a senior accountant with the accounting firm of Grant Thornton LLP. Mr. Chipman was the Controller of Frontline Solutions, Inc., a software company (March 2000 to November 2000); a Senior Financial Analyst for GlaxoSmithKline (1998-2000); and an Audit Examiner for Wachovia Corporation (1994-1996). He received a B.A. in Economics from Ursinus College in 1994. He is a member of the American and Pennsylvania Institute of Certified Public Accountants. Mr. Chipman devotes approximately 50% of his time to our business.

JEFFREY W. PRITCHARD, Vice President - Investor Relations, Secretary and Director, has worked for us since 1996. He has been in the marketing/public relations field since receiving a Bachelor’s degree from the State University of New York in 1979. Mr. Pritchard has served as the Director of Marketing for the New Jersey Devils (1987-1990) and as the Director of Sales for the New York Islanders (1985-1987). He also was an Executive Vice President with Long Island based Performance Network, a marketing and publishing concern from 1990 through 1995.

ROGER A. NEWELL, Vice President - Development and Director, has worked for us since 2000. From 1974 through 1977, he was a geologist with Kennecott Copper Corporation. From 1977 through 1989, he served as Exploration Manager/Senior Geologist for the Newmont Mining Corporation and, from 1989 through 1995, was the Exploration Manager for Gold Fields Mining Company. He was Vice President Development, for Western Exploration Company from 1997 through 2000. Since 1995, he has been a senior consultant in the Minerals Advisory Group LLC, Tucson, Arizona, a company that provides technical and engineering advice to clients regarding mineral projects. He has been self-employed as a geologist since 2001. He is a Fellow in the Society of Economic Geologists and a Past President of that Society’s Foundation. . He has a M.Sc. from the Colorado School of Mines and a Ph.D. in mining and mineral exploration from Stanford University.

ROBERT RONINGEN, Senior Vice President and Director, has been engaged in the practice of law as a sole practitioner and is a self-employed consultant geophysicist in Duluth, Minnesota. From 1988 to August 1993, he was an officer and director of Franklin Consolidated Mining Company, Inc. He graduated from the University of Minnesota in 1957 with a B.A. in geology and in 1962 with a degree in Law.

J. SCOTT HAZLITT, Vice President - Mine Development, has been in the mining business since 1974. He has worked primarily in mine feasibility, development, and mine operations. Mr. Hazlitt was a field geologist for ARCO Syncrude Division at their CB oil Shale project in 1974 and 1975. He was a contract geologist for Pioneer Uravan and others from 1975 to 1977. He was a mine geologist for Cotter Corporation in 1978 and 1979, and was a mine geologist for ASARCO from 1979 to 1984. He served as Vice President of Exploration for Mallon Minerals from 1984 to 1988. From 1988 to 1992, Mr. Hazlitt was a project geologist and Mine Superintendent for the Lincoln development project. From 1992 to 1995, he was self-employed as a consulting mining geologist in California and Nevada. He was Mine Operations Chief Geologist for Getchell Gold from 1995 to 1999. His work experience has included precious metals, base metals, uranium, and oil shale. Mr. Hazlitt has served as mine manager at our Hopemore Mine in Leadville, Colorado starting in November 1999. Since 2001, he has focused on development of our El Chanate concessions. His highest educational degree is Master of Science from Colorado State University. He is a registered geologist in the state of California.

IAN A. SHAW is a member of our Board of Directors and the Board’s Audit and Compensation Committees. He has been Managing Director of Shaw & Associates since 1993. Shaw & Associates is a corporate services consulting firm specializing in corporate finance, regulatory reporting and compliance with clients that are typically public companies in the resource industry. Since April 2006, Mr. Shaw has been the Chief Financial Officer of Centenario Copper Corporation, a corporation with copper properties in Chile. From 2001 to 2003, he was Vice President of Finance and Chief Financial Officer of Defiance Mining Corporation (formerly Geomaque Explorations Inc.), a company operating gold mines in Mexico and Honduras. Mr. Shaw has over 30 years of experience in the mining industry during which time he was an officer of the following companies: Blackhawk Mining Inc., Curragh Inc. and Sherritt Gordon Mines Inc. He currently is a director or officer of the following public companies: Metallica Resources Inc., Pelangio Mines Inc. and Unor Inc. Mr. Shaw is a Chartered Accountant and received a B. Comm. from Trinity College at the University of Toronto in 1964.

JOHN POSTLE is a member of our Board of Directors and the Board’s Audit and Compensation Committees. He is Consulting Mining Engineer associated with Roscoe Postle Associates Inc., an entity in which he was a founding partner in 1985 and a former principal. Mr. Postle provides mining consulting services to a number of international financial institutions, corporations, utilities and law firms. He worked for Cominco Ltd (1965-1970), Falconbridge Ltd (1970-1975) and D.S. Robertson and Associates (1976-1985) at a number of open pit and underground operations in both operating and planning capacities. Mr. Postle is a Past Chairman of the Mineral Economics Committee of the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), and was appointed a Distinguished Lecturer of the CIM in 1991. In 1997, he was awarded the CIM Robert Elver Mineral Economics Award. He is currently Chairman of a CIM Standing Committee on Ore Reserve Definitions. Mr. Postle has a B.A.Sc. Degree in Mining Engineering from the University of British Columbia in 1965 and a M.Sc. Degree in Earth Sciences from Stanford University in 1968.

MARK T. NESBITT is a member of our Board of Directors and the Board’s Audit and Compensation Committees. Since 1988, he has been a natural resources attorney in Denver, Colorado specializing in domestic and international mining transactions, agreements, negotiations, title due diligence, corporate and general business counsel. Mr. Nesbitt has been an Adjunct Professor at the University of Denver School of Law's since 2001, is an active member of the Rocky Mountain Mineral Law Foundation, having served as a Trustee from 1987 to 1993, and from 2003 to the present, co-chairman of the Foundation's Mining Law and Investment in Latin America, and Chairman of the same institute in 2003, and Chairman of the Foundation's first Land and Permitting Special Institute in 1994. He also has served continuously over the years on the Foundation's Special Institutes Committee, Long Range Planning Committee, and numerous other committees. Mr. Nesbitt is a member of the International, American, Colorado and Denver Bar Associations, Rocky Mountain Mineral Law Foundation, International Mining Professionals Society (Treasurer since 2000), and the Colorado Mining Association. He is also a former Director of the Colorado Mining Association and past President of the Rocky Mountain Association of Mineral Landmen. He received a B.S. degree in Geology from Washington State University in 1968 and a J.D. from Gonzaga University School of Law in 1975.

Audit Committee and Audit Committee Expert.

The Audit Committee of our Board of Directors consists of Ian A. Shaw, Committee Chairman, John Postle and Mark T. Nesbitt. The Board of Directors has determined that all three members are independent directors as (i) defined in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934 and (ii) under Section 121B(2)(a) of the AMEX Company Guide (although our securities are not listed on the American Stock Exchange or any other national exchange).

Mr. Shaw serves as the financial expert as defined in Securities and Exchange Commission rules on the committee. We believe Messrs. Shaw, Postle and Nesbitt to be independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The principal functions of the Audit Committee are to (i) assist the Board in fulfilling its oversight responsibility relating to the annual independent audit of our consolidated financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance (ii) prepare the reports or statements as may be required by the securities laws, (iii) assist the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements and financial reporting process and our system of internal accounting and financial controls, (iv) discuss the financial statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management, and (vi) review disclosures by independent accountants concerning relationships with us and the performance of our independent accountants.

EXECUTIVE COMPENSATION

The following table shows all the cash compensation paid or to be paid by us or any of our subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to our Chief Executive Officer, Gifford A. Dieterle, and (ii) the only executive officers other than the CEO who was serving as an executive officer at the end of the last completed fiscal year and whose total annual salary and bonus exceeded $100,000 (collectively, the “Named Executives”).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other	Restrict-			All Other
				Annual	ed Stock		LTIP	Compensa
Name and Principal			Bonus	Compen-	Award	Options	Payouts	-tion
Position	Year	Salary	($)	sation($)	($)	SARs	($)	(i)
Gifford A. Dieterle	2006	169,000	-0-	-0-	-0-	1,500,000	-0-	-0-
Chief Executive	2005	123,000	-0-	-0-	-0-	-0-	-0-	-0-
Officer	2004	104,000	20,000	-0-	-0-	250,000	-0-	-0-

J. Scott Hazlitt	2006	101,000	-0-	-0-	-0-	25,000	-0-	-0-
Vice President	2005	97,000	-0-	-0-	-0-	-0-	-0-	-0-
Mine Development	2004	96,000	-0-	-0-	-0-	-0-	-0-	-0-

The following table sets forth information with respect to the Named Executives concerning the grants of options and Stock Appreciation Rights ("SAR") during the past fiscal year:

OPTION/SAR GRANTS IN LAST FISCAL YEAR
 Individual Grants

(a)	(b)	(c)	(d)	(e)
		Percent of Total
		Options/SARs
	Options/	Granted to
	SARs	Employee in	Exercise or Base	Expiration
Name	Granted	Fiscal Year	Price ($/SH)	Date

Gifford A. Dieterlie	1,250,000	22.4%	$.05	1/3/2007
Gifford A. Dieterlie	250,000	4.5%	$.32	7/31/2008
J. Scott Hazlitt	25,000	0.4%	$.05	1/3/2007

The following table sets forth information with respect to the Named Executives concerning exercise of options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR
(a)	(b)	(c)	(d)	(e)
Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options/SARs	Option/SARs
	Shares		at FY-End(#)	at FY-End(#)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized	Unexercisable	Unexercisable

Gifford A. Dieterle	200,000	44,000	1,550,000	$308,500
Scott Hazlitt	300,000	75,000	25,000	$7,000

Employment, Engagement and Change of Control Agreements

Effective July 31, 2006, we entered into employment agreements with the following executive officers: Gifford A. Dieterle, our President and Treasurer, Roger A. Newell, our Vice President of Development, Jack V. Everett, our Vice President of Exploration, and Jeffrey W. Pritchard, our Vice President of Investor Relations. On December 5, 2005, effective January 1, 2007, we entered into an employment agreement with J. Scott Hazlitt, our Vice President of Mine Development.

The agreements run for a period of three years and automatically renew for successive one-year periods unless we or the executive provides the other party with written notice of our or his intent not to renew at least 30 days prior to the expiration of the then current employment period.

Mr. Dieterle is entitled to a base annual salary of at least $180,000, Mr. Hazlitt is entitled to a base annual salary of at least $105,000 and each of the other executives is entitled to a base annual salary of at least $120,000. Each executive is entitled to a bonus or salary increase in the sole discretion of our board of directors. In addition, Messrs. Dieterle, Newell, Everett and Pritchard each received two year options to purchase an aggregate of 250,000 shares of our common stock at an exercise price of $0.32 per share (the closing price on July 31, 2006).

We have the right to terminate any executive’s employment for cause or on 30 days’ prior written notice without cause or in the event of the executive’s disability (as defined in the agreements). The agreements automatically terminate upon an executive’s death. “Cause” is defined in the agreements as (1) a failure or refusal to perform the services required under the agreement; (2) a material breach by executive of any of the terms of the agreement; or (3) executive’s conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to us or our reputation. In the event that we terminate an executive’s employment without cause or due to the disability of the executive, the executive will be entitled to a lump sum severance payment equal to one month’s salary, in the case of termination for disability, and up to 12 month’s salary (depending upon years of service), in the case of termination without cause.

Each executive has the right to terminate his employment agreement on 60 days’ prior written notice or, in the event of a material breach by us of any of the terms of the agreement, upon 30 days’ prior written notice. In the event of a claim of material breach by us of the agreement, the executive must specify the breach and our failure to either (i) cure or diligently commence to cure the breach within the 30 day notice period, or (ii) dispute in good faith the existence of the material breach. In the event that an agreement terminates due to our breach, the executive is entitled to severance payments in equal monthly installments beginning in the month following the executive’s termination equal to three month’ salary plus one additional month’s salary for each year of service to us. Severance payments cannot exceed 12 month’s salary.

In conjunction with the employment agreements, our board of directors deeming it essential to the best interests of our stockholders to foster the continuous engagement of key management personnel and recognizing that, as is the case with many publicly held corporations, a change of control might occur and that such possibility, and the uncertainty and questions which it might raise among management, might result in the departure or distraction of management personnel to the detriment of our company and our stockholders, determined to reinforce and encourage the continued attention and dedication of members of our management to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of our company, we entered into identical agreements regarding change in control with the executives. Each of the agreements regarding change in control continues through December 31, 2009 (December 31, 2010 for Mr. Hazlitt) and extends automatically to the third anniversary thereof unless we give notice to the executive prior to the date of such extension that the agreement term will not be extended. Notwithstanding the foregoing, if a change in control occurs during the term of the agreements, the term of the agreements will continue through the second anniversary of the date on which the change in control occurred. Each of the agreements entitles the executive to change of control benefits, as defined in the agreements and summarized below, upon his termination of employment with us during a potential change in control, as defined in the agreements, or after a change in control, as defined in the agreements, when his termination is caused (1) by us for any reason other than permanent disability or cause, as defined in the agreement (2) by the executive for good reason as defined in the agreements or, (3) by the executive for any reason during the 30 day period commencing on the first date which is six months after the date of the change in control. Each executive would receive a lump sum cash payment of three times his base salary and outplacement benefits. Each agreement also provides that the executive is entitled to a payment to make him whole for any federal excise tax imposed on change of control or severance payments received by him.

On June 6, 2007, Mr. Everett resigned as Vice President of Exploration and a Director and entered into a consulting agreement with us pursuant to which he provides mining and mineral exploration consultation services.

In May 2006, we entered into an employment agreement with John Brownlie, pursuant to which Mr. Brownlie was to serve as Vice President Operations. He was promoted to Chief Operating Officer in February 2007. Mr. Brownlie receives a base annual salary of $150,000 and is entitled to annual bonuses. Upon his employment, he received options to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $.32 per share. 50,000 options vested immediately and the balance vest upon our achieving “Economic Completion” as that term is defined in the Credit Facility with Standard Bank plc (when we have commenced mining operations and have been operating at anticipated capacity for 60 to 90 days). The term of the options is two years from the date of vesting. The agreement runs for an initial two year period and automatically renews thereafter for additional one year periods unless terminated by either party within 30 days of a renewal date. We can terminate the agreement for cause or upon 30 days notice without cause. Mr. Brownlie can terminate the agreement upon 60 days notice without cause or, if there is a breach of the agreement by us that is not timely cured, upon 30 days notice. In the event that we terminate him without cause or he terminates due to our breach, he will be entitled to certain severance payments.

Pursuant to a September 1, 2006 amended consulting agreement, Christopher Chipman is engaged as our Chief Financial Officer. Pursuant to the agreement, Mr. Chipman devotes approximately 50% of his time to our business. He receives a monthly fee of $10,000. The agreement runs for an initial one year period, and is renewable thereafter for an additional year. Mr. Chipman can terminate the Agreement on 60 days notice. In conjunction with the amended consulting agreement, we entered into a change of control agreement similar to the agreements entered into with other executive officers; except that Mr. Chipman’s agreement renews annually and his benefits are based upon one times his base annual fee.

In connection with the original engagement agreement with Mr. Chipman, in March 2006, Mr. Chipman received a two year option to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $.34 per share. The option vested at the rate of 10,000 shares per month and are now fully vested. On June 13, 2007, we issued an additional 500,000 options to Mr. Chipman under our 2006 Equity Incentive Plan. These options vested immediately and are exercisable for a period of two years at an exercise price of $0.384 per share.

2006 Equity Incentive Plan

The 2006 Equity Incentive Plan (the “Plan”) is intended to attract and retain individuals of experience and ability, to provide incentive to our employees, consultants, and non-employee directors, to encourage employee and director proprietary interests in us, and to encourage employees to remain in our employ.

The Plan authorizes the grant of non-qualified and incentive stock options, stock appreciation rights and restricted stock awards (each, an “Award”). A maximum of 10,000,000 shares of common stock are reserved for potential issuance pursuant to Awards under the Plan. Unless sooner terminated, the Plan will continue in effect for a period of 10 years from its effective date.

Pursuant to delegated authority from our Board of Directors, the Plan is administered by the Compensation Committee of the Board. The Compensation Committee consists of Messrs. Shaw, Postle and Nesbitt. The Plan provides for Awards to be made to such of our employees, directors and consultants and our affiliates as the Board may select. As of the date hereof, 1,050,000 options and 500,000 shares have been granted under the Plan to two of our officers and our counsel
Stock options awarded under the Plan may vest and be exercisable at such times (not later than 10 years after the date of grant) and at such exercise prices (not less than Fair Market Value at the date of grant) as the Board may determine. Unless otherwise determined by the Board, stock options shall not be transferable except by will or by the laws of descent and distribution. The Board may provide for options to become immediately exercisable upon a "change in control," as defined in the Plan.

The exercise price of an option must be paid in cash. No options may be granted under the Plan after the tenth anniversary of its effective date. Unless the Board determines otherwise, there are certain continuous service requirements and the options are not transferable.

The Plan provides the Board with the general power to amend the Plan, or any portion thereof at any time in any respect without the approval of our stockholders, provided however, that the stockholders must approve any amendment which increases the fixed maximum percentage of shares of common stock issuable pursuant to the Plan, reduces the exercise price of an Award held by a director, officer or ten percent stockholder or extends the term of an Award held by a director, officer or ten percent stockholder. Notwithstanding the foregoing, stockholder approval may still be necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 of the Exchange Act or any applicable stock exchange listing requirements. The Board may amend the Plan in any respect it deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith. Rights under any Award granted before amendment of the Plan cannot be impaired by any amendment of the Plan unless the Participant consents in writing. The Board is empowered to amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless the applicable Participant consents in writing and further provided that the Board cannot amend the exercise price of an option, the Fair Market Value of an Award or extend the term of an option or Award without obtaining the approval of the stockholders if required by the rules of the TSX or any stock exchange upon which the common stock is listed.

Please also see “Certain Relationships and Related Transactions” below.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 19, 2007, the number and percentage of outstanding shares of common stock beneficially owned by:

•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;
•	each of our Directors and the Named Executives; and
•	all of our officers and Directors as a group.

As of the foregoing date, there were no other persons, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of the issued and outstanding common stock.

This table is based upon information supplied by Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission, and information obtained from our directors and named executives. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which such person has the right to acquire within 60 days of June 19, 2007. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named in the table, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares common stock which they beneficially own. Unless otherwise noted, the address of each of the principal stockholders is care of us at 76 Beaver Street, 26th floor, New York, NY10005.

Name and Address	Amount & Nature
of Beneficial	of Beneficial	Approximate
Owner	Ownership	Percentage(1)(2)

Gifford A. Dieterle*	2,762,455(2)	1.6%

Robert Roningen*	1,883,750(3)	1.1%
2955 Strand Road
Duluth, MN 55804

Jeffrey W. Pritchard*	1,006,354(2)	**

Christopher Chipman*	650,000(2)	**
4014 Redwing Lane
Audubon, PA 19407

Roger A Newell*	1,577,273(2)	**
1781 South Larkspur Drive
Golden, CO 80401

John Brownlie*
6040 Puma Ridge
Littleton, CO 80124	950,000(2)	**

Scott Hazlitt*	1,025,000	**
9428 W. Highway 50
Salida. CO 81201

Ian A. Shaw*	100,000(2)	**
20 Toronto Street, 12 Floor
Toronto, Ontario M5C-2B8
Canada

John Postle*	100,000(2)	**
2169 Constance Drive
Oakville Ontario
Canada L6j 5l2

Mark T. Nesbitt*	141,666(2)(4)	**
1580 Lincoln St., Ste. 700
Denver CO 80203-1501

Strategic Precious Metal Fund	12,500,000(5)	7.3%
c/o Banque Cantonale Vaoudoise
Case Postale 300
1001 Lausanne, Switzerland

RAB Special Situations
(Master) Fund Limited	12,648,552(6)	7.5%
1 Adam Street
London, WC2N 6LE, UK

SPGP	20,270,000(7)	12.1%
17, Avenue Matignon
75008 Paris, France

Standard Bank PLC	15,750,000(8)	8.7%
320 Park Avenue
New York, NY 10022

All Officers and
Directors as a
Group (10)	10,196,498(2)(3)(4)	6.0%
_________________________________

*	Officer and/or Director of Capital Gold.
**	Less than 1%.

(1) Based upon 167,942,964 shares issued and outstanding as of June 19, 2007.

(2)  For Messrs. Dieterle, Pritchard, Chipman, Newell, Brownlie, Shaw, Postle and Nesbitt includes, respectively, 250,00 shares, 250,000 shares, 650,000 shares, 250,000 share, 450,000 shares, 100,000 shares, 100,000 shares and 100,000 shares issuable upon exercise of options.

(3) Represents shares owned by Mr. Roningen’s wife. All of the foregoing shares are pledged as collateral for payment of a bank note.

(4) Includes shares owned jointly with his wife.

(5) Includes 2,500,000 shares issuable upon exercise of warrants issued in the January 2007 Private Placements. The securities are held of record by Gerlach And Co. (Citibank) for Banque Cantonale Vaudoise (as custodian). We have been advised that FidFund Management SA is the Fund Manager for Strategic Precious Metal Fund and that various persons at the Fund Manager, including its directors, Christian Piguet, Gino Leonardi, Ariane Ischi, Claudio Müller and Herzig Steve, share dispositive and voting power over the shares held by Strategic Precious Metal Fund.

(6) The shares are held of record by Credit Suisse First Boston LLC. We have been advised that William P. Richards is the Fund Manager for RAB Special Situations (Master) Fund Limited, with dispositive and voting power over the shares held by RAB Special Situations (Master) Fund Limited.

(7) We have been advised that Xavier Roulet, is a natural person with voting and investment control over shares of our common stock beneficially owned by SPGP.

(8) Includes shares issuable upon exercise of warrants to purchase an aggregate of 13,600,000 shares. We have been advised that Standard Bank PLC’s directors and senior management are natural persons with voting and investment control over shares of our common stock beneficially owned by Standard Bank PLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have employment agreements with certain of our executive officers and have granted such officers and directors options and warrants to purchase our common stock, as discussed under the headings, “Executive Compensation,” and “Security Ownership of Certain Beneficial Owners and Management,” above.

During the fiscal years ended July 31, 2006 and 2005, we paid Roger Newell $63,000 and $68,000, respectively, for professional geologist and management services rendered to us, plus expenses. Mr. Newell also earned wages of $30,000 during the last three months of the fiscal year ended July 31, 2006. During the fiscal years ended July 31, 2006 and 2005, we paid Jack Everett, a former vice president, consulting fees of $78,500 and $56,900, respectively. In addition, Mr. Everett earned wages of $10,000 during the last month of fiscal 2006. During the fiscal year ended July 31, 2006 and 2005, we paid Robert Roningen legal and consulting fees of $8,000 and $6,625, respectively.

In January 2006, we extended the following stock options through January 3, 2007, all of which are exercisable at $0.05 per share: Messrs. Dieterle -1,050,000 shares; Roningen - 500,000 shares; Pritchard - 327,727 shares; Newell - 500,000 shares; and Hazlitt - 25,000 shares. All of these options were exercised prior to their expiration date.

Upon their engagement with us, we issued 50,000 common stock purchase options to Mr. Chipman and 200,000 common stock purchase options to Mr. Brownlie (see “Employment and Change of Control Agreements” in “Executive Compensation” above). On July 31, 2006, we issued 250,000 common stock purchase options each to Messrs. Dieterle, Pritchard, Everett and Newell exercisable at $0.32 per share expiring on July 31, 2008. On November 30, 2006, we granted 100,000 common stock purchase options to each of John Postle, Ian A. Shaw and Mark T. Nesbitt, our independent directors exercisable at $0.33 per share expiring November 30, 2008. On December 13, 2006, we issued an additional 250,000 common stock purchase options to John Brownlie, our Vice President of Operations, and 100,000 common stock purchase options to Christopher Chipman, our Chief Financial Officer, exercisable at $0.36 per share expiring on December 13, 2008. On June 13, 2007, we issued an additional 500,000 options to Mr. Chipman under our 2006 Equity Incentive Plan. These options vested immediately and are exercisable for a period of two years at an exercise price of $0.384 per share.

We utilize Caborca Industrial S.A. de C.V. (“Caborca Industrial”), a Mexican corporation 100% owned by Messrs. Dieterle and Pritchard, two of our officers and directors for mining support services. These services include but are not limited to the payment of mining salaries and related costs. Caborca Industrial bills us for these services at cost. Mining expenses charged by it amounted to approximately $122,000 and $24,000 for the years ended July 31, 2006 and 2005 and approximately $240,000 and $85,000 for the nine months ended April 30, 2007 and 2006, respectively. Our consolidated financial statements include the accounts of Capital Gold Corporation and its subsidiaries, which are wholly and majority owned as well as the accounts within Caborca Industrial. This entity is considered a variable interest entity and consolidated under accounting rules provided under FIN 46, “Consolidation of Variable Interest Entities”.

SELLING STOCKHOLDERS

The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering, which includes shares issuable upon exercise of warrants held by the selling stockholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to warrants and options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 167,942,964 shares of our common stock issued and outstanding as of June 19, 2007.

The shares of common stock covered by this prospectus may be sold by the selling stockholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. We are registering the shares of our common stock for resale by the selling stockholders defined below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "How The Shares May Be Distributed" below

The following table has been prepared based solely upon information furnished to us as of the date of this prospectus by the selling stockholders listed below. The selling stockholders identified below may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their shares since the date on which the information in the following table is presented.

None of the selling stockholder has had any position, office or other material relationship with us or any of our affiliates within the past three years, other than as disclosed in the footnotes to the table.

Selling Stockholder	Common Stock Owned Prior To Offering	No. of Shares Being Offered	Common Stock Owned After The Offering
Strategic Precious Metal Fund (1)	12,500,000(1)	12,500,000(1)	--
HSBC Private Bank (Suisse)(SA)(2)	250,000(2)	250,000(2)	--
Weston Compagnie de Finance et d’Investissement S.A (3)	425,000(3)	425,000(3)	--
SC Fundamental Value BVI, Ltd. (4)	1,242,927(4)	833,334(4)	409,593
SC Fundamental Value Fund, LP (5)	1,792,960(5)	1,250,000(5)	542,960
Wendy Caledon(6)	81,250(6)	81,250(6)	--
Michael J. Hampton(7)	352,500(7)	187,500(7)	--
Yuet-Ha Mo(8)	50,000(8)	50,000(8)	--
Howard Klein* (9)	100,000(9)	100,000(9)	--
Dominic Frisby(10)	125,000(10)	125,000(10)	--
Broadband Capital Management LLC* (11)	25,000(11)	25,000(11)	--
Fairbanc Advisors Ltd. (12)	917,125(12)	917,125(12)	--
Richard Feiner (13)	200,000 (13)	100,000 (13)	--
William Bodenlos* (14)	100,000 (14)	100,000 (14)

*	This selling stockholder has identified itself as a broker-dealer or an affiliate of a registered broker-dealer.

(1)
Includes 2,500,000 shares issuable upon exercise of warrants issued in the January 2007 Private Placements. The securities are held of record by Gerlach And Co. (Citibank) for Banque Cantonale Vaudoise (as custodian). We have been advised that FidFund Management SA is the Fund Manager for Strategic Precious Metal Fund and that various persons at the Fund Manager, including its directors, Christian Piguet, Gino Leonardi, Ariane Ischi, Claudio Müller and Herzig Steve, share dispositive and voting power over the shares held by Strategic Precious Metal Fund. Two signatories are required to take any such action.

(2)
Includes 50,000 shares issuable upon exercise of warrants issued in the January 2007 Private Placements. The selling stockholder has identified [To be supplied], as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(3)
Includes 85,000 shares issuable upon exercise of warrants issued in the January 2007 Private Placements. The selling stockholder has identified Raphael R. W. Gerstel , its Managing Director, as the natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(4)
Includes 166,667 shares issuable upon exercise of warrants issued in the January 2007 Private Placements. The selling stockholder has identified Peter M. Collery, President of SC Fundamental BVI, Inc., as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder. SC Fundamental BVI, Inc., is the Managing general partner of SC-BVI Partners, the selling stockholder’s investment advisor. Excludes shares owned by SC Fundamental Value Fund, LP. Although SC Fundamental Value Fund, LP and SC Fundamental Value BVI, Ltd. are under common control, each disclaims beneficial ownership of the securities owned by the other.

(5)
Includes 250,000 shares issuable upon exercise of warrants issued in the January 2007 Private Placements. The selling stockholder has identified Peter M. Collery, a control person of SC Fundamental LLC, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder. SC Fundamental LLC is the general partner of the selling stockholder. Excludes shares owned by SC Fundamental Value BVI, Ltd. Although SC Fundamental Value BVI, Ltd. and SC Fundamental Value Fund, LP are under common control, each disclaims beneficial ownership of the securities owned by the other.

(6)	Includes 16,250 shares issuable upon exercise of warrants issued in the January 2007 Private Placements.

(7)
The shares owned include 60,000 shares issuable upon exercise of previously issued warrants. The shares owned and offered include 37,500 shares issuable upon exercise of warrants issued in the January 2007 Private Placements.

(8)	The shares owned include 10,000 shares issuable upon exercise of warrants issued in the January 2007 Private Placements.

(9)
The shares owned are all issuable upon exercise of options. Mr. Klein is the Managing Member of RK Equity Advisors, LLC, an entity that provides consulting services to us and received the options as partial consideration for such services. RK Equity Advisors, LLC subsequently transferred them to Mr. Klein. Mr. Klein is a Managing Director of Broadband Capital Management LLC. He disclaims beneficial ownership of the placement agent options, and shares issuable upon exercise thereof, issued to Broadband.

(10)	The shares owned include 25,000 shares issuable upon exercise of warrants issued in the January 2007 Private Placements.

(11)
The shares offered and owned represent shares issuable upon exercise of placement agent warrants issued with regard to one of the January 2007 Private Placements. The selling stockholder was the placement agent for the January 2007 Private Placement conducted in the United States. The selling stockholder has identified Michael Rapp and Phil Wagenheim as natural persons with voting and investment control over shares of our common stock beneficially owned by the selling stockholder. Howard Klein, another selling stockholder, is a Managing Director of Broadband Capital Management LLC. He disclaims beneficial ownership of the placement agent options, and shares issuable upon exercise thereof, owned by Broadband.

(12)  The shares offered represent shares issuable upon the exercise of 100,000 options unrelated to the January 2007 Private Placement and 817,125 placement agent warrants issued with regard to one of the January 2007 Private Placements. These options and warrants were transferred to the selling stockholder by Paul Ensor. Paul Ensor was the placement agent for the January 2007 Private Placement conducted outside of the United States. The selling stockholder has identified Peter Grut, Director of Fairbanc Advisors Ltd as the natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

(13)	Consists of shares issuable upon exercise of outstanding options. 100,000 of these option shares have been registered for public resale in a prior registration statement.

(14)
The shares owned and offered consist of shares issuable upon exercise of placement agent warrants issued to Broadband Capital Management LLC as the placement agent in the January 2007 Private Placement conducted in the United States and transferred to Mr. Bodenlos. Mr. Bodenlos is affiliated with Broadband Capital Management LLC.

HOW THE SHARES MAY BE DISTRIBUTED

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders have been apprised that, if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to how the shares may be distributed, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, each of the selling stockholders who is a registered broker-dealer or is affiliated with a registered broker-dealer has advised us that:

•	it purchased the shares in the ordinary course of business; and
•	at the time of the purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

Broadband Capital Management LLC is a registered broker dealer and NASD member firm and listed as a selling stockholder in this prospectus. Broadband Capital Management LLC served as placement agent in our recently completed U.S. private placement offering and received, in addition to cash commissions and reimbursement of certain expenses, warrants to purchase an aggregate of 125,000 shares of our Common Stock with an exercise price of $0.30 per share and an exercise period of 18 months from the date of issuance. Paul Ensor served as placement agent in our recently completed offshore private placement offering and received, in addition to cash commissions and reimbursement of certain expenses, warrants to purchase an aggregate of 817,125 shares of our Common Stock with the same terms as the warrants issued to Broadband Capital Management LLC. Paul Ensor transferred is securities to Fairbanc Advisors Ltd. Neither Mr. Ensor nor Fairbanc Advisors Ltd. is a U.S. person, registered broker dealer or NASD member firm. Fairbanc Advisors Ltd. is listed as a selling stockholder in this prospectus. The registration statement of which this prospectus forms a part includes the shares underlying the warrants issued to Broadband Capital Management LLC and Paul Ensor.

The warrants held by Broadband Capital Management LLC expire on July 23, 2008. The 125,000 shares of Common Stock issued or issuable upon conversion of placement agent warrants received by Broadband Capital Management LLC are restricted from sale, transfer, assignment, pledge or hypothecation or from being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, except transfers of the warrants to officers, partners or certain affiliates of Broadband Capital Management LLC as allowed under NASD Rule 2710 (g)(1) and (2). In this regard, Broadband Capital Management LLC transferred 100,000 of its warrants to William Bodenlos, an affiliate of Broadband Capital Management LLC.

Broadband Capital Management LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling stockholders named in the prospectus under the section titled "Selling Security Holders" that purchased our privately placed securities. All shares sold, if any, on behalf of selling stockholders by Broadband Capital Management LLC would be in transactions executed by Broadband Capital Management LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Broadband Capital Management LLC does not have an underwriting agreement with us and/or the selling stockholders and no selling stockholders are required to execute transactions through Broadband Capital Management LLC. Further, other than any existing brokerage relationship as customers with Broadband Capital Management LLC, no selling stockholder has any pre-arranged agreement, written or otherwise, with Broadband Capital Management LLC to sell their securities through Broadband Capital Management LLC.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling stockholders' shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling stockholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling stockholders are sold, transferred, assigned or hypothecated by any selling stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

The NASD has recently proposed rule changes to NASD Rule 2710 which may, if approved, modify the requirements of its members to make filings under NASD Rule 2710. Further, no NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the selling stockholders, which total compensation may not exceed 8%.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as they may be engaged in a distribution of the shares. With certain exceptions, Regulation M precludes a selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

DESCRIPTION OF SECURITIES BEING REGISTERED

The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and our by-laws, copies of which have been filed with the Securities and Exchange Commission.

Our authorized capital stock consist of: (i) 250,000,000 shares of stock, $.0001 par value. 167,942,964 shares of common stock were issued and outstanding as of the date of this prospectus.

Our Board of Directors is empowered, without stockholder approval, to issue shares of stock in classes and series with such voting powers, designations, preferences and relative participating or other special rights and qualifications, limitations or restrictions thereof, as shall be determined from time to time by our Board of Directors

Common Stock

Shares of our common stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our stockholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holder of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

The holders of common stock:

•	have equal rights to dividends from funds legally available therefore, when and if declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

•	do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Provisions of our certificate of incorporation and bylaws also may make it more difficult to acquire control of us.

Our Certificate of Incorporation allow us to issue different series of shares of stock without any vote or further action by our stockholders. Our Board of Directors has the authority to designate series of our stock and to fix and determine the relative rights and preferences of such classes and series. As a result, our Board of Directors could authorize the issuance of a series of stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our amended by-laws: (i) require stockholders that seek to bring business before a meeting of stockholders, including nominations of candidates for election as directors, to provide notice of such business to us, and certain other information, within a specified period prior to the meeting; (ii) authorize the Board of Directors to determine the record date applicable to any proposed stockholder action to be taken by written consent without a meeting, and require us to appoint an independent inspector to the review the validity and sufficiency of any consents received in connection with any such proposed action; and (iii) do not permit stockholders to call special stockholders' meeting.

These provisions may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. In addition, the foregoing provisions could deprive stockholders of the opportunity to realize a premium on the shares of common stock owned by them.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Richard Feiner, Esq., 381 Park Avenue South, Suite 1601, New York, New York 10016. Mr. Feiner owns options to purchase an aggregate of 200,000 shares of our common stock.

EXPERTS

Our consolidated financial statements included in this prospectus have been audited by Wolinetz, Lafazan & Company, P.C., independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement (which contains this prospectus) on Form SB-2 under the Securities Act of 1933. The registration statement relates to the shares offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us, the common stock, the debentures and the warrants. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the Registration Statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described below.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Many of our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

GLOSSARY

Reserve:
That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction ("Bankable standards" implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tonnes and grade to include diluting materials and allowances for losses that might occur when the material is mined.

Proven Reserve:
Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape depth and mineral content of reserves are well-established.

Probable Reserve:
Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

mineralized material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

non-reserves	The term “non-reserves” refers to mineralized material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

exploration stage	An “exploration stage” prospect is one which is not in either the development or production stage.

development stage
A “development stage” project is one which is undergoing preparation of an established commercially mineable deposit for its extraction but which is not yet in production. This stage occurs after completion of a feasibility study.

production stage	A “production stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

ADDITIONAL DEFINITIONS

Caliche:	Sediment cemented by calcium carbonate near surface.

Diorite:	Igneous Rock.

Dikes:	Tabular, vertical bodies of igneous rock.

Fissility:	Shattered, broken nature of rock.

Fracture Foliations:	Fracture pattern in rock, parallel orientation, resulting from pressure.

Heap Leaching:	Broken and crushed ore on a pile subjected to dissolution of metals by leach solution.

Hydrometallurgical
Plant:	A metallurgical mineral processing plant that uses water to leach or separate and concentrate elements or minerals.

Intercalated:	Mixed in.

Litho static Pressure:	Pressure brought on by weight of overlaying rocks.

Major
Intrusive Center:	An area where large bodies of intrusive igneous rock exist and through which large amounts of mineralizing fluids rose.

Mesothermal:	A class of hydrothermal ore deposit formed at medium temperatures and a depth over one mile in the earth’s crust.

Microporphyritic
Latite:	Extremely fine grained siliceous igneous rock with a distribution of larger crystals within.

Mudstone:	Sedimentary bed composed primarily of fine grained material such as clay and silt.

PPM:	Part per million.

Pyritized:	Partly replaced by the mineral pyrite.

Reverse Circulation
Drilling (or R.C.
Drilling):	Type of drilling using air to recover cuttings for sampling through the middle of the drilling rods rather than the outside of the drill rods, resulting in less contamination of the sampled interval.

Sericitized:	Rocks altered by heat, pressure and solutions resulting in formation of the mineral sericite, a very fine grained mica.

Siltstone:	A sedimentary rock composed of clay and silt sized particles.

Silicified:	Partly replaced by silica.

Stockwork Breccia:	Earth's crust broken by two or more sets of parallel faults converging from different directions.

Stockwork:	Ore, when not in strata or in veins but in large masses, so as to be worked in chambers or in large blocks.

Surface Mine:	Surface mining by way of an open pit without shafts or underground working.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

April 30,
ASSETS	2007
Current Assets:
Cash and Cash Equivalents	$7,545,184
Loans Receivable - Affiliate (Note 12 and 16)	46,245
Prepaid Assets	328,548
Marketable Securities (Note 3)	80,000
Stockpiles and Ore on Leach Pads (Note 5)	473,584
Inventories (Note 4)	100,941
Deposits (Note 6)	860,047
Other Current Assets (Note 7)	1,284,117
Total Current Assets	10,718,666

Mining Concessions (Note 11)	70,104
Property & Equipment - net (Note 8)	15,749,270
Intangible Assets - net (Note 9)	580,267

Other Assets:
Other Investments (Note 13)	28,052
Deferred Financing Costs (Note 18)	620,756
Mining Reclamation Bonds (Note 10)	35,550
Other	42,286
Security Deposits	9,599
Total Other Assets	736,243

Total Assets	$27,854,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$239,081
Accrued Expenses	600,669
Derivative Contracts (Note 21)	520,416
Total Current Liabilities	1,360,166

Reclamation and Remediation Liabilities (Note 14)	1,227,776
Note Payable (Note 18)	12,000,000
Total Long-term Liabilities	13,227,776

Commitments and Contingencies
Stockholders’ Equity:
Common Stock, Par Value $.0001 Per Share;
Authorized 250,000,000 shares; Issued and
Outstanding 166,308,511 Shares	16,631
Additional Paid-In Capital	53,522,638
Deficit Accumulated in the Development Stage	(36,872,071)
Deferred Financing Costs (Note 18)	(3,670,710)
Deferred Compensation	(52,500)
Accumulated Other Comprehensive Loss (Note 15)	322,620
Total Stockholders’ Equity	13,266,608
Total Liabilities and Stockholders’ Equity	$27,854,550

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

			For the Period
	For The Nine Months Ended		September 17, 1982
	April 30,		(Inception)
			To
	2007	2006	April 30, 2007

Revenues	$-	$-	$-
Costs and Expenses:
Mine Expenses	743,334	1,528,653	10,348,047
Write-Down of Mining, Milling and Other Property and Equipment	-	-	1,299,445
Selling, General and Administrative Expenses	2,151,362	1,377,104	14,149,822
Stocks and Warrants issued for Services	153,093	6,585	9,652,331
Exploration	581,395	-	581,395
Depreciation and Amortization	631,797	27,000	1,045,923
Total Costs and Expenses	4,260,981	2,939,342	37,076,963

Loss from Operations	(4,260,981)	(2,939,342)	(37,076,963)

Other Income (Expense):
Interest Income	97,815	85,396	1,077,532
Interest Expense	(473,334)	-	(473,334)
Miscellaneous	-	-	36,199
Loss on Sale of Property and Equipment	-	-	(155,713)
Gain on Sale of Subsidiary	-	-	1,907,903
Option Payment	-	-	70,688
Loss on change in fair value of derivative	(847,068)	(362,210)	(1,428,992)
Loss on Write-Off of Investment	-	-	(10,000)
Loss on Joint Venture	-	-	(901,700)
Loss on Option	-	-	(50,000)
Gain (Loss) on Other Investments	-	-	(3,697)
Loss on Write -Off of Minority Interest	-	-	(150,382)
Total Other Income (Expense)	(1,222,586)	(276,814)	(81,495)

Loss Before Minority Interest	(5,483,568)	(3,216,156)	(37,158,459)
Minority Interest	-	-	286,388

Net Loss	$(5,483,568)	$(3,216,156)	$(36,872,071)

Net Loss Per Common Share - Basic and Diluted	$(0.04)	$(0.03)

Weighted Average Common Shares Outstanding	143,842,574	105,698,556

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED APRIL 30, 2007 (UNAUDITED)

				Deficit
				Accumulated	Accumulated
			Additional	in the	Other	Deferred	Deferred	Total
	Common Stock		paid-in-	Development	Comprehensive	Financing	Compensation	Stockholder
	Shares	Amount	capital	Stage	Income/(Loss)	Costs	Costs	Equity
Balance at July 31, 2006	131,635,129	13,163	40,733,825	(31,388,503)	146,493	(522,541)	(52,500)	8,929,937
Deferred Financing Costs	1,150,000	115	350,635	-	-	(350,750)	-	-
Deferred Financing Costs	-	-	3,314,449	-	-	(3,314,449)	-	-
Amortization of Deferred Finance Costs	-	-	-	-	-	517,030	-	517,030
Options and warrants issued for services	-	-	170,447	-	-	-	-	170,447
Private Placement, Net	12,561,667	1,256	3,484,606	-	-	-	-	3,485,862
Common Stock issued for services provided	679,261	68	301,182	-	-	-	-	301,250
Common Stock issued upon the exercising of options and warrants	20,282,454	2,029	5,167,494	-	-	-		5,169,523
Unrealized loss on marketable securities	-	-	-	-	(10,000)	-	-	(10,000)
Change in fair value on interest rate swaps	-	-	-	-	(76,138)	-	-	(76,138)
Equity adjustment from foreign currency translation	-	-	-	-	262,265	-	-	262,265
Net loss for the nine months ended April 30, 2007	-	-	-	(5,483,568)	-	-	-	(5,483,568)
Balance - April 30, 2007	166,308,511	$16,631	$53,522,638	$(36,872,071)	$322,620	$(3,670,710)	$(52,500)	$13,266,608

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	For The		For The Period
	Nine Months Ended		September 17, 1982
	April 30,		(Inception) To
	2007	2006	April 30, 2007
Cash Flow From Operating Activities:
Net Loss	$(5,483,568)	$(3,216,156)	$(36,872,071)
Adjustments to Reconcile Net Loss to
Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	631,797	27,000	1,054,493
Gain on Sale of Subsidiary	-	-	(1,907,903)
Minority Interest in Net Loss of Subsidiary	-	-	(286,388)
Write-Down of Impaired Mining, Milling and Other	-
Property and Equipment	-	-	1,299,445
Loss on Sale of Property and Equipment	-	-	155,713
Loss on change in fair value of derivative	662,354	362,210	1,244,278
Loss on Write-Off of Investment	-	-	10,000
Loss on Joint Venture	-	-	901,700
Loss on Write-Off of Minority Interest	-	-	150,382
Value of Common Stock and Warrants Issued for Services	471,697	6,585	13,057,312
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Prepaid Expenses	(288,474)	(12,734)	(309,556)
(Increase) Decrease in Inventory	(446,184)	-	(446,184)
(Increase) Decrease in Other Current Assets	3,365,966	(5,104,501)	(1,899,873)
(Increase) in Other Deposits	(610,047)	(286,000)	(878,047)
Increase (Decrease) in Other Assets	768	755	(41,900)
(Increase) in Security Deposits	-	-	(9,605)
Increase (Decrease) in Accounts Payable	(19,891)	133,859	322,293
Increase in Redemption Obligation	1,227,776	-	1,227,776
Increase (Decrease) in Accrued Expenses	243,998	(46,317)	380,927
Net Cash Provided by (Used in) Operating Activities	(243,808)	(8,042,665)	(22,847,208)

Cash Flow From Investing Activities:
(Increase) in Other Investments	(6,572)	(260)	(28,312)
Purchase of Mining, Milling and Other Property and
Equipment	(15,031,813)	(238,541)	(18,223,095)
Purchase of Concessions	-	-	(25,324)
Investment in Intangibles	(570,000)	-	(588,620)
Proceeds on Sale of Mining, Milling and Other Property
and Equipment	-	-	275,638
Proceeds From Sale of Subsidiary	-	-	2,131,616
Expenses of Sale of Subsidiary	-	-	(101,159)
Advance Payments - Joint Venture	-	-	98,922
Investment in Joint Venture	-	-	(101,700)
Investment in Privately Held Company	-	-	(10,000)
Net Assets of Business Acquired (Net of Cash)	-	-	(42,130)
Investment in Marketable Securities	-	-	(50,000)

The accompanying notes are an integral part of the financial statements.

	For The		For The Period
	Nine Months Ended		September 17, 1982
	April 30,		(Inception)
			To
	2007	2006	April 30, 2007

Net Cash Used in Investing Activities	(15,608,385)	(238,801)	(16,664,164)

Cash Flow From Financing Activities:

Advances to Affiliate	(4,500)	(8,076)	(49,822)
Proceeds from Borrowing on Credit Facility	12,000,000		12,000,000
Proceeds of Borrowings - Officers	-	-	18,673
Repayment of Loans Payable - Officers	-	-	(18,673)
Proceeds of Note Payable	-	-	11,218
Payments of Note Payable	-	-	(11,218)
Proceeds From Issuance of Common Stock, net	8,655,385	8,088,920	35,506,229
Commissions on Sale of Common Stock	-	-	(5,250)
Deferred Finance Costs	(257,271)	(140,000)	(708,048)
Expenses of Initial Public Offering	-	-	(408,763)
Capital Contributions - Joint Venture Subsidiary	-	-	304,564
Purchase of Certificate of Deposit - Restricted	-	-	(5,000)
Purchase of Mining Reclamation Bonds	-	-	(30,550)

Net Cash Provided By (Used In) Financing Activities	20,393,614	(7,940,844)	46,603,360

Effect of Exchange Rate Changes	262,265	(40,776)	453,196

Increase (Decrease) In Cash and Cash Equivalents	4,803,686	(381,398)	7,545,184
Cash and Cash Equivalents - Beginning	2,741,498	4,281,548	-
Cash and Cash Equivalents - Ending	$7,545,184	$3,900,150	$7,545,184

Supplemental Cash Flow Information:
Cash Paid For Interest	$685,735	$-	$685,735
Cash Paid For Income Taxes	$20,575	$7,731	$66,549
Non-Cash Financing Activities:
Issuances of Common Stock as Commissions
on Sales of Common Stock	$-	$-	$440,495
Issuance of common stock and warrants as payment of financing costs	$3,665,199	$270,000	$4,187,740
Change in Fair Value of Derivative Instrument	$76,138	$-	$76,138
Issuance of Common Stock and Options/warrants as Payment for Expenses	$-	$-	$192,647
Issuance of Common Stock as Payment for Mining,
Milling and Other Property and Equipment	$-	$-	$4,500
Exercise of Options as Payment of Accounts Payable	$-	$-	$36,000

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2007

NOTE 1 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Capital Gold Corporation ("Capital Gold", "the Company", "we" or "us") and its subsidiaries, which are wholly and majority owned as well as the accounts within Caborca Industrial S.A. de C.V. (“Caborca Industriale”), a Mexican corporation 100% owned by two of the Company’s officers and directors for mining support services. These services include, but are not limited to, the payment of mining salaries and related costs. Caborca Industrial bills the Company for these services at cost. This entity is considered a variable interest entity under accounting rules provided under FIN 46, “Consolidation of Variable Interest Entities”.

Capital Gold was incorporated in February 1982 in the State of Nevada. During March 2003 the Company's stockholders approved an amendment to the Articles of Incorporation to change its name from Leadville Mining and Milling Corp. to Capital Gold Corporation. In November 2005, the Company reincorporated in Delaware. The Company owns rights to property located in the State of Sonora, Mexico and the California Mining District, Lake County, Colorado and is in the process of completing construction and development of an open-pit gold mining operation to mine two of its Mexican concessions. All of the Company's mining activities are now being performed in Mexico. The Company is a development stage enterprise.

On June 29, 2001, the Company exercised an option and purchased from AngloGold North America Inc. and AngloGold (Jerritt Canyon) Corp. 100% of the issued and outstanding stock of Minera Chanate, S.A. de C.V., a subsidiary of those two companies (“Minera Chanate”). Minera Chanate's assets consisted of certain exploitation and exploration concessions in the States of Sonora, Chihuahua and Guerrero, Mexico. We sometimes refer to these concessions as the El Chanate Concessions.

Pursuant to the terms of the agreement, on December 15, 2001, the Company made a $50,000 payment to AngloGold. AngloGold will be entitled to receive the remainder of the purchase price by way of an ongoing percentage of net smelter returns of between 2% and 4% plus 10% net profits interest (until the total net profits interest payment received by AngloGold equals $1,000,000). AngloGold's right to a payment of a percentage of net smelter returns and the net profits interest will terminate at such point as they aggregate $18,018,355. In accordance with the agreement, the foregoing payments are not to be construed as royalty payments. Should the Mexican government or other jurisdiction determine that such payments are royalties, we could be subject to and would be responsible for any withholding taxes assessed on such payments.

Under the terms of the agreement, the Company has granted AngloGold the right to designate one of its wholly-owned Mexican subsidiaries to receive a one time option to purchase 51% of Minera Chanate (or such entity that owns the Minera Chanate concessions at the time of option exercise). That Option is exercisable over a 180 day period commencing at such time as the Company notifies AngloGold that it has made a good faith determination that it has gold-bearing ore deposits on any one of the identified group of El Chanate Concessions, when aggregated with any ore that the Company has mined, produced and sold from such concessions, of in excess of 2,000,000 troy ounces of contained gold. The exercise price would equal twice the Company's project costs on the properties during the period commencing on December 15, 2000 and ending on the date of such notice.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the accompanying condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the condensed consolidated financial position and results of operations and cash flows for the periods presented.

Results of operations for interim periods are not necessarily indicative of the results of operations for a full year.

The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company is a development stage enterprise and has recurring losses from operations and operating cash constraints that raise substantial doubt about the Company's ability to continue as a going concern. These statements should be read in conjunction with the Company’s consolidated financial statements included within its Form 10-KSB for the fiscal year ended July 31, 2006, as filed with the SEC on November 1, 2006.

NOTE 2 - Equity Based Compensation

In connection with offers of employment to the Company’s executives as well as in consideration for agreements with certain consultants, the Company issues options and warrants to acquire its common stock. Employee and non-employee awards are made at the discretion of the Board of Directors.

Such options and warrants may be exercisable at varying exercise prices currently ranging from $0.22 to $0.41 per share of common stock with certain of these grants becoming exercisable immediately upon grant subject to stockholder approval. Certain grants vest for a period of five months to two years (generally concurrent with service periods for grants to employees/consultants - See Note 20 - Employee and Consulting Agreements). Certain grants contain a provision whereby they become immediately exercisable upon a change of control.

Effective February 1, 2006, the Company adopted the provisions of SFAS No. 123R. Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. The Company adopted the provisions of FAS 123R using a modified prospective application. Under this method, compensation cost is recognized for all share-based payments granted, modified or settled after the date of adoption, as well as for any unvested awards that were granted prior to the date of adoption. Prior periods are not revised for comparative purposes. Because the Company previously adopted only the pro forma disclosure provisions of SFAS 123, it will recognize compensation cost relating to the unvested portion of awards granted prior to the date of adoption, using the same estimate of the grant-date fair value and the same attribution method used to determine the pro forma disclosures under SFAS 123, except that forfeitures rates will be estimated for all options, as required by FAS 123R.

The cumulative effect of applying the forfeiture rates is not material. FAS 123R requires that excess tax benefits related to stock options exercises be reflected as financing cash inflows instead of operating cash inflows.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. Expected volatility is based on the historical volatility of the price of the Company stock. The risk-free interest rate is based on U.S. Treasury issues with a term equal to the expected life of the option. The Company uses historical data to estimate expected dividend yield, expected life and forfeiture rates. The estimated per share weighted average grant-date fair values of stock options and warrants granted during the nine months ended April 30, 2007 and 2006, were $0.32 and $0.36, respectively. The fair values of the options and warrants granted were estimated based on the following weighted average assumptions:

	Nine Months ended April 30,
	2007	2006
Expected volatility	82%	121%
Risk-free interest rate	6.24%	5.75%
Expected dividend yield	-	-
Expected life	4.2 years	1.05 years

Stock option and warrant activity for employees during the nine months ended April 30, 2007 is as follows:

	Number of Options	Weighted Average exercise price	Weighted average remaining contracted term (years)	Aggregate intrinsic value

Outstanding at July 31, 2005	4,711,363	$.30	0.30	$1,277,977
Options granted	4,611,363.13		-	-
Options exercised	(590,909)	.05	-	-
Options expired	(3,161,363)	.05	-	-
Warrants and options outstanding at July 31, 2006	5,570,454	$.16	1.17	$702,250

Options granted	550,000	$.34	-	-

Options exercised	(3,570,909)	$.08	-	-

Options expired	(549,545)	$.22	-	-
Warrants and options outstanding at April 30, 2007	2,000,000	$.33	1.39	$167,000
Warrants and options exercisable at April 30, 2007	2,000,000	$.33	1.39	$167,000

Unvested stock option and warrant balances for employees at April 30, 2007 are as follows:

			Weighted
		Weighted	average
		Average	remaining	Aggregate
	Number of Options	Exercise price	contracted term (years)	Intrinsic value
Outstanding at August 1, 2006	-	-	-	$-
Options granted	150,000	$.32	1.83	16,500
Unvested Options outstanding at April 30, 2007	150,000	$.32	1.17	$13,500

Stock option and warrant activity for non-employees during the nine months ended April 30, 2007 is as follows:

			Weighted
		Weighted	average
		Average	remaining	Aggregate
	Number of Options	Exercise price	contracted term (years)	Intrinsic value

Outstanding at July 31, 2005	31,902,004	$.30	1.13	$3,430,120
Options granted	6,844,000.28		-	-
Options exercised	(12,835,004)	.29	-	-
Options expired	(350,000)	.10	-	-
Warrants and options outstanding at July 31, 2006	25,561,000	$.29	1.33	$1,939,530

Options granted	16,982,542	$.33	-	-

Options exercised	(17,846,000)	.29	-	-

Options expired	_(1,375,000)	.31	-	-
Warrants and options outstanding at April 30, 2007	23,322,542	$.32	1.72	$1,988,238
Warrants and options exercisable at April 30, 2007	23,322,542	$.32	1.72	$1,988,238

The impact on the Company’s results of operations of recording equity based compensation for the nine months ended April 30, 2007, for employees and non-employees was approximately $427,000 and reduced earnings per share by $0.00 per basic and diluted share.

As of April 30, 2007, there was $52,500 of unrecognized equity based compensation cost related to options granted to one executive.

NOTE 3 - Marketable Securities

Marketable securities are classified as current assets and are summarized as follows:

April 30,
2007

Marketable equity securities, at cost	$50,000

Marketable equity securities, at fair value	$80,000

NOTE 4 - Inventories

April 30, 2007
In-process	$-
Concentrate	-
Precious metals	-
Materials, supplies and other	100,941

$100,941

NOTE 5 - Stockpiles and Leach Pads

April 30, 2007
Current:
Stockpiles & Ore on leach pads	$473,584

$473,584

Costs that are incurred in or benefit the productive process are accumulated as stockpiles, ore on leach pads and inventories. Stockpiles, Ore on leach pads and inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Write-downs of stockpiles, ore on leach pads and inventories, resulting from net realizable value impairments, will be reported as a component of Costs applicable to sales. The current portion of stockpiles, ore on leach pads and inventories is determined based on the expected amounts to be processed within the next 12 months. Stockpiles, ore on leach pads and inventories not expected to be processed within the next 12 months will be classified as long-term.

NOTE 6 - Deposits

Deposits are classified as current assets and represent payments made on mining equipment for the Company’s El Chanate Project in Sonora, Mexico. Deposits are summarized as follows:

April 30,
2007

Advance payment on Mining Contract to Sinergia (Note 14)	$832,595
Other	27,452
Total Deposits	$860,047

NOTE 7 - Other Current Assets

Other current assets consist of the following:
April 30,
2007

Value added tax to be refunded	$1,045,102
Asset held for resale	166,232
Other	72,784
Total Other Current Assets	$1,284,117

NOTE 8 - Property and Equipment

Property and Equipment consist of the following at April 30, 2007:

Process equipment and facilities	$12,593,830
Construction in progress	1,826,925
Asset retirement obligation	1,218,314
Mineralproperties	141,242
Computer and office equipment	131,500
Improvements	15,797
Furniture	14,162

Total	15,941,770

Less: accumulated depreciation	(192,500)

Property and equipment, net	$15,749,270

The Company had open purchase orders on material and equipment regarding its El Chanate Project amounting to approximately $745,000 as of April 30, 2007.

Depreciation expense for the nine months ended April 30, 2007 and 2006 was $130,645 and $23,902, respectively.

NOTE 9 - Intangible Assets

Intangible assets consist of the following as of April 30, 2007:

Repurchase of Net Profits Interest from FG	$500,000
Mobilization Payment to Mineral Contractor	70,000
Investment in Right of Way	18,000
Less: accumulated amortization of Right of Way and Mobilization Payments	(7,733)

Intangible assets, net	$580,267

On September 13, 2006, the Company repurchased the 5% net profits interest formerly held by Grupo Minera FG (“FG”), and subsequently acquired by Daniel Gutierrez Cibrian, with respect to the operations at the El Chanate mine. That net profits interest had originally been granted to FG in connection with the April 2004 termination of the joint venture agreement between FG and Minera Santa Rita S. de R.L. de C.V. (“MSR”), the Company’s wholly owned Mexican subsidiary. FG also received a right of first refusal to carry out the works and render construction services required to effectuate the El Chanate Project. This right of first refusal is not applicable where a funding source for the project determines that others should render such works or services. FG has assigned or otherwise transferred to MSR all permits, licenses, consents and authorizations (collectively, “authorizations”) for which FG had obtained in its name in connection with the development of the El Chanate Project to the extent that the authorizations are assignable. To the extent that the authorizations are not assignable or otherwise transferable, FG has given its consent for the authorizations to be cancelled so that they can be re-issued or re-granted in MSR’s name. The foregoing has been completed. The purchase price for the buyback of the net profits interest was $500,000, and was structured as part of the project costs financed by the recently completed loan agreement with Standard Bank, Plc. (See Note 18). Mr. Gutierrez retained a 1% net profits interest in MSR, payable only after a total $US 20 million in net profits has been generated from operations at El Chanate. The Company recorded this transaction on its balance sheet as an intangible asset under guidance provided by FAS 142 - Goodwill and Other Intangible Assets to be amortized over the period of which the asset is expected to contribute directly or indirectly to the Company’s cash flow. On March 23, 2007, The Company reacquired the remaining 1% net profits interest (see Note 19).

Amortization expense for the nine months ending April 30, 2007 and 2006 was $3,533 and $3,098, respectively.

NOTE 10 - Mining Reclamation Bonds

These represent certificates of deposit that have been deposited as security for Mining Reclamation Bonds in Colorado. They bear interest at rates varying from 4.35% to 5.01% annually and mature at various dates through 2010.

NOTE 11 - Mining Concessions

Mining concessions consists of the following:

El Charro	$25,324
El Chanate	44,780

Total	$70,104

The El Chanate concessions are carried at historical cost and were acquired in connection with the purchase of the stock of Minera Chanate (see Note 1).

MSR acquired an additional mining concession - El Charro. El Charro lies within the current El Chanate property boundaries. MSR is required to pay 1 1/2% net smelter royalty in connection with the El Charro concession.

NOTE 12 - Loans Receivable - Affiliate

Loans receivable - affiliate consist of expense reimbursements due from a publicly-owned corporation in which the Company has an investment. The Company's president and chairman of the board of directors is an officer and director of that corporation. These loans are non-interest bearing and due on demand (see Note 3 & 16).

NOTE 13 - Other Investments

Other investments are carried at cost and consist of tax liens purchased on properties located in Lake County, Colorado.

NOTE 14 - Reclamations and Remediation Liabilities (Asset Retirement Obligations)

Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and abandonment costs. The asset retirement obligation is based on when the spending for an existing environmental disturbance and activity to date will occur. The Company reviews, on an annual basis, unless otherwise deemed necessary, the asset retirement obligation at each mine site. As of April 30, 2007, approximately $1,228,000 was accrued for reclamation obligations relating to mineral properties in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations.”

The following is a reconciliation of the liability for long-term asset retirement obligations:

	2007	2006
Balance at beginning of period	$-	$-
Additions, changes in estimates and other	1,218,314	-
Liabilities settled	-	-
Accretion expense	9,642	-
Balance - April 30, 2007	$1,227,777	$-

NOTE 15 - Other Comprehensive Income (Loss)-Supplemental Non-Cash Investing Activities

Other comprehensive income (loss) consists of accumulated foreign translation gains and losses and unrealized gains and losses on marketable securities and is summarized as follows:

Balance - July 31, 2005	$157,714

Equity Adjustments from Foreign Currency Translation	48,779
Unrealized Gains (loss) on Marketable Securities	(60,000)

Balance - July 31, 2006	146,493

Change in fair value of derivative instrument	(76,138)
Equity Adjustments from Foreign Currency Translation	262,265
Unrealized Gains (loss) on Marketable Securities	(10,000)

Balance - April 30, 2007	$322,620

NOTE 16 - Related Party Transactions

In August 2002, the Company purchased marketable equity securities of a related company. The Company recorded approximately $6,750 and $8,100 in expense reimbursements including office rent from this entity for the nine months ended April 30, 2007 and 2006, respectively (see Notes 3 and 12).

The Company utilizes a Mexican Corporation 100% owned by two officers/Directors and stockholders of the Company for mining support services. These services include but are not limited to the payment of mining salaries and related costs. The Mexican Corporation bills the Company for these services at cost. Mining expenses charged by the Mexican Corporation and eliminated upon consolidation amounted to approximately $240,000 and $85,000 for the nine months ended April 30, 2007 and 2006, respectively.

During the nine months ended April 30, 2007 and 2006, the Company paid its V.P. Development and Director $0 and $38,500, respectively, for professional geologist and management services rendered to the Company. This individual also earned wages of $90,000 and $20,000 during the nine months ended April 30, 2007 and 2006 respectively. During the nine months ended April 30, 2007 and 2006, the Company paid its V.P. Exploration and Director consulting fees of $0 and $58,500, respectively. In addition, this individual earned wages of $90,000 during the nine months ended April 30, 2007. During the nine months ended April 30, 2007 and 2006, we paid a director legal and consulting fees of $18,000 and $0, respectively.

The Company’s V.P. Development and Director has, since 1995, been a senior consultant in the Minerals Advisory Group LLC, Tucson, Arizona, an entity that provided $3,000 of services to the Company for the nine months ended April 30, 2007.

In January 2006, the Company extended the following stock options through January 3, 2007, all of which are exercisable at $0.05 per share: Chief Executive Officer and Director - 1,250,000 shares; Director - 500,000 shares; V.P. Investor Relations and Director - 327,727 shares; V.P. Development and Director - 500,000 shares; and V.P. Mine Development - 25,000 shares.   There was not a material increase in the intrinsic value of these options at the date of modification as compared to the intrinsic value of the original issuance of these stock options on the applicable measurement date. All of these options were exercised prior to their extended expiration.

On February 5, 2007, Dave Loder, the General Manager of the Company’s El Chanate Project, resigned for personal reasons unrelated to his employment with the Company. The Company has engaged, on a temporary basis, an experienced replacement and is actively looking for a permanent replacement. The Company does not believe, that Mr. Loder’s departure will have a material adverse affect on its business.

On February 7, 2007, Robert Roningen resigned as the Company’s Secretary and, on February 9, 2007, John Brownlie, the Company’s Vice President of Operations, was appointed Chief Operating Officer and Jeffrey W. Pritchard, the Company’s Vice President of Investor Relations, was appointed Secretary. Mr. Brownlie’s appointment as the Company’s Chief Operating Officer did not result in any changes to his compensation arrangement under his employment agreement with the Company.

NOTE 17 - Stockholders' Equity

Common Stock

At various stages in the Company’s development, shares of the Company’s common stock have been issued at fair market value in exchange for services or property received with a corresponding charge to operations, property and equipment or additional paid-in capital depending on the nature of the services provided or property received.

The Company issued 1,150,000 shares of common stock and 12,600,000 common stock purchase warrants to Standard Bank as part of a commitment fee to entering into the credit facility on August 15, 2006, with its wholly-owned subsidiaries MSR and Oro. The Company recorded the issuance of the 1,150,000 shares of common stock and 12,600,000 warrants as deferred financing costs of approximately $351,000 and $3,314,000, respectively, as a reduction of stockholders' equity on the Company's balance sheet. The issuance of 1,150,000 shares was recorded at the fair market value of the Company's common stock at the closing date or $0.305 per share. The warrants were valued at approximately $3,314,000 using the Black-Scholes option pricing model and were reflected as deferred financing costs as a reduction of stockholders' equity on the Company’s balance sheet (See Note 18). The balance of deferred financing costs, net of amortization, as of April 30, 2007, as a reduction of stockholders' equity, was approximately $3,670,710. Amortization expense for the nine months ended April 30, 2007, was $517,031.

The Company closed two private placements in January 2007 pursuant to which it issued an aggregate of 12,561,667 units, each unit consisting of one share of its common stock and a warrant to purchase ¼ of a share of its common stock for proceeds of approximately $3,486,000, net of commissions of approximately $283,000. The Company also received proceeds of approximately $5,170,000 during the quarterly period ended April 30, 2007, from the exercising of an aggregate of 20,282,454 of warrants issued in past private placements. The Warrant issued to each purchaser in the January 2007 placements is exercisable for one share of common stock, at an exercise price equal to $0.40 per share. Each Warrant has a term of eighteen months and is fully exercisable from the date of issuance. The Company issued to the placement agents eighteen month warrants to purchase up to an aggregate of 942,125 shares of common stock at an exercise price of $0.30 per share. Such placement agent warrants are valued at approximately $142,000 using the Black-Scholes option pricing method.

On March 22, 2007, the Company issued 500,000 shares of common stock to John Brownlie, the Company’s Chief Operating Officer under the Company’s 2006 Equity Incentive Plan. The fair value of the services provided in March 2007 amounted to $225,000 or $0.45 per share.

In March 2007, the Company issued 65,625 shares of common stock to an independent contractor for services provided related to the Company’s El Chanate project. The fair value of the services provided amounted to $26,250 or $0.40 per share. In April 2007, this independent contractor was engaged as the general manager of the Company’s El Chanate project for a six month term with an option for an additional six month term, if mutually agreed upon by both parties. Pursuant to the agreement, the Company issued 113,636 shares of common stock with a fair value of $50,000 or $0.44 per share at the fair market value of the Company’s common stock on the date of the agreement. The issuance of these shares vest over the six-month term.

Recapitalization

The Board of Directors recommended an amendment to the Company's Certificate of Incorporation to increase the Company's authorized shares of capital stock from 200,000,000 to 250,000,000 shares. This amendment was approved by the stockholders on February 21, 2007 and the Company effected the authorized share increase on February 26, 2007.

Warrants and Options

On November 30, 2006, the Company’s board of directors granted 100,000 common stock options to each of John Postle, Ian A. Shaw and Mark T. Nesbitt, the Company’s independent directors. The options are to purchase shares of the Company’s common stock at an exercise price of $0.33 per share (the closing price of our common stock on that date) for a period of two years. The Company utilized the Black-Scholes method to fair value the 300,000 options received by the directors and recorded approximately $40,000 as equity based compensation expense.

On December 13, 2006, the Company issued two year options to purchase the Company’s common stock at an exercise price of $0.36 per share to its Chief Operating Officer, Chief Financial Officer and the Company’s Canadian counsel. These options are for the purchase of 250,000 shares, 100,000 shares and 100,000 shares, respectively.  The Company utilized the Black-Scholes method to fair value the 450,000 options received by these individuals and recorded approximately $61,000 as stock based compensation expense.

On March 22, 2006, the Company issued two year options to purchase the Company’s common stock at an exercise price of $0.45 per share to the Company’s SEC Counsel. These options are for the purchase of 100,000 shares and were issued under the 2006 Equity-Incentive Plan. The Company utilized the Black-Scholes Method to fair value these options and recorded approximately $15,000 as equity based compensation expense.

Warrant Re-pricing

In December 2005, the Board of Directors ratified the temporary re-pricing of certain warrants that were issued in connection with the February 2005 private placement from $0.30 per share to $0.20 per share exercise price. In addition, warrants issued to the placement agent were also re-priced from $0.25 per share to $0.20 per share exercise price. These re-pricings were in effect for the period November 28, 2005 through January 31, 2006. All of these warrants were either exercised or expired within the term limit.

2006 Equity Incentive Plan

The 2006 Equity Incentive Plan (the “Plan”), approved by stockholders on February 21, 2007, is intended to attract and retain individuals of experience and ability, to provide incentive to the Company’s employees, consultants, and non-employee directors, to encourage employee and director proprietary interests in the Company, and to encourage employees to remain in the Company’s employ.

The Plan authorizes the grant of non-qualified and incentive stock options, stock appreciation rights and restricted stock awards (each, an “Award”). A maximum of 10,000,000 shares of common stock are reserved for potential issuance pursuant to Awards under the Plan. Unless sooner terminated, the Plan will continue in effect for a period of 10 years from its effective date.

The Plan is administered by the Company’s Board of Directors or a committee thereof. The Plan provides for Awards to be made to such of the Company’s employees, directors and consultants and its affiliates as the Board may select. As of April 30, 2007, 1,050,000 options and shares have been granted under the Plan.

Stock options awarded under the Plan may vest and be exercisable at such times (not later than 10 years after the date of grant) and at such exercise prices (not less than Fair Market Value at the date of grant) as the Board may determine. Unless otherwise determined by the Board, stock options shall not be transferable except by will or by the laws of descent and distribution. The Board may provide for options to become immediately exercisable upon a "change in control," as defined in the Plan.

The exercise price of an option must be paid in cash. No options may be granted under the Plan after the tenth anniversary of its effective date. Unless the Board determines otherwise, there are certain continuous service requirements and the options are not transferable.

The Plan provides the Board with the general power to amend the Plan, or any portion thereof at any time in any respect without the approval of the Company’s stockholders, provided however, that the stockholders must approve any amendment which increases the fixed maximum percentage of shares of common stock issuable pursuant to the Plan, reduces the exercise price of an Award held by a director, officer or ten percent stockholder or extends the term of an Award held by a director, officer or ten percent stockholder. Notwithstanding the foregoing, stockholder approval may still be necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 of the Securities Exchange Act of 1934, as amended or any applicable stock exchange listing requirements. The Board may amend the Plan in any respect it deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith. Rights under any Award granted before amendment of the Plan cannot be impaired by any amendment of the Plan unless the Participant consents in writing. The Board is empowered to amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless the applicable Participant consents in writing and further provided that the Board cannot amend the exercise price of an option, the Fair Market Value of an Award or extend the term of an option or Award without obtaining the approval of the stockholders if required by the rules of the TSX or any stock exchange upon which the common stock is listed.

NOTE 18 - Project Finance Facility

On August 15, 2006, the Company entered into a credit facility (the “Credit Facility”) involving its wholly-owned subsidiaries MSR and Oro, as borrowers, us, as guarantor, and Standard Bank plc (“Standard Bank”), as the lender and the offshore account holder. Under the Credit Facility, MSR and Oro have agreed to borrow money in an aggregate principal amount of up to US$12.5 million (the “Loan”) for the purpose of constructing, developing and operating our El Chanate Project (the “Mine”). The Company is guaranteeing the repayment of the loan and the performance of the obligations under the Credit Facility. The Loan is scheduled to be repaid in fourteen quarterly payments with the first principal payment due after certain Mine start-up production and performance criteria are satisfied, which the Company believes it will occur in the first calendar quarter of 2008. The Loan bears interest at LIBOR plus 4.00%, with LIBOR interest periods of 1, 2, 3 or 6 months and with interest payable at the end of the applicable interest period.

The Credit Facility contains covenants customary for a project financing loan, including but not limited to restrictions (subject to certain exceptions) on incurring additional debt, creating liens on its property, disposing of any assets, merging with other companies and making any investments. The Company will be required to meet and maintain certain financial covenants, including (i) a debt service coverage ratio of not less than 1.2 to 1.0, (ii) a projected debt service coverage ratio of not less than 1.2 to 1.0, (iii) a loan life coverage ratio of at least 1.6 to 1.0, (iv) a project life coverage ratio of at least 2.0 to 1.0 and (v) a minimum reserve tail. The Company will also be required to maintain a certain minimum level of unrestricted cash, and upon meeting certain Mine start-up production and performance criteria, MSR and Oro will be required to maintain a specified amount of cash as a reserve for debt repayment.

The Loan is secured by all of the tangible and intangible assets and property owned by MSR and Oro pursuant to the terms of a Mortgage Agreement, a Non-Possessory Pledge Agreement, an Account Pledge Agreement and certain other agreements entered into in Mexico (the “Mexican Collateral Documents”). As additional collateral for the Loan, the Company, together with its subsidiary, Leadville Mining & Milling Holding Corporation, have pledged all of its ownership interest in MSR and Oro. In addition to these collateral arrangements, MSR and Oro are required to deposit all proceeds of the Loan and all cash proceeds received from operations and other sources in an offshore, controlled account with Standard Bank. Absent a default under the loan documents, MSR and Oro may use the funds from this account for specific purposes such as approved project costs and operating costs.

As part of the fee for entering into and closing the Credit Facility, the Company issued to Standard Bank 1,150,000 shares of its restricted common stock and a warrant for the purchase of 12,600,000 shares of our common stock at an exercise price of $0.317 per share, expiring on the earlier of (a) December 31, 2010 or (b) the date one year after the repayment of the Credit Facility. Previously, pursuant to the mandate and commitment letter for the facility, the Company issued to Standard Bank 1,000,000 shares of its restricted common stock and a warrant for the purchase of 1,000,000 shares of its common stock at an exercise price of $0.32 per share, expiring on the earlier of (a) December 31, 2010 or (b) the date one year after the repayment of the Credit Facility. The Company recorded the issuance of the 1,000,000 shares of common stock as deferred financing costs of approximately $270,000 as a reduction of stockholders' equity on its balance sheet. The issuance of these shares was recorded at the fair market value of the Company’s common stock at the commitment letter date or $0.27 per share. In addition, the warrants were valued at approximately $253,000 using the Black-Scholes option pricing model and were reflected as deferred financing costs as a reduction of stockholders' equity on the Company’s balance sheet in 2006. The Company registered for public resale the 2,150,000 shares issued to Standard Bank and the 13,600,000 shares issuable upon exercise of warrants issued to Standard Bank.

In March 2006, The Company entered into a gold price protection arrangement with Standard Bank to protect it against future fluctuations in the price of gold. The Company agreed to a series of gold forward sales and call option purchases in anticipation of entering into the Credit Facility. Under the price protection agreement, the Company has agreed to sell a total volume of 121,927 ounces of gold forward to Standard Bank at a price of $500 per ounce on a quarterly basis during the period from March 2007 to September 2010. The Company will also purchase call options from Standard Bank on a quarterly basis during this same period covering a total volume of 121,927 ounces of gold at a price of $535 per ounce. While the period of the derivative contracts has commenced, the Company does not anticipate any material adverse effect from the fact that it has not commenced to sell gold because the price of gold is substantially above $535 per ounce. The Company paid a fee to Standard Bank in connection with the price protection agreement. In addition, the Company provided aggregate cash collateral of approximately $4.3 million to secure its obligations under this agreement. The cash collateral was returned to the Company after the Credit Facility was executed in August 2006.

In March 2007, the Company made a net cash settlement pursuant to the Gold Price Protection Agreement of $184,975 to Standard Bank as the Company was unable to physically meet the delivery of gold as of March 31, 2007. The offset to this payment was a reduction in the Company’s derivative liability.

As of April 30, 2007, the Company has drawn down a total of $12,000,000 on the Credit Facility.

On October 11, 2006, prior to the Company’s initial draw on the Credit Facility, the Company entered into interest rate swap agreements in accordance with the terms of the Credit Facility, which requires that the Company hedge at least 50 percent of our outstanding debt under this facility. The agreements entered into cover $9,375,000 or 75% of the outstanding debt. Both swaps covered this same notional amount of $9,375,000, but over different time horizons. The first covered the six months commencing October 11, 2006 and a termination date of March 31, 2007 and the second covering the period from March 30, 2007 with a termination date of December 31, 2010. We intend to use discretion in managing this risk as market conditions vary over time, allowing for the possibility of adjusting the degree of hedge coverage as we deem appropriate. However, any use of interest rate derivatives will be restricted to use for risk management purposes (See Note 21).

NOTE 19 - Mining, Engineering and Supply Contracts

In early December 2005, the Company’s wholly-owned Mexican subsidiary, MSR, which holds the rights to develop and mine El Chanate Project, entered into a Mining Contract with a Mexican mining contractor, Sinergia Obras Civiles y Mineras, S.A. de C.V,("Sinergia"). The Mining Contract becomes effective if and when MSR sends the Contractor a formal "Notice of Award".

On August 2, 2006, the Company amended the November 24, 2005 Mining Contract between its subsidiary, MSR, and Sinergia. Pursuant to the amendment, MSR's right to deliver the Notice to Proceed to Sinergia was extended to November 1, 2006. Provided that this Notice was delivered to Sinergia on or before that date, with a specified date of commencement of the Work (as defined in the contract) not later than February 1, 2007, the mining rates set forth in the Mining Contract would still apply; subject to adjustment for the rate of inflation between September 23, 2005 and the date of commencement of the work. As consideration for these changes, the Company paid Sinergia $200,000 of the requisite advance payment discussed below. On November 1, 2006, MSR delivered the Notice of Award specifying January 25, 2007, as the date of commencement of Work. Based on a revised crushing and stacking plan and since MSR is manufacturing the leach pad overliner material both Sinergia and MSR mutually agreed to delay mining until the end of March 2007. Mining of the El Chanate Project initiated on March 25, 2007.

Pursuant to the Mining Contract, Sinergia, using its own equipment, generally is performing all of the mining work (other than crushing) at the El Chanate Project for the life of the mine. MSR delivered to the Contractor a mobilization payment of $70,000 and the advance payment of $520,000. The advance payments are recoverable by MSR out of 100% of subsequent payments due to Sinergia under the Mining Contract. Pursuant to the Mining Contract, upon termination, Sinergia would be obligated to repay any portion of the advance payment that had not yet been recouped. Sinergia’s mining rates are subject to escalation on an annual basis. This escalation is tied to the percentage escalation in Sinergia’s costs for various parts for its equipment, interest rates and labor. One of the principals of Sinergia is one of the former principals of FG. FG was our former joint venture partner.

On March 23, 2007, The Company reacquired the remaining 1% net profits interest in its Mexican affiliate, MSR from one of the successors to FG (“FG’s Successor”). FG was the Company’s former joint venture partner. When the joint venture was terminated in March 2004, FG received, among other things, a participation certificate entitling it to receive 5% of the annual dividends of MSR, when declared. The participation certificate also gave FG the right to participate, but not to vote, in the meetings of MSR’s Board of Managers, Technical Committee and Partners. In August 2006, the Company repurchased the participation certificate from FG’s Successor for $500,000 with FG’s Successor retaining a 1% net profits interest in MSR, payable only after a total $20 million in net profits has been generated from operations at El Chanate. The Company reacquired the remaining 1% net profits interest in consideration of our advancing $319,000 to Sinergia Obras Civiles y Mineras, S.A. de C.V. (“Sinergia”) under the mining contract between MSR and Sinergia. FG’s Successor is a principal of Sinergia.

In June 2006, the Company's Mexican operating subsidiary retained the contracting services of Mexican subsidiary of M3 Engineering & Technology Corporation ("M3M") to provide EPCM (engineering procurement construction management) services. M3M supervises the construction and integration of the various components necessary to commence production at the El Chanate Project. The contracted services are not to exceed $1,200,000 and the contract is based on the EPCM services to be provided by M3M. As of April 30, 2007, the Company has incurred approximately $660,000 pursuant to this contract.

On March 2, 2007, MSR entered into a sales contract with Degussa Mexico S.A. de C.V. to supply sodium cyanide solid bricks for use in the heap leach process with the El Chanate Project. The contract period initiates April 1, 2007 and extends through March 31, 2010 and estimates total yearly requirements at 1,000 metric tons plus or minus 20%. The total minimum annual commitment associated with this contract is anticipated to be between $1,500,000 in year one and two and $1,600,000 in year three.

NOTE 20 - Employee and Consulting Agreements

The Company entered into employment agreements, effective July 31, 2006, with the following executive officers: Gifford A. Dieterle, President and Treasurer, Roger A. Newell, Vice President of Development, Jack V. Everett, Vice President of Exploration, and Jeffrey W. Pritchard, Vice President of Investor Relations. On December 5, 2006, effective January 1, 2007, The Company entered into an employment agreement with J. Scott Hazlitt, Vice President of Mine Development.

The agreements run for a period of three years and automatically renew for successive one-year periods unless the Company or the executive provides the other party with written notice of their intent not to renew at least 30 days prior to the expiration of the then current employment period.

Mr. Dieterle is entitled to a base annual salary of at least $180,000, Mr. Hazlitt is entitled to a base annual salary of at least $125,000 and each of the other executives is entitled to a base annual salary of at least $120,000. Each executive is entitled to a bonus or salary increase in the sole discretion of the board of directors. In addition, Messrs. Dieterle, Newell, Everett and Pritchard each received two year options to purchase an aggregate of 250,000 shares of the Company’s common stock at an exercise price of $0.32 per share (the closing price on July 31, 2006).

The Company has the right to terminate any executive’s employment for cause or on 30 days’ prior written notice without cause or in the event of the executive’s disability (as defined in the agreements). The agreements automatically terminate upon an executive’s death. “Cause” is defined in the agreements as (1) a failure or refusal to perform the services required under the agreement; (2) a material breach by executive of any of the terms of the agreement; or (3) executive’s conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to the Company’s reputation. In the event that the Company terminates an executive’s employment without cause or due to the disability of the executive, the executive will be entitled to a lump sum severance payment equal to one month’s salary, in the case of termination for disability, and up to 12 month’s salary (depending upon years of service), in the case of termination without cause.

Each executive has the right to terminate his employment agreement on 60 days’ prior written notice or, in the event of a material breach by the Company of any of the terms of the agreement, upon 30 days’ prior written notice. In the event of a claim of material breach by the Company of the agreement, the executive must specify the breach and our failure to either (i) cure or diligently commence to cure the breach within the 30 day notice period, or (ii) dispute in good faith the existence of the material breach. In the event that an agreement terminates due to the Company’s breach, the executive is entitled to severance payments in equal monthly installments beginning in the month following the executive’s termination equal to three month’ salary plus one additional month’s salary for each year of service to the Company. Severance payments cannot exceed 12 month’s salary.

In conjunction with the employment agreements, the Company’s board of directors deeming it essential to the best interests of its stockholders to foster the continuous engagement of key management personnel and recognizing that, as is the case with many publicly held corporations, a change of control might occur and that such possibility, and the uncertainty and questions which it might raise among management, might result in the departure or distraction of management personnel to the detriment of the company and its stockholders, determined to reinforce and encourage the continued attention and dedication of members of the Company’s management to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the company, it entered into identical agreements regarding change in control with the executives. Each of the agreements regarding change in control continues through December 31, 2009 (December 31, 2010 for Mr. Hazlitt) and extends automatically to the third anniversary thereof unless the Company gives notice to the executive prior to the date of such extension that the agreement term will not be extended. Notwithstanding the foregoing, if a change in control occurs during the term of the agreements, the term of the agreements will continue through the second anniversary of the date on which the change in control occurred. Each of the agreements entitles the executive to change of control benefits, as defined in the agreements and summarized below, upon his termination of employment with the Company during a potential change in control, as defined in the agreements, or after a change in control, as defined in the agreements, when his termination is caused (1) by the Company for any reason other than permanent disability or cause, as defined in the agreement (2) by the executive for good reason as defined in the agreements or, (3) by the executive for any reason during the 30 day period commencing on the first date which is six months after the date of the change in control. Each executive would receive a lump sum cash payment of three times his base salary and outplacement benefits. Each agreement also provides that the executive is entitled to a payment to make him whole for any federal excise tax imposed on change of control or severance payments received by him.

Pursuant to a September 1, 2006 amended consulting agreement, Christopher Chipman is engaged as the Company’s Chief Financial Officer. Pursuant to the agreement, Mr. Chipman devotes approximately 50% of his time to our business and receives a monthly fee of $10,000. The agreement runs for an initial one year period, and is renewable thereafter for an additional year. Mr. Chipman can terminate the Agreement on 60 days notice. In conjunction with the amended consulting agreement, the Company entered into a change of control agreement similar to the agreements entered into with other executive officers; except that Mr. Chipman’s agreement renews annually and his benefits are based upon one times his base annual fee. In connection with the original engagement agreement with Mr. Chipman in March 2006, Mr. Chipman received a two year option to purchase an aggregate of 50,000 shares of Company common stock at an exercise price of $.34 per share. The option vested at the rate of 10,000 shares per month and are now fully vested.

On May 12, 2006, the Company entered into an employment agreement with John Brownlie, pursuant to which Mr. Brownlie serves as Vice President Operations. Mr. Brownlie receives a base annual salary of $150,000 and is entitled to annual bonuses. Upon his employment, he received options to purchase an aggregate of 200,000 shares of the Company’s common stock at an exercise price of $.32 per share. 50,000 options vested immediately and the balance vest upon the Company achieving "Economic Completion" as that term is defined in the Standard Bank Credit Facility (when the Company has commenced mining operations and has been operating at anticipated capacity for 60 to 90 days). The term of the options is two years from the date of vesting. The agreement runs for an initial two year period, and automatically renews thereafter for additional one year periods unless terminated by either party within 30 days of a renewal date. The Company can terminate the agreement for cause or upon 30 days notice without cause. Mr. Brownlie can terminate the agreement upon 60 days notice without cause or, if there is a breach of the agreement by the Company that is not timely cured, upon 30 days notice. In the event that the Company terminates him without cause or he terminates due to the Company’s breach, he will be entitled to certain severance payments. The Company utilized the Black-Scholes method to fair value the 200,000 options received by Mr. Brownlie. The Company recorded approximately $70,000 as deferred compensation expense as of the date of the agreement and recorded the vested portion or $17,500 as stock based compensation expense for the year ended July 31, 2006.

NOTE 21 - Sales Contracts, Commodity and Financial Instruments

In March 2006, the Company entered into two identically structured derivative contracts with Standard Bank (See Note 13). Each derivative consisted of a series of forward sales of gold and a purchase gold cap. The Company agreed to sell a total volume of 121,927 ounces of gold forward to Standard Bank at a price of $500 per ounce on a quarterly basis during the period from March 2007 to September 2010. The Company also agreed to a purchase gold cap on a quarterly basis during this same period and at identical volumes covering a total volume of 121,927 ounces of gold at a price of $535 per ounce. While the period of the derivative contracts has commenced, the Company does not anticipate any material adverse effect from the fact that it has not commenced to sell gold because the price of gold is substantially above $535 per ounce. Under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), these contracts must be carried on the balance sheet at their fair value, with changes to the fair value of these contracts reflected as Other Income or Expense. These contracts were not designated as hedging derivatives; and therefore, special hedge accounting does not apply.

The first derivative was entered into on March 1, 2006 for a premium of $550,000; and the second was entered into on March 30, 2006 for a premium of $250,000. The gold price rose sharply during the period March 1, 2006 through July 31, 2006 and was the primary reason for the decrease in premium on the derivative contracts. As of April 30, 2007, the carrying value of this derivative liability was approximately $444,000. The change in fair value on these derivative contracts was approximately $847,000 for the nine months ended April 30, 2007. This reduction in fair value was recorded as an other expense on the Company’s income statement.

On October 11, 2006, prior to the Company’s initial draw on the Credit Facility, the Company entered into interest rate swap agreements in accordance with the terms of the Credit Facility, which requires that the Company hedge at least 50 percent of the Company’s outstanding debt under this facility. The agreements entered into cover $9,375,000 or 75% of the outstanding debt. Both swaps covered this same notional amount of $9,375,000, but over different time horizons. The first covered the six months commencing October 11, 2006 and a termination date of March 31, 2007 and the second covering the period from March 30, 2007 and a termination date of December 31, 2010. The Company intends to use discretion in managing this risk as market conditions vary over time, allowing for the possibility of adjusting the degree of hedge coverage as the Company deems appropriate. However, any use of interest rate derivatives will be restricted to use for risk management purposes.

The Company uses variable-rate debt to finance a portion of the El Chanate Project. Variable-rate debt obligations expose the Company to variability in interest payments due to changes in interest rates. As a result of these arrangements, the Company will continuously monitor changes in interest rate exposures and evaluate hedging opportunities. The Company’s risk management policy permits it to use any combination of interest rate swaps, futures, options, caps and similar instruments, for the purpose of fixing interest rates on all or a portion of variable rate debt, establishing caps or maximum effective interest rates, or otherwise constraining interest expenses to minimize the variability of these effects.

The interest rate swap agreements are accounted for as cash flow hedges, whereby “effective” hedge gains or losses are initially recorded in other comprehensive income and later reclassified to the interest expense component of earnings coincidently with the earnings impact of the interest expenses being hedged. “Ineffective” hedge results are immediately recorded in earnings also under interest expense. No component of hedge results will be excluded from the assessment of hedge effectiveness. The amount expected to be reclassified from OCI to earnings during the 12 months ending July 31, 2007 from these two swaps was determined to be immaterial. As of April 30, 2007, the Company’s derivative liability associated with these swap agreements amounted to approximately $76,000.

The Company is exposed to credit losses in the event of non-performance by counterparties to these interest rate swap agreements, but the Company does not expect any of the counterparties to fail to meet their obligations. To manage credit risks, the Company selects counterparties based on credit ratings, limits its exposure to a single counterparty under defined guidelines, and monitor the market position with each counterparty as required by SFAS 133.

NOTE 22 - Subsequent Events

On May 1, 2007, the Company completed its final draw down on its credit facility from Standard Bank receiving proceeds of $500,000 increasing the total outstanding balance on the Credit Facility to $12,500,000. The Company is using and anticipates using these proceeds for its El Chanate Project.

In May 2007, the Company received proceeds of $233,500 from the exercising of an aggregate of 934,000 warrants issued in past private placements.

In May 2007, the Company received proceeds of $154,100 from the exercising of an aggregate of 700,455 warrants issued to officers, directors and an employee.

In May 2007, the Company purchased an additional loader at an approximate cost of $400,000 to reinforce Sinergia’s mining fleet and to assist in removing waste material in other areas of the open pit mine at the Company’s El Chanate project.

On June 6, 2007, Jack V. Everett resigned as Vice President of Exploration and a Director of the Company and entered into a consulting agreement with the Company to provide mining and mineral exploration consultation services.

NOTE 23 - New Accounting Pronouncements

The Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48") effective January 1, 2007. The purpose of FIN 48 is to clarify and set forth consistent rules for accounting for uncertain tax positions in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The cumulative effect of applying the provisions of this interpretation are required to be reported separately as an adjustment to the opening balance of retained earnings in the year of adoption. The adoption of this standard did not have an impact on the financial condition or the results of the Company’s operations.

On February 15, 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities, including not-for-profit organizations. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions".

The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. A not-for-profit organization will report unrealized gains and losses in its statement of activities or similar statement. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments.

Statement 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
Capital Gold Corporation
New York, New York

We have audited the accompanying consolidated balance sheet of Capital Gold Corporation and Subsidiaries (A Development Stage Enterprise) (“the Company”) as of July 31, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended July 31, 2006 and for the period September 17, 1982 (Inception) to July 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Gold Corporation and Subsidiaries as of July 31, 2006 and the consolidated results of their operations and their cash flows for each of the two years in the period ended July 31, 2006 and for the period September 17, 1982 (Inception) to July 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is a development stage enterprise whose operations have generated recurring losses since its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 18. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
October 24, 2006
(Except for Note 25, as to which the date is November 1, 2006)

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED BALANCE SHEET

ASSETS	July 31, 2006
Current Assets:

Cash and Cash Equivalents	$2,741,498
Loans Receivable - Affiliate (Note 11)	41,745
Prepaid Assets	40,074
Marketable Securities (Note 3)	90,000
Deposit	250,000
Other Current Assets (Note 4)	4,483,852

Total Current Assets	7,647,169

Mining Concessions (Note 10 )	70,104

Property & Equipment - net (Note 5)	1,035,972

Intangible Assets - net (Note 6)	13,800

Other Assets:
Other Investments (Note 12)	21,480
Deferred Financing Costs	450,777
Mining Reclamation Bonds	35,550
Other	43,047
Derivative Contracts (Note 23)	218,076
Security Deposits	9,605
Total Other Assets	778,535

Total Assets	$9,545,580

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$258,972
Accrued Expenses	356,671
Total Current Liabilities	615,643

Commitments and Contingencies
Stockholders' Equity:
Common Stock, Par Value $.0001 Per Share;
Authorized 200,000,000 shares; Issued and
Outstanding 131,635,129 Shares	13,163
Additional Paid-In Capital	40,733,825
Deficit Accumulated in the Development Stage	(31,388,503)
Deferred Financing Costs (Note 20)	(522,541)
Deferred Compensation	(52,500)
Accumulated Other Comprehensive Loss	146,493

Total Stockholders' Equity	8,929,937
Total Liabilities and Stockholders' Equity	$9,545,580

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF OPERATIONS

			For the Period
			September 17, 1982
	For The Year Ended		(Inception)
	July 31,		To
	2006	2005	July 31, 2006

Revenues	$-	$-	$-
Costs and Expenses:
Mine Expenses	1,940,805	851,374	9,604,713
Write-Down of Mining, Milling and Other Property and Equipment	-	-	1,299,445
Selling, General and Administrative Expenses	2,135,493	1,005,038	11,998,460
Stocks and Warrants issued for Services	89,391	187,844	9,499,238
Depreciation and Amortization	38,969	7,431	414,126
Total Costs and Expenses	4,204,658	2,051,687	32,815,982

Loss from Operations	(4,204,658)	(2,051,687)	(32,815,982)

Other Income (Expense):
Interest Income	183,719	42,483	979,717
Miscellaneous	-	3,522	36,199
Loss on Sale of Property and Equipment	(201,829)	-	(155,713)
Gain on Sale of Subsidiary	-	-	1,907,903
Option Payment	-	-	70,688
Loss on change in fair value of derivative	(581,924)		(581,924)
Loss on Write-Off of Investment	-	-	(10,000)
Loss on Joint Venture	-	-	(901,700)
Loss on Option	-	-	(50,000)
Gain (Loss) on Other Investments	-	-	(3,697)
Loss on Write -Off of Minority Interest	-	-	(150,382)
Total Other Income (Expense)	(600,034)	46,005	1,141,091

Loss Before Minority Interest	(4,804,692)	(2,005,682)	(31,674,891)
Minority Interest	-	-	286,388

Net Loss	$(4,804,692)	$(2,005,682)	$(31,388,503)

Net Loss Per Common Share - Basic and Diluted	$(0.04)	$(0.03)

Weighted Average Common Shares Outstanding	112,204,471	75,123,922

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Balance September 17, 1982 (Inception)	-0-	$-0-	$-0-	$-0-	$-0-

Initial Cash
Officers - At $.001 Per Share	1,575,000	1,575	-	-	1,575

Other Investors - At $.001 Per Share	1,045,000	1,045	-	-	1,045

Initial - Mining Claims - Officer - At $.002 Per Share	875,000	875	759	-	1,634

Common Stock Issued For:
Cash At $.50 Per Share	300,000	300	149,700	-	150,000

Net Loss	-	-	-	(8,486)	(8,486)

Balance - July 31, 1983	3,795,000	3,795	150,459	(8,486)	145,768

Common Stock Issued For:
Cash Pursuant to Initial Offering At $1.50 Per Share, Net of Offering Costs of $408,763	1,754,741	1,755	2,221,594	-	2,223,349

Net Income	-	-	-	48,890	48,890

Balance - July 31, 1984	5,549,741	5,550	2,372,053	40,404	2,418,007

Net Income	-	-	-	18,486	18,486

Balance - July 31, 1985	5,549,741	5,550	2,372,053	58,890	2,436,493

Common Stock Issued For:
Mineral Lease At $1.00 Per Share	100	-	100	-	100

Net Income	-	-	-	4,597	4,597

Balance - July 31, 1986	5,549,841	5,550	2,372,153	63,487	2,441,190

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Net Loss	-	$-	$-	$	(187,773)	$(187,773)

Balance - July 31, 1987	5,549,841	5,550	2,372,153		(124,286)	2,253,417

Common Stock Issued For:
Services Rendered At $1.00 Per Share	92,000	92	91,908		-	92,000

Net Loss	-	-	-		(328,842)	(328,842)

Balance - July 31, 1988	5,641,841	5,642	2,464,061		(453,128)	2,016,575

Net Loss	-	-	-		(379,852)	(379,852)

Balance - July 31, 1989	5,641,841	5,642	2,464,061		(832,980)	1,636,723

Common Stock Issued For:
Cash:
At $.70 Per Share	269,060	269	194,219		-	194,488
At $.50 Per Share	387,033	387	199,443		-	199,830
Services:
At $.50 Per Share	68,282	68	34,073		-	34,141
Commissions:
At $.70 Per Share	15,000	15	(15)		-	-
Commissions Paid	-	-	(2,100)		-	(2,100)

Net Loss	-	-	-		(529,676)	(529,676)

Balance - July 31, 1990	6,381,216	6,381	2,889,681		(1,362,656)	1,533,406

Common Stock Issued For:
Cash At $.60 Per Share	318,400	319	180,954		-	181,273

Net Loss	-	-	-		(356,874)	(356,874)

Balance - July 31, 1991	6,699,616	6,700	3,070,635		(1,719,530)	1,357,805

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.30 Per Share	114,917	$115	$34,303	$-	$34,418
At $.50 Per Share	2,000	2	998	-	1,000
At $.60 Per Share	22,867	23	13,698	-	13,721
At $.70 Per Share	10,000	10	6,990	-	7,000
At $.80 Per Share	6,250	6	4,994	-	5,000
At $.90 Per Share	5,444	5	4,895	-	4,900
Services:
At $.32 Per Share	39,360	39	12,561	-	12,600
At $.50 Per Share	92,353	93	46,084	-	46,177
Exercise of Options:
At $.50 Per Share By Related Party	100,000	100	49,900	-	50,000

Net Loss	-	-	-	(307,477)	(307,477)

Balance - July 31, 1992	7,092,807	7,093	3,245,058	(2,027,007)	1,225,144

Common Stock Issued For:
Cash:
At $.30 Per Share	176,057	$176	$51,503	$-	$51,679
At $.50 Per Share	140,000	140	69,964	-	70,104
At $.60 Per Share	10,000	10	5,990	-	6,000
At $.70 Per Share	17,000	17	11,983	-	12,000
At $1.00 Per Share	50,000	50	49,950	-	50,000
Services:
At $.50 Per Share	495,556	496	272,504	-	273,000
Commissions:
At $.50 Per Share	20,220	20	(20)	-	-

Commissions Paid	-	-	(1,500)	-	(1,500)

Net Loss	-	-	-	(626,958)	(626,958)

Balance - July 31, 1993	8,001,640	8,002	3,705,432	(2,653,965)	1,059,469

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.30 Per Share	249,330	$150	$43,489	$-	$43,639
At $.50 Per Share	377,205	377	189,894	-	190,271
Services:
At $.30 Per Share	500,000	500	149,500	-	150,000
At $.50 Per Share	130,000	130	71,287	-	71,417
At $.50 Per Share
By Related Party	56,000	156	77,844	-	78,000
At $.70 Per Share	4,743	4	3,316	-	3,320
Exercise of Options For Services:
At $.50 Per Share	35,000	35	17,465	-	17,500
At $.50 Per Share
By Related Party	150,000	150	74,850	-	75,000

Net Loss	-	-	-	(665,909)	(665,909)
Balance - July 31, 1994	9,503,918	9,504	4,333,077	(3,319,874)	1,022,707

Common Stock Issued For:
Cash:
At $.30 Per Share	150,000	$150	$49,856	$-	$50,006
At $.40 Per Share	288,200	288	115,215	-	115,503
At $.50 Per Share	269,611	270	132,831	-	133,101
At $.60 Per Share	120,834	121	72,379	-	72,500
At $.70 Per Share	23,000	23	16,077	-	16,100
Services:
At $.40 Per Share	145,000	145	60,755	-	60,900
At $.50 Per Share	75,000	75	34,925	-	35,000
Exercise of Options For:
Cash:
At $.50 Per Share
By Related Party	350,000	350	174,650	-	175,000
Services:
At $.50 Per Share	35,000	35	17,465	-	17,500

Commissions Paid	-	-	(1,650)	-	(1,650)

Net Loss	-	-	-	(426,803)	(426,803)

Balance - July 31, 1995	10,960,563	10,961	5,005,580	(3,746,677)	1,269,864

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.40 Per Share	75,972	$76	$30,274	$-	$30,350
At $.50 Per Share	550,423	550	270,074	-	270,624
At $.60 Per Share	146,773	147	87,853	-	88,000
At $.70 Per Share	55,722	56	38,949	-	39,005
At $.80 Per Share	110,100	110	87,890	-	88,000

Services:
At $.40 Per Share	104,150	104	38,296	-	38,400
At $.50 Per Share	42,010	42	20,963	-	21,005
At $.60 Per Share	4,600	5	2,755	-	2,760
At $.70 Per Share	154,393	155	107,920	-	108,075

Commissions:
At $.35 Per Share	23,428	23	(23)	-	-
At $.50 Per Share	50,545	50	(50)	-	-
At $.60 Per Share	2,000	2	(2)	-	-
At $.70 Per Share	12,036	12	(12)	-	-

Exercise of Options:
Cash:
At $.35 Per Share
By Related Party	19,571	20	6,830	-	6,850

Services:
At $.35 Per Share
By Related Party	200,429	200	69,950	-	70,150
At $.50 Per Share	95,000	95	47,405	-	47,500

Compensation Portion of Options	-	-	261,500	-	261,500

Net Loss	-	-	-	(956,043)	(956,043)

Balance - July 31, 1996	12,607,715	12,608	6,076,152	(4,702,720)	1,386,040

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.35 Per Share	50,000	$50	$17,450	$-	$17,500
At $.40 Per Share	323,983	324	128,471	-	128,795
At $.50 Per Share	763,881	762	381,174	-	381,936
At $.60 Per Share	16,667	17	9,983	-	10,000
At $.70 Per Share	7,143	7	4,993	-	5,000
At $.80 Per Share	28,750	29	22,971	-	23,000

Services:
At $.50 Per Share	295,884	296	147,646	-	147,942

Commissions:
At $.35 Per Share	44,614	45	(45)	-	-
At $.40 Per Share	41,993	42	(42)	-	-
At $.50 Per Share	37,936	38	(38)	-	-

Expense:
At $.35 Per Share	8,888	9	3,099	-	3,108
At $.40 Per Share	9,645	10	3,848	-	3,858

Property and Equipment At $.60 Per Share	7,500	8	4,492	-	4,500

Exercise of Options
Services:
At $.35 Per Share
By Related Party	136,301	136	47,569	-	47,705

Net Loss	-	-	-	(805,496)	(805,496)

Balance - July 31, 1997	14,380,900	14,381	6,847,723	(5,508,216)	1,353,888

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $.20 Per Share	10,000	$10	$1,990	$-	$2,000
At $.25 Per Share	100,000	100	24,900	-	25,000
At $.27 Per Share	45,516	46	12,244	-	12,290
At $.28 Per Share	150,910	151	41,349	-	41,500
At $.30 Per Share	60,333	60	18,040	-	18,100
At $.31 Per Share	9,677	10	2,990	-	3,000
At $.32 Per Share	86,750	87	27,673	-	27,760
At $.33 Per Share	125,364	125	41,245	-	41,370
At $.35 Per Share	75,144	75	26,225	-	26,300
At $.38 Per Share	49,048	49	18,311	-	18,360
At $.40 Per Share	267,500	268	106,732	-	107,000
At $.45 Per Share	65,333	65	29,335	-	29,400
At $.50 Per Share	611,184	610	304,907	-	305,517

Services:
At $.23 Per Share	48,609	49	11,131	-	11,180

Exercise of Options:
Services:
At $.22 Per Share	82,436	82	18,054	-	18,136
At $.35 Per Share	183,846	184	64,162	-	64,346

Compensation:
At $.22 Per Share	105,000	105	22,995	-	23,100
At $.35 Per Share	25,000	25	8,725	-	8,750

Commissions:
At $.22 Per Share	67,564	68	(68)	-
At $.35 Per Share	291,028	291	(291)	-

Net Loss	-	-	-	(807,181)	(807,181)

Balance - July 31, 1998	16,841,142	16,841	7,628,372	(6,315,397)	1,329,816

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Common Stock Issued For:
Cash:
At $0.20 Per Share	12,500	$13	$2,487	$-	$2,500
At $0.22 Per Share	45,454	45	9,955	-	10,000
At $0.25 Per Share	248,788	249	61,948	-	62,197
At $0.27 Per Share	132,456	132	35,631	-	35,763
At $0.28 Per Share	107,000	107	30,493	-	30,600
At $0.29 Per Share	20,000	20	5,780	-	5,800
At $0.30 Per Share	49,333	49	14,751	-	14,800
At $0.32 Per Share	152,725	153	48,719	-	48,872
At $0.33 Per Share	149,396	149	49,151	-	49,300
At $0.35 Per Share	538,427	538	187,912	-	188,450
At $0.40 Per Share	17,000	17	6,783	-	6,800
At $0.50 Per Share	53,000	53	26,447	-	26,500
At $0.55 Per Share	6,000	6	3,294	-	3,300
At $0.65 Per Share	33,846	34	21,966	-	22,000
At $0.68 Per Share	13,235	13	8,987	-	9,000
At $0.70 Per Share	153,572	154	107,346	-	107,500
At $0.90 Per Share	57,777	58	51,942	-	52,000
At $1.00 Per Share	50,000	50	49,950	-	50,000
At $1.10 Per Share	150,000	150	164,850	-	165,000

Expenses:
At $0.21 Per Share	37,376	37	7,812	-	7,849
At $0.30 Per Share	19,450	19	5,816	-	5,835
At $0.36 Per Share	34,722	35	12,465	-	12,500

Commission:
At $0.21 Per Share	158,426	158	(158)	-	-
At $0.25 Per Share	28,244	28	(28)	-	-
At $0.30 Per Share	132,759	133	(133)	-	-
At $0.35 Per Share	40,000	40	(40)	-	-

Services:	95,238	95	19,905	-	20,000
At $0.25 Per Share	17,000	17	4,233	-	4,250
At $0.30 Per Share	145,941	146	43,636	-	43,782
At $0.50 Per Share	71,808	72	35,832	-	35,904

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Compensation portion of Cash
Compensation portion of Cash Issuances	-	$-	$618,231	$-	$618,231

Compensation Portion of Options	-	-	304,900	-	304,900

Exercise of Options:
Cash
At $0.10 Per Share	510,000	510	50,490	-	51,000

Services:
At $0.70 Per Share	100,000	100	69,900	-	70,000

Net Loss	-	-	-	(1,964,447)	(1,964,447)

Balance - July 31, 1999	20,222,615	20,221	9,689,625	(8,279,844)	1,430,002

Common Stock Issued For:
Cash:
At $.18 Per Share	27,778	28	4,972	-	5,000
At $.20 Per Share	482,500	483	96,017	-	96,500
At $.21 Per Share	47,500	47	9,953	-	10,000
At $.22 Per Share	844,821	845	185,012	-	185,857
At $.30 Per Share	100,000	100	29,900	-	30,000
At $.35 Per Share	280,000	280	97,720	-	98,000
At $.37 Per Share	56,000	56	19,944	-	20,000
At $.38 Per Share	100,000	100	37,900	-	38,000
At $.40 Per Share	620,000	620	247,380	-	248,000
At $.42 Per Share	47,715	48	19,952	-	20,000
At $.45 Per Share	182,445	182	81,918	-	82,100
At $.50 Per Share	313,000	313	156,187	-	156,500
At $.55 Per Share	122,778	123	67,377	-	67,500
At $.58 Per Share	12,069	12	6,988	-	7,000

Expenses:
At $.20 Per Share	4,167	4	829	-	833
At $.22 Per Share	46,091	46	10,094	-	10,140

Compensation Portion	-	-	94,430	-	94,430

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development
Shares	Amount	Capital	Stage	Total
Exercise of Options:
Services:
At $.25 Per Share	30,000	$30	$7,470	$-	$7,500
At $.40 Per Share	95,000	95	37,905	-	38,000
At $.50 Per Share	25,958	26	12,954	-	12,980

Commissions:
At $.20 Per Share	26,750	27	(27)	-	-
At $.22 Per Share	86,909	87	(87)	-	-

Exercise of Options:
Cash:
At $.10 Per Share	100,000	100	9,900	-	10,000

Exercise of Options:
Services:
At $.22 Per Share	150,000	150	32,850	-	33,000

Stock Based Compensation	-	-	221,585	-	221,585

Net Loss	-	-	-	(1,530,020)	(1,530,020)

Balance - July 31, 2000
(Unconsolidated)	24,024,096	24,023	11,178,748	(9,809,864)	1,392,907

Common Stock Issued For:
Cash:
At $.15 Per Share	120,000	120	17,880	-	18,000
At $.17 Per Share	80,000	80	13,520	-	13,600
At $.18 Per Share	249,111	249	44,591	-	44,840
At $.19 Per Share	70,789	71	13,379	-	13,450
At $.20 Per Share	1,322,500	1,323	261,677	-	263,000
At $.21 Per Share	33,810	34	7,066	-	7,100
At $.22 Per Share	2,472,591	2,473	541,497	-	543,970
At $.23 Per Share	65,239	65	14,935	-	15,000
At $.24 Per Share	123,337	123	29,477	-	29,600
At $.25 Per Share	610,400	611	151,884	-	152,495
At $.26 Per Share	625,769	626	162,074	-	162,700
At $.27 Per Share	314,850	315	84,695	-	85,010
At $.28 Per Share	7,143	7	1,993	-	2,000
At $.30 Per Share	33,333	33	9,967	-	10,000
At $.35 Per Share	271,429	272	94,728	-	95,000
At $.38 Per Share	453,158	453	169,547	-	170,000
At $.40 Per Share	300,000	300	119,700	-	120,000
At $.50 Per Share	10,000	10	4,990	-	5,000

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development	Accumulated Other Comprehensive
Shares	Amount	Capital	Stage	Income (Loss)	Total
Compensation Portion:	-	$-	$24,000	$-	$-	$24,000

Expenses:
At $.27 Per Share	30,000	30	8,070	-	-	8,100

Services:
At $0.20 Per Share	33,850	34	6,736	-	-	6,770
At $0.23 Per Share	15,000	15	3,435	-	-	3,450
At $0.11 Per Share	87,272	87	9,513	-	-	9,600
At $0.34 Per Share	50,000	50	16,950	-	-	17,000

Compensation Portion:	-	-	21,777	-	-	21,777

Commission:
At $0.11 Per Share	266,500	267	(267)	-	-	-
At $0.20 Per Share	26,150	26	(26)	-	-	-
At $0.22 Per Share	15,000	15	(15)	-	-	-

Compensation Portion:	-	-	36,595	-	-	36,595

Exercise of Options:
Cash:
At $0.02 Per Share By
Related Party	225,000	225	4,725	-	-	4,950
At $0.10 Per Share	200,000	200	19,800	-	-	20,000

Expenses:
At $0.02 Per Share By Related Party	53,270	53	1,120	-	-	1,173

Compensation Portion:	-	-	25,463	-	-	25,463

Commission:
At $0.02 Per Share	350,000	350	(350)	-	-	-

Compensation Portion:	-	-	132,300	-	-	132,300

Commission:
At $0.05 Per Share	1,000,000	1,000	(1,000)	-	-	-

Compensation Portion:	-	-	400,000	-	-	400,000

Stock Based Compensation	-	-	7,002,500	-	-	7,002,500

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development	Accumulated Other Comprehensive
Shares	Amount	Capital	Stage	Income (Loss)	Total
Comprehensive Loss:
Net Loss	-	-	-	(9,418,266)	-	(9,418,266)

Equity Adjustment from
Foreign Currency
Translation	-	-	-	-	(493)	(493)

Total Comprehensive
Loss	-	-	-	-	-	(9,418,759)

Balance - July 31, 2001	33,539,597	33,540	20,633,674	(19,228,130)	(493)	1,438,591

Common Stock Issued
For:
Cash:
At $.022 Per Share	1,400,976	1,401	29,420	-	-	30,821
At $.08 Per Share	250,000	250	19,750	-	-	20,000
At $.10 Per Share	980,000	980	97,020	-	-	98,000
At $.11 Per Share	145,456	145	15,855	-	-	16,000
At $.115 Per Share	478,260	478	54,522	-	-	55,000
At $.12 Per Share	500,000	500	59,500	-	-	60,000
At $.125 Per Share	40,000	40	4,960	-	-	5,000
At $.14 Per Share	44,000	44	6,116	-	-	6,160
At $.15 Per Share	383,667	384	57,166	-	-	57,550
At $.18 Per Share	25,000	25	4,475	-	-	4,500

Commissions:
At $.115 Per Share	69,565	70	(70)	-	-	-
At $.22 Per Share	100,000	100	(100)	-	-	-
At $.08 Per Share	20,625	21	(21)	-	-	-
At $.14-$.22 Per Share	282,475	282	(282)	-	-	-

Services:
At $.10 Per Share	35,950	36	3,559	-	-	3,595

Exercise of Options:
Non Cash:
At $.022 Per Share by
Related Party:	227,273	227	4,773	-	-	5,000

Exercise of Options:
Cash:
At $.022 Per Share by
Related Parties	909,092	909	19,091	-	-	20,000
At $.022 Per Share by
Others	1,205,929	1,206	25,325	-	-	26,531

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development	Accumulated Other Comprehensive
Shares	Amount	Capital	Stage	Income (Loss)	Total
Additional Paid-In Capital Arising From Investment In Joint Venture Subsidiary by Minority Interest	-	-	51,934	-	-	51,934

Stock Based Compensation	-	-	222,338	-	-	222,338

Comprehensive Loss:
Net Loss	-	-	-	(492,148)	-	(492,148)

Equity Adjustment from Foreign Currency Translation	-	-	-	-	(6,753)	(6,753)

Total Comprehensive
Loss	-	-	-	-	-	(498,901)

Balance - July 31, 2002	40,637,865	40,638	21,309,005	(19,720,278)	(7,246)	1,622,119

Common Stock Issued for:
Cash:
At $.022 Per Share	250,000	250	5,250	-	-	5,500
At $.10 Per Share	50,000	50	4,950	-	-	5,000
At $.12 Per Share	1,250,000	1,250	148,750	-	-	150,000
At $.14 Per Share	235,714	236	32,764	-	-	33,000
At $.15 Per Share	1,016,865	1,017	151,513	-	-	152,530

Exercise of Options:
Cash:
At $.022 Per Share by
Related Party	922,727	923	19,377	-	-	20,300
At $.05 Per Share by
Related Party	200,000	200	9,800	-	-	10,000
At $.05 Per Share by
Others	100,000	100	4,900	-	-	5,000

Services:
At $4.00 Per Share	14,363	13	57,378	-	-	57,391

Additional Paid-In Capital Arising from Investment In Joint Venture Subsidiary By Minority Interest	-	-	159,919	-	-	159,919

Stock Based Compensation	-	-	288,623	-	-	288,623

Comprehensive Loss:
Net Loss	-	-	-	(1,919,261)	-	(1,919,261)

Equity Adjustment from Foreign Currency Translation	-	-	-	-	60,879	60,879

Total Comprehensive Loss	-	-	-	-	-	(1,858,382)

Balance - July 31, 2003	44,677,534	44,677	22,192,229	(21,639,539)	53,633	651,000

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

Common Stock		Additional Paid-In	Deficit Accumulated in the Development	Accumulated Other Comprehensive
Shares	Amount	Capital	Stage	Income (Loss)	Total
Common Stock Issued for:
Cash:
At $.05 Per Share	150,000	150	7,350	-	-	7,500
At $.11 Per Share	245,455	245	26,755	-	-	27,000
At $.12 Per Share	5,929,565	5,929	705,318	-	-	711,247
At $.13 Per Share	349,691	350	45,110	-	-	45,460
At $.14 Per Share	346,284	346	48,133	-	-	48,479
At $.15 Per Share	368,665	369	54,931	-	-	55,300
At $.16 Per Share	593,750	594	94,406	-	-	95,000
At $.17 Per Share	145,000	145	24,505	-	-	24,650
At $.18 Per Share	55,554	56	9,944	-	-	10,000
At $.20 Per Share	365,000	365	72,635	-	-	73,000
At $.23 Per Share	45,439	45	10,405	-	-	10,450
At $.24 Per Share	74,166	74	17,726	-	-	17,800
At $.25 Per Share	80,000	80	19,920	-	-	20,000

Exercise of Options:
Cash:
At $.02 Per Share by Related Party	250,000	250	5,250	-	-	5,500
At $.05 Per Share by Related Party	1,415,000	1,415	69,338	-	-	70,753
At $.12 Per Share by Related Party	97,826	98	11,152	-	-	11,250
At $.02 Per Share by Related Party	272,727	273	5,327	-	-	5,600
At $.05 Per Share by Related Party	300,000	300	14,700	-	-	15,000

Services:
At $.12 Per Share	7,500	8	892	-	-	900

Additional Paid-In Capital Arising from Investment In Joint Venture Subsidiary By Minority Interest	-	-	100,156	-	-	100,156

Stock Based Compensation:
Related Parties	-	-	314,000	-	-	314,000
Other	-	-	65,033	-	-	65,033

Common Stock Issued In Connection with Termination of Joint Venture	2,000,000	2,000	798,000	-	-	800,000

Comprehensive Loss:
Net Loss	-	-	-	(2,938,590)	-	(2,938,590)

Equity Adjustment fromForeign Currency Translation	-	-	-	-	(24,894)	(24,894)

Unrealized Gain on Marketable Securities	-	-	-	-	60,000	60,000

Total Comprehensive Loss	-	-	-	-	-	(2,903,484)
Balance - July 31, 2004	57,769,156	57,769	24,713,215	(24,578,129)	88,739	281,594

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

	Common Stock		Additional Paid-In	Deficit Accumulated in the Development	Accumulated Other Comprehensive	Deferred Financing
	Shares	Amount	Capital	Stage	Income (Loss)	Costs	Total
Common Stock Issued for:
Cash:

At $.10 Per Share	175,000	175	17,325	-	-	-	17,500
At $.11 Per Share	381,763	382	41,612	-	-	-	41,994
At $.12 Per Share	2,378,493	2,379	283,042	-	-	-	285,421
At $.13 Per Share	582,307	582	75,118	-	-	-	75,700
At $.14 Per Share	35,714	36	4,964	-	-	-	5,000
At $.15 Per Share	101,333	101	15,099	-	-	-	15,200
At $.20 Per Share	25,000	25	4,975	-	-	-	5,000

At $.25 Per Share	27,200,004	27,200	6,772,801	-	-	-	6,800,001
Shares issued for Cash Through Private Placement, net of costs	-	-	(637,991)	-	-	-	(637,991)

Services:
At $.11 Per Share	188,173	188	20,511	-	-	-	20,699
At $.12 Per Share	71,334	71	8,489	-	-	-	8,560

Exercise of Options:
Cash:

At $.022 Per Share by Related Party	227,273	227	4,773	-	-	-	5,000
At $.05 Per Share by Related Party	400,000	400	19,600	-	-	-	20,000
At $.05 Per Share by Other	250,000	250	12,250	-	-	-	12,500
At $.22 Per Share by Other	250,000	250	54,750	-	-	-	55,000

Services
At $.12 Per Share by Other	300,000	300	35,700	-	-	-	36,000

Commissions:
At $.12 Per Share	193,666	194	(194)	-	-	-	-

Non Registration Penalty:
At $.19 Per Share	5,440,000	5,440	(5,440)	-	-	-	-

Stock Based Compensation	-	-	158,584	-	-	-	158,584

Deferred Financing Costs	-	-	252,541	-	-	(252,541)

Net Loss	-	-	-	(2,005,682)	-	-	(2,005,682)

Equity Adjustment from Foreign Currency Translation	-	-	-	-	28,975	-	28,975

Unrealized Gain on Marketable Securities	-	-	-	-	40,000	-	40,000

Total Comprehensive Loss	-	-	-	-	-	-	(1,936,707)

Balance - July 31, 2005	95,969,216	$95,969	$31,851,724	$(26,583,811)	$157,714	$(252,541)	$5,269,055

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY - (Continued)
FOR THE PERIOD SEPTEMBER 17, 1982 (INCEPTION) TO JULY 31, 2006

	Common Stock		Additional Paid-In-	Deficit Accumulated in the Development	Accumulated Other Comprehensive	Deferred Financing	Deferred Compensation	Total Stockholder
	Shares	Amount	capital	Stage	Income/(Loss)	Costs	Costs	Equity
Balance at July 31, 2005	95,969,216	95,969	31,851,724	(26,583,811)	157,714	(252,541)	-	5,269,055
Change in par value to $0.0001	-	(86,372)	86,372	-	-	-	-	-
Deferred Financing Costs	1,000,000	100	269,900	-	-	(270,000)	-	-
Issuance of common stock upon				-
warrant and option exercises, net	4,825,913	482	741,338	-	-	-	-	741,820
Issuance of common stock upon				-
warrant and option exercises, net	8,600,000	860	2,372,740	-	-	-	-	2,373,600
Private placement, net	21,240,000	2,124	4,997,376	-	-	-	-	4,999,500
Options and warrants issued for services	-	-	414,375	-	-	-	(52,500)	361,875
Unrealized loss on marketable securities	-	-	-		(60,000)	-	-	(60,000)
Equity adjustment from foreign currency translation	-	-	-	-	48,779	-	-	48,779
Net loss for the year ended July 31, 2006	-	-	-	(4,804,692)	-	-	-	(4,804,692)
Balance - July 31, 2006	131,635,129	13,163	40,733,825	(31,388,503)	146,493	(522,541)	(52,500)	8,929,937

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CASH FLOWS

			For The Period
	For The Years Ended		September 17, 1982
	July 31,		(Inception) To
	2006	2005	July 31, 2006
Cash Flow From Operating Activities:
Net Loss	$(4,804,692)	$(2,005,682)	$(31,388,503)
Adjustments to Reconcile Net Loss to
Net Cash Used in Operating Activities:
Depreciation and Amortization	38,969	7,431	422,696
Gain on Sale of Subsidiary	-	-	(1,907,903)
Minority Interest in Net Loss of Subsidiary	-	-	(286,388)
Write-Down of Impaired Mining, Milling and Other	-
Property and Equipment	-	-	1,299,445
Loss on Sale of Property and Equipment	201,829	-	155,713
Loss on change in fair value of derivative	581,924		581,924
Loss on Write-Off of Investment	-	-	10,000
Loss on Joint Venture	-	-	901,700
Loss on Write-Off of Minority Interest	-	-	150,382
Value of Common Stock and Warrants Issued for Services	361,875	187,844	12,585,615
Changes in Operating Assets and Liabilities:
(Increase) Decrease in Prepaid Expenses	(21,082)	(54,299)	(21,082)
(Increase) Decrease in Other Current Assets	(5,243,003)	(10,601)	(5,265,839)
(Increase) in Other Deposits	(170,000)	(80,000)	(268,000)
Decrease in Other Assets	755	-	(42,668)
(Increase) in Security Deposits	-	(1,170)	(9,605)
Increase (Decrease) in Accounts Payable	166,932	39,953	342,184
Increase (Decrease) in Accrued Expenses	165,895	74,703	136,929
Net Cash Used in Operating Activities	(8,720,598)	(1,841,821)	(22,603,400)

Cash Flow From Investing Activities:
(Increase) in Other Investments	(260)	(11,330)	(21,740)
Purchase of Mining, Milling and Other Property and Equipment	(810,425)	(657,683)	(3,191,282)
Purchase of Concessions	-	(25,324)	(25,324)
Investment in Intangibles	(89)	(18,531)	(18,620)
Proceeds on Sale of Mining, Milling and Other Property and Equipment	192,000	-	275,638
Proceeds From Sale of Subsidiary	-	-	2,131,616
Expenses of Sale of Subsidiary	-	-	(101,159)
Advance Payments - Joint Venture	-	-	98,922
Investment in Joint Venture	-	-	(101,700)
Investment in Privately Held Company	-	-	(10,000)
Net Assets of Business Acquired (Net of Cash)	-	-	(42,130)
Investment in Marketable Securities	-	-	(50,000)

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Continued)

			For The Period
	For The		September 17, 1982
	Year Ended		(Inception)
	July 31,		To
	2006	2005	July 31, 2006

Net Cash Used in Investing Activities	(618,774)	(712,868)	(1,055,779)

Cash Flow From Financing Activities:
Advances to Affiliate	(10,326)	(3,571)	(45,322)
Decrease in Loans Receivable - Others	-	2,065	-
Proceeds of Borrowings - Officers	-	-	18,673
Repayment of Loans Payable - Officers	-	-	(18,673)
Proceeds of Note Payable	-	-	11,218
Payments of Note Payable	-	-	(11,218)
Proceeds From Issuance of Common Stock, Net	8,114,920	6,700,325	26,850,844
Commissions on Sale of Common Stock	-	-	(5,250)
Deferred Finance Costs	(350,777)	(100,000)	(450,777)
Expenses of Initial Public Offering	-	-	(408,763)
Capital Contributions - Joint Venture Subsidiary	-	-	304,564
Purchase of Certificate of Deposit - Restricted	-	-	(5,000)
Purchase of Mining Reclamation Bonds	-	-	(30,550)
Net Cash Provided By Financing Activities	7,753,817	6,598,819	26,209,746
Effect of Exchange Rate Changes	45,506	28,975	190,932

Increase (Decrease) In Cash and Cash Equivalents	(1,540,050)	4,073,105	2,741,498
Cash and Cash Equivalents - Beginning	4,281,548	208,443	-
Cash and Cash Equivalents - Ending	$2,741,498	$4,281,548	$2,741,498

Supplemental Cash Flow Information:
Cash Paid For Interest	$-	$-	$-
Cash Paid For Income Taxes	$15,099	$-	$39,886
Non-Cash Financing Activities:
Issuances of Common Stock as Commissionson Sales of Common Stock	$-	$23,240	$440,495
Issuance of common stock as payment for financing costs	$270,000	$-	$270,000
Issuance of common stock and warrants as payment for Expenses	$-	$-	$192,647
Issuance of Common Stock as Payment for Mining,
Milling and Other Property and Equipment	$-	$-	$4,500
Exercise of Options as Payment of Accounts Payable	$-	$36,000	$36,000

The accompanying notes are an integral part of the financial statements.

CAPITAL GOLD CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
July 31, 2006

NOTE 1 - Basis of Presentation

Capital Gold Corporation ("Capital Gold", "the Company", "we" or "us") was incorporated in February 1982 in the State of Nevada. During March 2003 the Company's stockholders approved an amendment to the Articles of Incorporation to change its name from Leadville Mining and Milling Corp. to Capital Gold Corporation. In November 2005, the Company reincorporated in Delaware. The Company owns rights to property located in the State of Sonora, Mexico and the California Mining District, Lake County, Colorado and is engaged in the exploration for gold and other minerals from its properties in Mexico. All of the Company's mining activities are now being performed in Mexico. The Company is a development stage enterprise.

On June 29, 2001, the Company exercised an option and purchased from AngloGold North America Inc. and AngloGold (Jerritt Canyon) Corp. 100% of the issued and outstanding stock of Minera Chanate, S.A. de C.V., a subsidiary of those two companies (“Minera Chanate”). Minera Chanate's assets consisted of certain exploitation and exploration concessions in the States of Sonora, Chihuahua and Guerrero, Mexico. We sometimes refer to these concessions as the El Chanate Concessions.

Pursuant to the terms of the agreement, on December 15, 2001, the Company made a $50,000 payment to AngloGold. AngloGold will be entitled to receive the remainder of the purchase price by way of an ongoing percentage of net smelter returns of between 2% and 4% plus 10% net profits interest (until the total net profits interest payment received by AngloGold equals $1,000,000). AngloGold's right to a payment of a percentage of net smelter returns and the net profits interest will terminate at such point as they aggregate $18,018,355. In accordance with the agreement, the foregoing payments are not to be construed as royalty payments. Should the Mexican government or other jurisdiction determine that such payments are royalties, we could be subject to and would be responsible for any withholding taxes assessed on such payments.

Under the terms of the agreement, the Company has granted AngloGold the right to designate one of its wholly-owned Mexican subsidiaries to receive a one time option to purchase 51% of Minera Chanate (or such entity that owns the Minera Chanate concessions at the time of option exercise). That Option is exercisable over a 180 day period commencing at such time as the Company notifies AngloGold that it has made a good faith determination that it has gold-bearing ore deposits on any one of the identified group of El Chanate Concessions, when aggregated with any ore that the Company has mined, produced and sold from such concessions, of in excess of 2,000,000 troy ounces of contained gold. The exercise price would equal twice the Company's project costs on the properties during the period commencing on December 15, 2000 and ending on the date of such notice.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company is a development stage enterprise and since its inception has had no mining revenues and has incurred recurring losses aggregating $31,388,503. These factors raise substantial doubt about the Company's ability to continue as a going concern. As indicated in Note 18, while the Company believes that it has sufficient funds to complete the construction of the mine, the Company has no source of income and does not anticipate revenues from its planned mining operations until the second calendar quarter 2007. As a result, it may need additional funding to commence mining operations, cover any potential material cost overruns on the El Chanate project, cover ongoing general and administrative expenses and/or fund exploration. Continuation of the Company is dependent on (1) achieving sufficiently profitable operations (2) subsequently maintaining adequate financing arrangements and (3) its exiting the development stage. The achievement and/or success of the Company's planned measures, however, cannot be determined at this time. These financial statements do not reflect any adjustments relating to the recoverability and classification of assets carrying amounts and classification of liabilities should the Company be unable to continue as a going concern. Pursuant to the terms and conditions set forth in the Company’s credit facility with Standard Bank (see Note 20), Minera Santa Rita, S.A de R.L. de C.V.(“MSR”) and Oro de Altar S. de R. L. de C.V. (“Oro”), the Company’s wholly-owned subsidiaries, have pledged all of its assets as collateral to secure the obligations under the terms of the credit facility. In addition, the Company has pledged all of its shares of MSR and Oro to further secure the obligations under the terms of this credit facility. The Company is also subject to comply with certain financial covenants.

NOTE 2 - Summary of Significant Accounting Policies

Principals of Consolidation

The consolidated financial statements include the accounts of Capital Gold Corporation and its wholly owned and majority owned subsidiaries, Leadville Mining and Milling Holding Corporation, MSR and Oro. The Company accounted for its Mexican joint venture operation through the date of termination (see Note 7) as a subsidiary since it controlled the decision making process and it owned 69% of the venture. All significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents include money market funds and short term U.S. treasury bonds.

Marketable Securities

The Company accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

Management determines the appropriate classification of all securities at the time of purchase and re-evaluates such designation as of each balance sheet date. The Company has classified its marketable equity securities as available for sale securities and has recorded such securities at fair value. The Company uses the specific identification method to determine realized gains and losses. Unrealized holding gains and losses are excluded from earnings and, until realized, are reported as a separate component of stockholders' equity.

Mining, Milling and Other Property and Equipment

Mining, milling and other property and equipment is reported at cost. It is the Company's policy to capitalize costs incurred to improve and develop the mining and milling properties. General exploration costs and costs to maintain rights and leases are expensed as incurred. Management of the Company periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mine operations, results of exploration activities conducted to date, estimated future prices and reports and opinions of outside geologists, mine engineers, and consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

Depletion of mining and milling improvements will be computed at cost using the units of production method. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

Deferred Financing Costs

Deferred financing costs which were included in other assets and a component of stockholders’ equity relate to costs incurred in connection with bank borrowings and will be amortized over the term of the related borrowings.

Intangible Assets

Purchased intangible assets consisting of rights of way and easements are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic lives of the respective assets, generally five years. It is the Company’s policy to assess periodically the carrying amount of its purchased intangible assets to determine if there has been an impairment to their carrying value. Impairments of other intangible assets are determined in accordance with SFAS 144. There was no impairment at July 31, 2006.

Impairment of Long-Lived Assets

In accordance with SFAS 144, "Accounting for the Impairment and Disposal of Long-Lived Assets" the Company reviews its long-lived assets for impairments. Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses then are measured by comparing the fair value of assets to their carrying amounts. During the year ended July 31, 2002 the Company performed a review of its Colorado mine and mill improvements and determined that an impairment loss should be recognized. Accordingly, at July 31, 2002 the Company reduced by $999,445 the net carrying value of certain assets relating to its Leadville, Colorado facility to $300,000 and further reduced the net carrying value to $0 at July 31, 2004, which approximated management's estimate of fair value.

Fair Value of Financial Instruments

The carrying value of the Company's financial instruments, including cash and cash equivalents, loans receivable and accounts payable approximated fair value because of the short maturity of these instruments.

Revenue Recognition

Revenues, if any, from the possible sales of minerals will be recognized by the Company only upon receipt of final settlement funds from the purchaser.

Foreign Currency Translation

Assets and liabilities of the Company's Mexican subsidiaries are translated to US dollars using the current exchange rate for assets and liabilities. Amounts on the statement of operations are translated at the average exchange rates during the year. Gains or losses resulting from foreign currency translation are included as a component of other comprehensive income (loss).

Comprehensive Income (Loss)

Comprehensive income (loss) which is reported on the accompanying consolidated statement of stockholders' equity as a component of accumulated other comprehensive income (loss) consists of accumulated foreign translation gains and losses and net unrealized gains and losses on available-for-sale securities.

Income Taxes

The Company records deferred income taxes using the liability method as prescribed under the provisions of SFAS No. 109. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of the deferred tax assets will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

Equity Based Compensation

In connection with offers of employment to the Company’s executives as well as in consideration for agreements with certain consultants, the Company issues options and warrants to acquire its common stock. Employee and non-employee awards are made in the discretion of the Board of Directors.

Such options and warrants may be exercisable at varying exercise prices currently ranging from $0.02 to $0.41 per share of common stock with certain of these grants becoming exercisable immediately upon grant subject to shareholder approval. Currently, certain grants vest for a period of five months to two years (generally concurrent with service periods for grants to employees/consultants - See Note 22 - Employee and Consulting Agreement ). Certain grants contain a provision whereby they become immediately exercisable upon a change of control.

Effective February 1, 2006, the Company adopted the provisions of SFAS No. 123R. Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. The Company adopted the provisions of FAS 123R using a modified prospective application. Under this method, compensation cost is recognized for all share-based payments granted, modified or settled after the date of adoption, as well as for any unvested awards that were granted prior to the date of adoption. Prior periods are not revised for comparative purposes. Because the Company previously adopted only the pro forma disclosure provisions of SFAS 123, it will recognize compensation cost relating to the unvested portion of awards granted prior to the date of adoption, using the same estimate of the grant-date fair value and the same attribution method used to determine the pro forma disclosures under SFAS 123, except that forfeitures rates will be estimated for all options, as required by FAS 123R.

The cumulative effect of applying the forfeiture rates is not material. FAS 123R requires that excess tax benefits related to stock options exercises be reflected as financing cash inflows instead of operating cash inflows.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model. Expected volatility is based on the historical volatility of the price of the Company stock. The risk-free interest rate is based on U.S. Treasury issues with a term equal to the expected life of the option. The Company uses historical data to estimate expected dividend yield, expected life and forfeiture rates. The estimated per share weighted average grant-date fair values of stock options and warrants granted during the years ended July 31, 2006 and 2005, were $0.32 and $0.38, respectively. The fair values of the options granted were estimated based on the following weighted average assumptions:

	Years ended July 31,
	2006	2005

Expected volatility	95% - 165%	70% - 100%
Risk-free interest rate	5.95%	3.10%
Expected dividend yield	-	-
Expected life	1 - 2 years	3 years

Stock option and warrant activity for employees during the years ended July 31, 2005 and 2006 is as follows:

	Number of Options	Weighted Average exercise price	Weighted average remaining contracted term (years)	Aggregate intrinsic value

Outstanding at July 31, 2004	5,588,636	$.32	-	$-
Options granted	-	-	-	-
Options exercised	(877,273)	.09	-	-
Options expired	-	-	-	-
Outstanding at July 31, 2005	4,711,363	$.30	0.30	$1,277,977
Options granted	4,611,363.13		-	-
Options exercised	(590,909)	.05	-	-
Options expired	(3,161,363)	.05	-	-
Warrants and options outstanding at July 31, 2006	5,570,454	$.16	1.17	$702,250
Warrants and options exercisable at July 31, 2006	4,120,454	$.10	0.71	$680,250

Unvested stock option and warrant balances for employees at July 31, 2006 are as follows:

	Number of Options	Weighted Average Exercise price	Weighted average remaining contracted term (years)	Aggregate Intrinsic value
Outstanding at August 1, 2005	-	-	-	$-
Options granted	150,000	$.32	1.83	16,500
Unvested Options outstanding at July 31, 2006	150,000	$.32	1.83	$16,500

Stock option and warrant activity for non-employees during the years ended July 31, 2005 and 2006 is as follows:

	Number of Options	Weighted Average Exercise price	Weighted average remaining contracted term (years)	Aggregate Intrinsic value
Outstanding at July 31, 2004	1,300,000	$.31	-	$-
Options granted	31,452,004.29		-	-
Options exercised	(550,000)	.09	-	-
Options expired	(300,000)	.23	-	-
Outstanding at July 31, 2005	31,902,004	$.30	1.13	$3,430,120
Options granted	6,844,000.28		-	-
Options exercised	(4,235,004)	.27	-	-
Options expired	(350,000)	.10	-	-
Warrants and options outstanding at July 31, 2006	34,161,000	$.29	1.33	$2,540,530
Warrants and options exercisable at July 31, 2006	33,911,000	$.29	1.31	$2,539,630

Prior to the adoption of FAS 123R, the Company applied the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25 issued in March 2000 (“FIN 44”), to account for its fixed plan stock options. Under this method, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amended FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation.

The following table illustrates the effect on the net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based compensation prior to February 1, 2006:

Year Ended July 31, 2006
Net loss	$(4,804,692)
Add stock-based employee compensation expense (recovery) included in reported net income (loss)	-
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(773,263)
Pro forma net loss	$(5,577,955)
Pro forma net loss per common share (Basic and diluted)	$(.05)
Weighted average common shares outstanding: Basic and diluted	112,204,471
Net loss per common share basic and diluted	$(.04)

Reclassifications

Certain items in these financial statements have been reclassified to conform to the current period presentation. These reclassifications had no impact on the Company’s results of operations, stockholders’ equity (deficit) or cash flows.

Net Loss Per Common Share

The computation of basic net loss per share of common stock is computed by dividing net loss for the period by the weighted average number of common shares outstanding during that period.

Because the Company is incurring losses, the effect of stock options and warrants is antidilutive. Accordingly, the Company's presentation of diluted net loss per share is the same as that of basic net loss per share.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and marketable securities. The Company maintains cash balances at financial institutions which exceed the Federal Deposit Insurance Corporation limit of $100,000 at times during the year.

Accounting for Derivatives and Hedging Activities

The Company entered into two identically structured derivative contracts with Standard Bank in March 2006. Each derivative consisted of a series of forward sales of gold and a purchase gold cap. The Company agreed to sell a total volume of 121,927 ounces of gold forward to Standard Bank at a price of $500 per ounce on a quarterly basis during the period from March 2007 to September 2010. The Company also agreed to a purchase gold cap on a quarterly basis during this same period and at identical volumes covering a total volume of 121,927 ounces of gold at a price of $535 per ounce. Although these contracts are not designated as hedging derivatives, they serve an economic purpose of protecting the company from the effects of a decline in gold prices. Because they are not designated as hedges, however, special hedge accounting does not apply. Derivative results are simply marked to market through earnings, with these effects recorded in other income or other expense, as appropriate under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”).

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Environmental Remediation Costs

Environmental remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are recorded even if significant uncertainties exist over the ultimate cost of the remediation. It is reasonably possible that the Company's estimates of reclamation liabilities, if any, could change as a result of changes in regulations, extent of environmental remediation required, means of reclamation or cost estimates. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. There were no environmental remediation costs accrued at July 31, 2006.

Recently Issued Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"). On April 14, 2005, the Securities and Exchange Commission issued an amendment to Rule 4-01 of Regulation S-X that allows companies to implement SFAS 123R at the beginning of their next fiscal year, instead of the next reporting period that begins after June 15, 2005 as originally required. Accordingly, the Company adopted SFAS 123R effective January 1, 2006 using the "modified prospective" method in which compensation cost is recognized beginning with the effective date based on (a) the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. In addition, the Company expects to continue to utilize the Black-Scholes option-pricing model, which is an acceptable option valuation model in accordance with SFAS 123R, to estimate the value of stock options granted to employees.

Beyond those restricted stock and stock option awards previously granted, the Company cannot predict with certainty the impact of SFAS 123R on its future consolidated financial statements as the type and amount of such awards are determined on an annual basis and encompass a potentially wide range depending upon the compensation decisions made by the Company's Board of Directors. SFAS 123R also requires the benefits of tax deductions in excess of compensation cost recognized in the financial statements to be reported as a financing cash flow, rather than an operating cash flow as currently required under Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" ("SFAS 95"). This requirement, to the extent it exists, will decrease net operating cash flows and increase net financing cash flows in periods subsequent to adoption. The Company believes this pronouncement will not have a material impact on its consolidated financial statements.

On March 29, 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB107") which expresses the view of the SEC Staff regarding the interaction of SFAS 123R and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements. The Company believes that the views provided in SAB 107 are consistent with the approach taken in the valuation and accounting associated with share-based compensation issued in prior periods as well as those issued during 2005.

In June 2005, the FASB's Emerging Issues Task Force ("EITF") issued EITF Issue No. 05-02 "The Meaning of "Conventional Convertible Debt Instrument" in EITF Issue 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, A Company's Own Stock", which retains the exception in paragraph 4 of EITF Issue No. 00-19 for conventional debt instruments. Those instruments in which the holder has an option to convert the instrument into a fixed number of shares (or a corresponding amount of cash at the issuer's discretion) and its ability to exercise the option is based on either (a) the passage of time or (b) a contingent event, should be considered "conventional" for purposes of applying that exception. The consensus should be applied on a prospective basis for new or modified instruments starting from the third quarter of 2005. When there is a modification of a convertible debt instrument, the change in the fair value of an embedded conversion option should be included in the analysis of determining whether a debt extinguishment has occurred. The change in the fair value of the embedded conversion option is calculated as the difference between the fair value of the conversion option immediately prior to and after the modification. Also, when a modification of a convertible debt instrument occurs, the change in the fair value of the embedded conversion prior should be recognized as a discount (or premium) with a corresponding increase (or decrease) in additional paid-in capital. Lastly, a beneficial feature should not be recognized or reassessed upon modification of a convertible debt instrument. The adoption of EITF No. 05-02 is not expected to have a material effect on the Company’s consolidated financial statements or results of operations.

In November 2005, FASB issued FSP FAS 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("FSP FAS 115-1"), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether an impairment is other-than-temporary, and on measuring such impairment loss. FSP FAS 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP FAS 115-1 is required to be applied to reporting periods beginning after December 15, 2005. The Company was required to adopt FSP FAS 115-1 in the first quarter of 2006. The adoption of this statement did not have a material impact on the Company's consolidated results of operations or financial condition.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - An amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). SFAS No. 151 amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS No. 151 was required to be adopted in the first quarter of 2006. The Company determined that the adoption of SFAS No. 151 will not have a material impact on the consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (SFAS 153"), "Exchanges of Non-monetary Assets-an amendment of APB Opinion No. 29." SFAS 152 addresses the measurement of exchanges of non-monetary assets. It eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29 "Accounting for Non-monetary Transactions" and replaces it with an exception for exchanges that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. As required by SFAS 153, the Company adopted this new accounting standard effective July 1, 2005. The adoption of SFAS 153 did not have a material impact on the Company's financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This statement replaces APB opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transaction provision. When a pronouncement includes specific transaction provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company will adopt the provisions of SFAS No. 154 for its fiscal year beginning after July 31, 2006. Management currently believes that adoption of the provisions of SFAS No. 154 will not have a material impact on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS No.155") - an amendment of FASB Statements No. 133 and 140. SFAS 155 amends FAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No.133"), and SFAS 140 ("SFAS No.140"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", to permit fair value re-measurement of any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation. Additionally, FAS 155 seeks to clarify which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and to clarify that concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management does not believe the adoption of this standard will have a material impact on the financial condition or the results of operations of the Company.

On July 13, 2006, the Financial Accounting Standards Board issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). The requirements are effective for fiscal years beginning after December 15, 2006. The purpose of FIN 48 is to clarify and set forth consistent rules for accounting for uncertain tax positions in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The cumulative effect of applying the provisions of this interpretation are required to be reported separately as an adjustment to the opening balance of retained earnings in the year of adoption. Management does not believe the adoption of this standard will have a material impact on the financial condition or the results of operations of the Company.

NOTE 3 - Marketable Securities

Marketable securities are classified as current assets and are summarized as follows:

July 31, 2006

Marketable equity securities, at cost	$50,000
Marketable equity securities, at fair value (See Notes 11 & 13)	$90,000

NOTE 4 - Other Current Assets

Other current assets consist of the following at July 31, 2006:

Cash collateral on project facility (Note 20)	$4,267,445
Other current assets	216,407
Total Other Current Assets	$4,483,852

NOTE 5 - Property and Equipment

Property and Equipment consist of the following at July 31, 2006:

Construction in progress	$661,899
Water Well	141,243
Building	116,000
Equipment	75,757
Vehicle	51,385
Improvements	15,797
Office Equipment	12,266
Furniture	1,843

Total	$1,076,190

Less: accumulated depreciation	(40,218)

Property and equipment, net	$1,035,972

Depreciation expense for the year ended July 31, 2006 and 2005 was $33,838 and $6,742, respectively.

In March 2006, the Company made a $250,000 down payment to a US supplier to acquire a new crushing system, including conveyors, for use at its El Chanate project. The total price for this equipment is approximately $1,164,000. The Company is required to purchase the equipment by the end of the third quarter of 2006, or the supplier is entitled to retain the down payment. As the Company has adequate funds to purchase this equipment, it anticipates purchasing the equipment within the requisite time period (see Note 24 - “Subsequent Events” for further details).

On May 19, 2006, the Company sold its Equipment Held for Resale and received proceeds, net of commissions, of $192,000. The Company recorded a loss on sale of this equipment of approximately $202,000.

NOTE 6 - Intangible Assets

Intangible assets consist of the following as of July 31, 2006:

Investment in Right of way	$18,620

Less: accumulated amortization	(4,820)

Intangible assets, net	$13,800

Amortization expense for the year ending July 31, 2006 and 2005 was $4,131 and $689, respectively.

NOTE 7 - Joint Venture

On February 23, 2002, MSR, one of the Company’s wholly-owned Mexican subsidiaries, entered into a joint venture agreement with Grupo Minero FG S.A. de C.V. (“FG”) to explore, evaluate and develop the El Chanate concessions. FG is a private Mexican company.

Pursuant to the agreement with FG, the venture was to be conducted in five phases. The first two phases entailed continued exploration and evaluation of the mining potential of lots within the concessions.

Pursuant to the agreement, FG has paid us $75,000 to participate in the venture and contributed an additional $75,000 towards the first phase of the venture for which it received a 30% interest in the venture. The balance of the costs for Phase one and the costs for Phase two were to be split equally between the parties.

In April 2004, effective March 31, 2004, MSR, one of the Company’s wholly-owned Mexican affiliates, and FG executed an agreement (the "Termination Agreement") terminating their joint venture agreement (the "JV Agreement") with regard to the El Chanate project in Mexico.

Pursuant to the Termination Agreement, the parties amicably terminated the JV Agreement and released each other from all obligations under the JV Agreement. In consideration of FG's contributions to the venture of $457,455, the Company issued to FG 2,000,000 restricted shares of its common stock valued at $800,000 and MSR issued to FG a participation certificate entitling FG to receive five percent of the MSR's annual dividends, when declared. In connection with the issuance of these 2,000,000 shares, the Company recognized a charge to operations of $800,000. Additionally, the Company recognized a loss of $150,382 on the write off of the joint venture minority interest. The participation certificate also gives FG the right to participate, but not to vote, in the meetings of MSR's Board of Managers, Technical Committee and Partners. MSR also received a right of first refusal to carry out the works and render construction services required to effectuate the El Chanate project. This right of first refusal is not applicable where a funding source for the project determines that others should render such works or services.

FG has assigned or otherwise transferred to MSR all permits, licenses, consents and authorizations (collectively, "authorizations") for which FG had obtained in its name in connection with the development of the El Chanate project to the extent that the authorizations are assignable. To the extent that the authorizations are not assignable or otherwise transferable, FG has given its consent for the authorizations to be cancelled so that they can be re-issued or re-granted in MSR's name. The foregoing has been accomplished. (see Note 24 - “Subsequent Events” for details on the Company’s acquisition of its five percent net profits interest from FG.

NOTE 8 - Sale of Subsidiary Stock

On March 20, 2002, the Company sold all of the issued and outstanding shares of stock of its wholly-owned subsidiary, Minera Chanate, to an unaffiliated party for a purchase price of $2,131,616, payable in three installments. We received the first installment of $639,485 and paid commissions of $51,159 in March 2002. A second payment of $497,377 plus interest at the rate of 4.5% per annum was paid in August 2002. A third payment of $994,754 plus interest at the rate of 4.5% per annum, was paid in December 2002. Commissions of $41,733 and $80,821 were paid in connection with the second and third installments, respectively. In connection with the above transaction the Company recognized a gain of $1,907,903.

During March 2002, prior to the sale of Minera Chanate and pursuant to the FG joint venture agreement (see Note 6), Minera Chanate, in a series of transactions, sold all of its surface land and mining claims to Oro, another of the Company’s wholly-owned subsidiaries. Ora, in turn, leased the foregoing land and mining claims to MSR.

NOTE 9 - Mining Reclamation Bonds

These represent certificates of deposit that have been deposited as security for Mining Reclamation Bonds in Colorado. They bear interest at rates varying from 4.35% to 5.01% annually and mature at various dates through 2010.

NOTE 10 - Mining Concessions

Mining concessions consists of the following:

El Charro	$25,324
El Chanate	44,780

Total	$70,104

The El Chanate exploitation and exploration concessions are carried at historical cost and were acquired in connection with the purchase of the stock of Minera Chanate (see Note 1).

The Company acquired an additional mining concession - El Charro. El Charro lies within the current El Chanate property boundaries. The Company is required to pay 1 1/2% net smelter royalty in connection with the El Charro concession.

NOTE 11 - Loans Receivable - Affiliate

Loans receivable - affiliate consist of expense reimbursements from a publicly-owned corporation in which the Company has an investment. The Company's president and chairman of the board of directors is an officer and director of that corporation. These loans are non-interest bearing and due on demand (see Note 3 & 13).

NOTE 12 - Other Investments

Other investments are carried at cost and consist of tax liens purchased on properties located in Lake County, Colorado.

NOTE 13 - Other Comprehensive Income(Loss)-Supplemental Non-Cash Investing Activities

Other comprehensive income (loss) consists of accumulated foreign translation gains and losses and unrealized gains and losses on marketable securities and is summarized as follows:

Balance - July 31, 2004	$88,739

Equity Adjustments from Foreign Currency Translation	28,975
Unrealized Gains on Marketable Securities	40,000

Balance - July 31, 2005	157,714

Equity Adjustments from Foreign Currency Translation	48,779
Unrealized Gains (loss) on Marketable Securities	(60,000)

Balance - July 31, 2006	$146,493

NOTE 14 - Related Party Transactions

In August 2002, the Company purchased marketable equity securities of a related company. The Company recorded approximately $10,350 and $9,300 in expense reimbursements including office rent from this entity for the year ended July 31, 2006 and 2005, respectively (see Notes 3 and 11). The Company utilizes a Mexican Corporation 100% owned by two officers/Directors and stockholders of the Company for mining support services. These services include but are not limited to the payment of mining salaries and related costs. The Mexican Corporation bills the Company for these services at cost. Mining expenses charged by the Mexican Corporation and reported on the statement of operations amounted to approximately $122,000 and $24,000 for the year ended July 31, 2006 and 2005, respectively.

During the fiscal years ended July 31, 2006 and 2005, the Company paid its V.P. Development and Director $63,000 and $68,000, respectively, for professional geologist and management services rendered to the Company, plus expenses. This individual also earned wages of $30,000 during the last three months of the fiscal year ended July 31, 2006. During the fiscal years ended July 31, 2006 and 2005, the Company paid its V.P. Exploration and Director consulting fees of $78,500 and $56,900, respectively. In addition, this individual earned wages of $10,000 during the last month of fiscal 2006. During the fiscal year ended July 31, 2006 and 2005, we paid a director legal and consulting fees of $8,000 and $6,625, respectively.

The Company’s V.P. Development and Director has, since 1995, been a Senior Consultant in the Minerals Advisory Group LLC, Tucson, Arizona, an entity that provided $25,000 worth of  services to the Company for the fiscal year ended July 31, 2006.

In January 2006, the Company extended the following stock options through January 3, 2007, all of which are exercisable at $0.05 per share: Chief Executive Officer and Director - 1,250,000 shares; Director - 500,000 shares; V.P. Investor Relations and Director - 327,727 shares; V.P. Development and Director - 500,000 shares; and V.P. Mine Development - 25,000 shares. There was not a material increase in the intrinsic value of these options at the date of modification as compared to the intrinsic value of the original issuance of these stock options on the applicable measurement date.

NOTE 15 - Stockholders' Equity

Common Stock

At various stages in the Company’s development, shares of the Company’s common stock have been issued at fair market value in exchange for services or property received with a corresponding charge to operations, property and equipment or additional paid-in capital depending on the nature of the services provided or property received.

During the year ended July 31, 2006, the Company issued 4,825,913 shares of stock upon the exercising of common stock purchase warrants and options for net proceeds of $741,820, including 200,000 and 300,000 shares to its CEO and V.P. Mine Development for net proceeds of $10,000 and $15,000, respectively. The Company has also issued 1,000,000 shares of Common Stock (See Note 20) in connection with receiving a commitment letter from Standard Bank informing the Company of its approval for providing a $12 million (now $12.5 million) senior financing facility.

The Company closed two private placements in 2006 pursuant to which the Company issued an aggregate of 21,240,000 units, each unit consisting of one share of the Company’s common stock and a warrant to purchase ¼ of a share of the Company’s common stock for net proceeds of $4,999,500, net of commissions of $310,500. The Company also received net proceeds of $2,373,600, net of commissions of $206,430, from the exercising of 8,600,000 warrants in February 2006. The Warrant issued to each purchaser is exercisable for one share of the Company’s common stock, at an exercise price equal to $0.30 per share. Each Warrant has a term of eighteen months and is fully exercisable from the date of issuance. The Company issued to the placement agent in one of the placements eighteen month warrants to purchase up to 934,000 shares of the Company’s common stock at an exercise price of $0.25 per share. Such placement agent warrants are valued at approximately $189,000 using the Black-Scholes option pricing method.

Recapitalization

On September 22, 2005, The Board of Directors recommended an amendment to the Company's Certificate of Incorporation to increase the Company's authorized shares of capital stock from 150,000,000 to 200,000,000 shares. In addition, the Board of Directors recommended that the Company reincorporate in the State of Delaware. These amendments were approved by the stockholders on November 18, 2005 and the Company effected the reincorporation in Delaware and the authorized share increase on November 21, 2005. In addition, the par value was decreased from $0.001 per share to $0.0001 per share.

Warrant Re-pricing

In December 2005, the Board of Directors ratified the temporary re-pricing of certain warrants that were issued in connection with the February 2005 private placement from $0.30 per share to $0.20 per share exercise price. In addition, warrants issued to the placement agent were also re-priced from $0.25 per share to $0.20 per share exercise price. These re-pricings were in effect for the period November 28, 2005 through January 31, 2006.

NOTE 16 - Income Taxes

For income tax purposes, the Company has available net operating loss carryforwards ("NOL") as of July 31, 2006 of approximately $15,000,000 to reduce future federal taxable income. If any of the NOL's are not utilized, they will expire at various dates through 2025. There may be certain limitations as to the future annual use of the NOLs due to certain changes in the Company's ownership.

Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate applicable for Each period as a result of the following:

	Year Ended July 31,
	2006	2005

Computed "expected" tax benefit	$5,823,176	$4,661,620
Decrease in tax benefit resulting from net operating loss for which no benefit is currently available	5,823,176	4,661,620
	$-	$-

The Company has deferred tax assets of approximately $5,823,176 at July 31, 2006 resulting primarily from net operating loss carryforwards. The Deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding their future realization. The difference between the federal statutory rate of 34% and the Company's effective tax rate of 0% is due to an increase in the valuation allowance of $1,161,556 and $553,740 in 2006 and 2005, respectively.

NOTE 17 - Loss on Equipment Option

In March 2004, the Company obtained exclusive non-refundable options to purchase an ore crusher and related assets for a total cost of $700,000. The Company paid $50,000 for these options, which ultimately expired. Accordingly, the Company realized a loss of $50,000.

NOTE 18 - Liquidity and Going Concern Uncertainty

The Company is a development stage enterprise with no mining revenues and has incurred recurring losses amounting to $31,388,503 through July 31, 2006. The Company incurred net losses of $4,804,692 and $2,005,682 during the years ended July 31, 2006 and 2005, respectively. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern (see Note 1).

During the year ended July 31, 2006, the Company has successfully obtained external financing through sales of its stock and exercise of options and, subsequent to the fiscal year end, it closed on a credit facility (see “Note 20 - Project Finance Facility” and Note 24 - ‘Subsequent Events” below). However, as the Company has no source of income and does not anticipate revenues from its planned mining operations until the second calendar quarter 2007, it may need additional funding to commence mining operations, cover any material cost overruns on the El Chanate project, cover ongoing general and administrative expenses and/or fund exploration.

There can be no assurance that sufficient funds, if required during the next year or thereafter, will be generated from operations or that funds will be available from external sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Company be able to continue as a going concern.

The Company has developed a plan to address potential liquidity and funding issues until mining operations in Mexico can support ongoing cash flow needs. Should additional funds be needed, the Company intends to raise such funds through the sale of its securities, the exercising of certain warrants, the sale of a royalty interest in the future production from the Chanate properties and/or joint venturing with one or more strategic partners.

There is no assurance, however, that any of the Company's proposed plans to raise capital and otherwise fund operations, if needed, will prove successful. The Company's ability to continue as a going concern is dependent upon its ability to obtain sufficient funding as discussed above and its inability to do so will delay or cease the Company's planned operations as discussed above.

NOTE 19 - Commitments and Contingencies

Minera Chanate Option

Under the terms of the Minera Chanate purchase agreement, Capital Gold has granted AngloGold's designee to receive a one-time option to purchase 51% of Minera Chanate (or such entity that owns the Minera Chanate concessions at time of exercise) based upon the achievements of certain events (see Note 1).

Lease Commitments

The Company occupies office space in New York City under a non-cancelable operating lease that commenced on September 1, 2002 and terminates on August 31, 2007. In addition to base rent, the lease calls for payment of utilities and other occupancy costs.

Approximate future minimum payments under this lease are as follows:

Year Ending July 31,

2007	$51,000
2008	4,200
$55,200

Rent expense under the office lease in New York City was approximately $63,000 and $63,000 for the years ended July 31, 2006 and 2005, respectively.

In June 2006, the Company's Mexican operating subsidiary retained the contracting services of a Mexican subsidiary of M3 Engineering & Technology Corporation ("M3M") to provide EPCM (engineering procurement construction management) services. M3M will supervise the construction and integration of the various components necessary to commence production at the El Chanate Project. The contracted services shall not exceed $1,200,000 and the contract is based on the EPCM services to be provided by the M3. As of July 31, 2006, the Company has incurred approximately $72,000 in services provided.

Land Easement

On May 25, 2005, MSR entered into an agreement for an irrevocable access easement and an irrevocable fluids (electricity, gas, water and others) easement to land located at Altar, Sonora, Mexico. The term of the agreement is 5 years, extendable for 1-year additional terms, upon MSR’s request. The agreement would be suspended only by force majeure or Acts of God; and extendable for duration of suspension.  In consideration for these easements, $18,000 was paid upon the signing of the agreement and yearly advance payments equal to 2 annualized general minimum wages (365 X 2 general minimum wages) in force in Altar, Sonora, Mexico, are required. These yearly payments are to be made on September 1 of each year, using the minimum wage in effect on that day for the calculation of the amount payable. These payments are to be made for as long as the construction and production mining works and activities of MSR are being carried out, and are to cease as soon as such works and activities are permanently stopped.

El Charro

In May 2005, the Company acquired rights to the El Charro concession for approximately $20,000 and a royalty of 1.5% of net smelter return. The Company acquired the El Charro concession because it is surrounded entirely by the Company’s other concessions.

Environmental Remediation Costs

Environmental remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are recorded even if significant uncertainties exist over the ultimate cost of the remediation. It is reasonably possible that the Company's estimates of reclamation liabilities, if any, could change as a result of changes in regulations, extent of environmental remediation required, means of reclamation or cost estimates. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred. There were no environmental remediation costs accrued at July 31, 2006.

NOTE 20 - Project Finance Facility

On February 2, 2005, the Company mandated Standard Bank London Limited as the exclusive arranger of a project finance facility of up to $10 million for the Company’s El Chanate gold mining project and associated hedging. As required by the mandate, the Company issued to Standard Bank 1,000,000 common stock purchase warrants and paid an initial cash fee of $100,000. Such warrants have been valued at approximately $253,000 using the Black-Scholes option pricing model and are reflected as deferred financing costs as a reduction of stockholders' equity on the Company's balance sheet. Such costs will be amortized to operations over the life of the debt and in the event the transaction with Standard Bank is not consummated, such costs will be charged to operations immediately. The initial cash fee of $100,000 is included in Deferred Finance Costs on the Company's balance sheet. Per the Company’s arrangement with Standard Bank, the shares issuable upon exercise of the 1,000,000 common stock purchase warrants have been included in a registration statement filed with the Securities and Exchange Commission covering their public resale.

On November 11, 2005 the Company received a commitment letter from Standard Bank informing it that its credit committee had approved the banks arranging and providing for a senior project financing facility for up to $12 million. Amongst other requirements, the commitment letter requires us to raise additional equity funding, net of expenses, that, along with cash on hand, is adequate to cover all required covenants and completion conditions. In connection with this letter, the Company paid $100,000 and issued 1,000,000 shares of the Company common stock. The Company recorded the $100,000 as deferred financing costs on the Company's balance sheet. Such costs will be amortized to operations over the life of the debt and in the event the transaction with Standard Bank is not consummated, such costs will be charged to operations immediately. The Company recorded the issuance of the 1,000,000 shares of common stock as deferred financing costs of approximately $270,000 as a reduction of stockholders' equity on the Company's balance sheet. The issuance of these shares was recorded at the fair market value of the Company's common stock at the commitment letter date or $0.27 per share. Pursuant to this letter, instead of delivering on the Closing Date of the facility an additional 14,600,000 common stock purchase warrants, as contemplated in the original Mandate, the Company would be required to deliver an additional 1,000,000 shares of common stock and an additional 12,600,000 common stock purchase warrants.

During March 2006, as part of the process with Standard Bank, the Company entered into a gold price protection agreement with Standard Bank plc to protect it against future fluctuations in the price of gold. The Company agreed to a series of gold forward sales and call option purchases in anticipation of entering into a credit agreement with Standard Bank, which will be used to fund part of the cost of development of the Company's El Chanate project. As of July 31, 2006, the Company was continuing to negotiate with Standard Bank on the terms of the credit agreement. Under the price protection agreement, the Company has agreed to sell a total volume of 121,927 ounces of gold forward to Standard Bank at a price of $500 per ounce on a quarterly basis during the period from March 2007 to September 2010. The Company will also purchase call options from Standard Bank on a quarterly basis during this same period covering a total volume of 121,927 ounces of gold at a price of $535 per ounce. The Company paid a premium to Standard Bank associated with these transactions. In addition, the Company provided cash collateral of approximately $4.3 million to secure the Company’s obligations under this agreement and recorded this as an other current asset as of July 31, 2006. The cash collateral will be returned to the Company when the loan agreement is executed and all conditions precedent to funding have been satisfied.

See “Note 23 & 24” for further information on this derivative instrument and progress of the credit agreement with Standard Bank.

NOTE 21 - Mining and Engineering Contracts

In early December 2005, the Company’s wholly-owned Mexican subsidiary, MSR, which holds the rights to develop and mine El Chanate Project, entered into a Mining Contract with a Mexican mining contractor, Sinergia Obras Civiles y Mineras, S.A. de C.V,("Sinergia"). The Mining Contract becomes effective if and when MSR sends the Contractor a formal "Notice of Award".

Pursuant to the Mining Contract, the Contractor, using its own equipment, will generally perform all of the mining work (other than crushing) at the El Chanate Project for the life of the mine. The Mining Contract becomes effective upon delivery by MSR to the Contractor of a formal "Notice to Proceed". Subsequent to delivery of the "Notice to Proceed" and prior to commencement of any work by Sinergia, MSR must pay Sinergia a mobilization payment of $70,000, and must also make an advance payment of $520,000 to Sinergia. This advance payment is recoverable by MSR out of 100% of subsequent payments due to Sinergia under the Mining Contract. Sinergia's mining rates are subject to escalation on an annual basis. This escalation is tied to the percentage escalation in Sinergia's costs for its equipment, interest rates and labor. If the "Notice to Proceed" was not received by Sinergia by June 1, 2006, Sinergia could elect to either terminate the agreement or modify its initial mining rates. MSR is not obligated to proceed with the Mining Contract if those modified rates are unacceptable to MSR. On June 1, 2006, MSR sent a letter to Sinergia requesting a meeting to discuss possible modifications to the Mining Contract and a deferment of the June 1st deadline. See Note 24 “Subsequent Events” for further information.

In June 2006, the Company's Mexican operating subsidiary retained the contracting services of Mexican subsidiary of M3 Engineering & Technology Corporation ("M3M") to provide EPCM (engineering procurement construction management) services. M3M will supervise the construction and integration of the various components necessary to commence production at the El Chanate Project. The contracted services shall not exceed $1,200,000 and the contract is based on the EPCM services to be provided by M3M. As of July 31, 2006, the Company has incurred approximately $72,000 pursuant to this contract.

NOTE 22 - Employee and Consulting Agreements

On March 1, 2006, the Company entered into a consulting agreement with Christopher Chipman pursuant to which the Company has retained Mr. Chipman as its Chief Financial Officer. Pursuant to the Agreement with Mr. Chipman, Mr. Chipman devotes approximately 50% of his time to the Company's business. He receives a monthly fee of $7,500 and he was issued two year options to purchase an aggregate of 50,000 shares of the Company's common stock at an exercise price of $.34 per share. The options will vest at the rate of 10,000 shares per month during the initial period of his engagement. Notwithstanding the foregoing, the options are not exercisable unless and until the issuance of the options is approved by the Company's stockholders. The agreement runs for an initial one year period, and is renewable thereafter for an additional year. The Company can terminate the agreement at any time; however, if the Company terminates the agreement other than for cause (as defined in the agreement), the Company is required to pay Mr. Chipman the fees otherwise due and payable to him through the last day of the then current term of the Agreement or six months from such termination, which ever is shorter. Mr. Chipman can terminate the Agreement on 30 days notice.

On May 12, 2006, the Company entered into an employment agreement with John Brownlie, pursuant to which Mr. Brownlie serves as Vice President Operations. Mr. Brownlie receives a base annual salary of $150,000 and is entitled to annual bonuses. Upon his employment, he received options to purchase an aggregate of 200,000 shares of the Company’s common stock at an exercise price of $.32 per share. 50,000 options vested immediately and the balance vest upon the Company achieving "Economic Completion" as that term is defined in the loan agreement with Standard Bank plc (when the Company has commenced mining operations and has been operating at anticipated capacity for 60 to 90 days). The term of the options is two years from the date of vesting. The agreement runs for an initial two year period, and automatically renews thereafter for additional one year periods unless terminated by either party within 30 days of a renewal date. The Company can terminate the agreement for cause or upon 30 days notice without cause. Mr. Brownlie can terminate the agreement upon 60 days notice without cause or, if there is a breach of the agreement by the Company that is not timely cured, upon 30 days notice. In the event that the Company terminates him without cause or he terminates due to the Company’s breach, he will be entitled to certain severance payments. The Company utilized the Black-Scholes method to fair value the 200,000 options received by Mr. Brownlie. The Company recorded approximately $70,000 as deferred compensation expense as of the date of the agreement and recorded the vested portion or $17,500 as stock compensation expense for the year ended July 31, 2006.

Effective July 31, 2006, the last day of the Company’s fiscal year, the Company entered into employment agreements with the following executive officers: Gifford A. Dieterle, the Company’s President and Treasurer, Roger A. Newell, the Company’s Vice President of Development, Jack V. Everett, the Company’s Vice President of Exploration, and Jeffrey W. Pritchard, the Company’s Vice President of Investor Relations.

The agreements run for a period of three years and automatically renew for successive one-year periods unless the Company or the executive provides the other party with written notice of the Company’s or his intent not to renew at least 30 days prior to the expiration of the then current employment period.

Mr. Dieterle is entitled to a base annual salary of at least $180,000 and each of the other executives is entitled to a base annual salary of at least $120,000. Each executive is entitled to a bonus or salary increase in the sole discretion of the Company’s board of directors. In addition, each of the executives received two year options to purchase an aggregate of 250,000 shares of the Company’s common stock at an exercise price of $0.32 per share (the closing price on July 31, 2006). The Company utilized the Black-Scholes method to fair value the 1,000,000 options received by the executives as part of these employment agreements. The Company recorded approximately $204,000 as stock compensation expense as of July 31, 2006.

The Company has the right to terminate any executive's employment for cause or on 30 days' prior written notice without cause or in the event of the executive's disability (as defined in the agreements). The agreements automatically terminate upon an executive's death. "Cause" is defined in the agreements as (1) a failure or refusal to perform the services required under the agreement; (2) a material breach by executive of any of the terms of the agreement; or (3) executive's conviction of a crime that either results in imprisonment or involves embezzlement, dishonesty, or activities injurious to the Company or the Company’s reputation. In the event that the Company terminates an executive's employment without cause or due to the disability of the executive, the executive will be entitled to a lump sum severance payment equal to one month's salary, in the case of termination for disability, and up to 12 month's salary (depending upon years of service), in the case of termination without cause.

Each executive has the right to terminate his employment agreement on 60 days' prior written notice or, in the event of a material breach by us of any of the terms of the agreement, upon 30 days' prior written notice. In the event of a claim of material breach by us of the agreement, the executive must specify the breach and the Company’s failure to either (i) cure or diligently commence to cure the breach within the 30 day notice period, or (ii) dispute in good faith the existence of the material breach. In the event that an agreement terminates due to the Company’s breach, the executive is entitled to severance payments in equal monthly installments beginning in the month following the executive's termination equal to three month' salary plus one additional month's salary for each year of service to us. Severance payments cannot exceed 12 month's salary.

In conjunction with the employment agreements, the Company’s board of directors deeming it essential to the best interests of the Company’s stockholders to foster the continuous engagement of key management personnel and recognizing that, as is the case with many publicly held corporations, a change of control might occur and that such possibility, and the uncertainty and questions which it might raise among management, might result in the departure or distraction of management personnel to the detriment of the company and the Company’s stockholders, determined to reinforce and encourage the continued attention and dedication of members of the Company’s management to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the company, the Company entered into identical agreements regarding change in control with the executives. Each of the agreements regarding change in control continues through December 31, 2009 and extends automatically to the third anniversary thereof unless the Company gives notice to the executive prior to the date of such extension that the agreement term will not be extended. Notwithstanding the foregoing, if a change in control occurs during the term of the agreements, the term of the agreements will continue through the second anniversary of the date on which the change in control occurred. Each of the agreements entitles the executive to change of control benefits, as defined in the agreements and summarized below, upon his termination of employment with us during a potential change in control, as defined in the agreements, or after a change in control, as defined in the agreements, when his termination is caused (1) by us for any reason other than permanent disability or cause, as defined in the agreement (2) by the executive for good reason as defined in the agreements or, (3) by the executive for any reason during the 30 day period commencing on the first date which is six months after the date of the change in control. Each executive would receive a lump sum cash payment of three times his base salary and outplacement benefits. Each agreement also provides that the executive is entitled to a payment to make him whole for any federal excise tax imposed on change of control or severance payments received by him.

NOTE 23 - Sales Contracts, Commodity and Financial Instruments

In March 2006, the Company entered into two identically structured derivative contracts with Standard Bank (See Note 20). Each derivative consisted of a series of forward sales of gold and a purchase gold cap. The Company agreed to sell a total volume of 121,927 ounces of gold forward to Standard Bank at a price of $500 per ounce on a quarterly basis during the period from March 2007 to September 2010. The Company also agreed to a purchase gold cap on a quarterly basis during this same period and at identical volumes covering a total volume of 121,927 ounces of gold at a price of $535 per ounce. Under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), these contracts must be carried on the balance sheet at their fair value, with changes to the fair value of these contracts reflected as Other Income or Expense. These contracts were not designated as hedging derivatives; and therefore, special hedge accounting does not apply.

The first derivative was entered into on March 1, 2006 for a premium of $550,000; and the second was entered into on March 30, 2006 for a premium of $250,000. The gold price rose sharply during the period March 1, 2006 through July 31, 2006 and was the primary reason for the decrease in premium on the derivative contracts. As of July 31, 2006, the carrying value of these derivatives was approximately $218,000. The change in fair value on these derivative contracts was approximately $582,000 for the year ended July 31, 2006, and was recorded as an other expense.

NOTE 24 - Subsequent Events
On August 14, 2006, the Board of Directors (the "Board") of the Company declared a dividend (the "Dividend") of one Series B common share purchase right (a "Right") for each outstanding share of common stock, par value $.0001 per share. Each Right represents the right to purchase one one-thousandth of Series B Share. The Dividend is payable to holders of record on August 14, 2006. In connection with the Dividend, the Company entered into a Rights Agreement with American Stock Transfer & Trust Company as Rights Agent (the "Rights Agreement"), specifying the terms of the Rights. The Rights will impose a significant penalty upon any person or group that acquires beneficial ownership of 20% or more of the Company's outstanding common stock without the prior approval of the Board. The Rights Agreement provides an exemption for any person who is, as of August 15, 2006, the beneficial owner of 20% or more of the Company’s outstanding common stock, so long as such person does not, subject to certain exceptions, acquire additional shares of the Company’s common stock after that date. The Rights Agreement will not interfere with any merger or other business combination approved by the Board.

On August 15, 2006, The Company entered into a credit agreement (the “Credit Agreement”) involving the Company’s wholly-owned subsidiaries MSR and Oro, as borrowers, the Company, as guarantor, and Standard Bank plc (“Standard Bank”), as the lender and the offshore account holder. Under the Credit Agreement, MSR and Oro have agreed to borrow money in an aggregate principal amount of up to US$12.5 million (the “Loan”) for the purpose of constructing, developing and operating the Company’s El Chanate project (the “Mine”). The Company is guaranteeing the repayment of the loan and the performance of the obligations under the Credit Agreement. The Loan is scheduled to be repaid in fourteen quarterly payments with the first principal payment due after certain Mine start-up production and performance criteria are satisfied, which the Company believes will occur in the first calendar quarter of 2008. The Loan bears interest at LIBOR plus 4.00%, with LIBOR interest periods of 1, 2, 3 or 6 months and with interest payable at the end of the applicable interest period.

The Credit Agreement contains covenants customary for a project financing loan, including but not limited to restrictions (subject to certain exceptions) on incurring additional debt, creating liens on the Company’s property, disposing of any assets, merging with other companies and making any investments. The Company is required to meet and maintain certain financial covenants, including (i) a debt service coverage ratio of not less than 1.2 to 1.0, (ii) a projected debt service coverage ratio of not less than 1.2 to 1.0, (iii) a loan life coverage ratio of at least 1.6 to 1.0, (iv) a project life coverage ratio of at least 2.0 to 1.0 and (v) a minimum reserve tail. The Company is also required to maintain a certain minimum level of unrestricted cash, and upon meeting certain Mine start-up production and performance criteria, MSR and Oro will be required to maintain a specified amount of cash as a reserve for debt repayment.

The Loan was secured by all of the tangible and intangible assets and property owned by MSR and Oro pursuant to the terms of a Mortgage Agreement, a Non-Possessory Pledge Agreement, an Account Pledge Agreement and certain other agreements entered into in Mexico (the “Mexican Collateral Documents”). As additional collateral for the Loan, the Company, together with its subsidiary, Leadville Mining & Milling Holding Corporation, pledged all of its ownership interest in MSR and Oro. In addition to these collateral arrangements, MSR and Oro will be required to deposit all proceeds of the Loan and all cash proceeds received from operations and other sources in an offshore, controlled account with Standard Bank. Absent a default under the loan documents, MSR and Oro may use the funds from this account for specific purposes such as approved project costs and operating costs.

As part of the fee for entering into and closing the Credit Agreement, the Company has issued to Standard Bank 1,150,000 shares of the Company’s restricted common stock and a warrant for the purchase of 12,600,000 shares of the Company’s common stock at an exercise price of $0.317 per share, expiring on the earlier of (a) December 31, 2010 or (b) the date one year after the repayment of the Credit Agreement. Previously, pursuant to the mandate and commitment letter for the facility, The Company issued to Standard Bank 1,000,000 shares of the Company’s restricted common stock and a warrant for the purchase of 1,000,000 shares of the Company’s common stock at an exercise price of $0.32 per share, expiring on the earlier of (a) December 31, 2010 or (b) the date one year after the repayment of the Credit Agreement. The Company has registered for public resale the 1,000,000 shares and the 1,000,000 shares issuable upon exercise of warrants issued to Standard Bank pursuant to the mandate and commitment letter and the Company has agreed to register for resale the shares and the shares issuable upon exercise of the warrants issued to Standard at the closing of the Credit Agreement.

On August 30, 2006, Standard Bank returned to the Company the $4.3 million held as cash collateral to protect the Company against future fluctuations in the price of gold as part of a gold price protection agreement with Standard Bank plc (See Note 4 & 20).

On September 1, 2006, the Company amended its consulting agreement with its Chief Financial Officer. Pursuant to the agreement, the Company’s Chief Financial Officer devotes approximately 50% of his time to our business. He receives a monthly fee of $10,000. The agreement runs for an initial one year period, and is renewable thereafter for an additional year. He can terminate the Agreement on 60 days notice. In conjunction with the amended consulting agreement, the Company entered into a change of control agreement similar to the agreements entered into with other executive officers; except that the Company’s CFO agreement renews annually and his benefits are based upon one times his base annual fee.

Subsequently to July 31, 2006, the Company issued purchase orders on material and equipment regarding its El Chanate Project amounting to approximately $5,600,000. As of October 24, 2006, the Company has paid approximately $2,500,000 on these commitments, including an additional down payment of approximately $230,000 on the new crushing system, including conveyors.

On September 13, 2006, the Company repurchased the 5% net profits interest formerly held by Grupo Minera FG (“FG”), and subsequently acquired by Daniel Gutierrez Cibrian, with respect to the operations at the El Chanate mine. That net profits interest had originally been granted to FG in connection with the April 2004 termination of the joint venture agreement between FG and MSR, Capital Gold’s wholly owned Mexican subsidiary (See Note 7).

The purchase price for the buyback of the net profits interest was $500,000, and was structured as part of the project costs financed by the recently completed loan agreement with Standard Bank, Plc. (See Note 20). Mr. Gutierrez will retain a 1% net profits interest in MSR, payable only after a total $US 20 million in net profits has been generated from operations at El Chanate.

On October 10, 2006, the Company completed the initial draw down on its credit facility from Standard Bank receiving proceeds of $1,250,000. The Company anticipates using the proceeds for the repurchase of the 5% net profits interest formerly held by FG and to continue the mine development at the El Chanate site.

On October 11, 2006, subsequent to the end of the fiscal year, and prior to the initial draw on its credit facility with Standard Bank, the Company entered into interest rate swap agreements in accordance with the terms of the Credit Facility, which requires that the Company hedge at least 50 percent of its outstanding debt under this facility. The agreements entered into cover $9,375,000 or 75% of the outstanding debt. Both swaps covered this same notional amount of $9,375,000, but over different time horizons. The first covered the six months commencing October 11, 2006 and a termination date of March 31, 2007 and the second covering the period from March 30, 2007 and a termination date of December 31, 2010. The Company intends to use discretion in managing this risk as market conditions vary over time, allowing for the possibility of adjusting the degree of hedge coverage as the Company deems appropriate. However, any use of interest rate derivatives will be restricted to use for risk management purposes.

NOTE 25 - Subsequent Events - Sinergia
On August 2, 2006, the Company amended the November 24, 2005 Mining Contract (See Note 21) between its subsidiary, MSR, and Sinergia. Pursuant to the amendment, MSR's right to deliver the Notice to Proceed to Sinergia is extended to November 1, 2006. Provided that this Notice is delivered to Sinergia on or before that date, with a specified date of commencement of the Work (as defined in the contract) not later than February 1, 2007, the mining rates set forth in the Mining Contract will still apply; subject to adjustment for the rate of inflation between September 23, 2005 and the date of commencement of the work. As consideration for these changes, the Company paid Sinergia $200,000 of the requisite advance payment discussed below. On November 1, 2006, MSR delivered the Notice of Award specifying January 25, 2007 as the date of commencement of Work.

Pursuant to the Mining Contract, Sinergia, using its own equipment, will generally perform all of the mining work (other than crushing) at the El Chanate Project for the life of the mine. Subsequent to delivery of the Notice to Proceed and prior to the commencement of any work by Sinergia, MSR must pay Sinergia a mobilization payment of $70,000, and must also make an advance payment of $520,000 to Sinergia (all of which has already been advanced). The advance payments are recoverable by MSR out of 100% of subsequent payments due to Sinergia under the Mining Contract. Pursuant to the Mining Contract, upon termination, Sinergia would be obligated to repay any portion of the advance payment that had not yet been recouped. Sinergia’s mining rates are subject to escalation on an annual basis. This escalation is tied to the percentage escalation in Sinergia’s costs for various parts for its equipment, interest rates and labor. One of the principals of Sinergia is one of the former principals of FG. FG was our former joint venture partner.

No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this Prospectus is current only as of this date.
		16,944,209 SHARES OF COMMON STOCK

TABLE OF CONTENTS
	Page
Prospectus Summary	2
Risk Factors	5
Forward-looking Statements	14
Use of Proceeds	14	CAPITAL GOLD CORPORATION
Dividend Policy	14
Price Range of Common Stock	14
Selected Consolidated
Financial Data	15
Management’s Discussion and
Analysis of Financial Condition		____________________________
And Results of Operations	17
Our Business	33
Management	46	PROSPECTUS
Executive Compensation	49
Principal Stockholders	53	____________________________
Certain Relationships and
Related Transactions	55
Selling Stockholders	56	June __, 2007
How the Shares May
Be Distributed	59
Description of Securities		____________________________
Being Registered	62
Legal Matters	64
Experts	64
Where you can find
More information	64
Glossary	64
Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant is incorporated under the laws of the State of Delaware. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, the article Eighth of the registrants certificate of incorporation provides: “Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the Corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Corporation; or (4) a transaction from which the director derived an improper personal benefit.”

Article Ninth of the registrant’s certificate of incorporation provides that the registrant shall indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Filing Fees	$200.79
Printing and Engraving Expenses*	$5,000.00
Accounting Fees and Expenses*	$5,000.00
Legal Fees and Expenses*	$25,000.00
Miscellaneous*	$4,799.21

Total Expenses*	$40,000.00

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since August 1, 2003, we have issued and sold the following securities:

During the fiscal year ended July 31, 2004, we issued the following shares of our common stock pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933: We sold an aggregate of 8,748,569 shares for an aggregate of $1,145,886 to 94 persons. In addition, we issued 572,727 shares of common stock and received gross proceeds of $20,600 from the exercise of options by officers and directors, and we issued 1,762,826 shares of common stock for gross proceeds of $87,500 to unrelated parties upon exercise of options. We also issued 7,500 shares for services rendered. We also issued 2,000,000 shares of our common stock in connection with the termination of our Joint Venture Agreement. We also issued 250,000 common stock options each to Messrs. Dieterle, Roningen, Pritchard, Everett and Newell, and one of our employees exercisable at $.22 per share expiring on May 25, 2007.

During the fiscal year ended July 31, 2005, we issued the following shares of our common stock pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and/or Regulation S under the Securities Act of 1933: We sold an aggregate of 30,879,614 shares for gross proceeds of $7,245,816 and issued warrants to purchase an aggregate of 30,902,004 shares of our common stock to 63 persons. In addition 627,273 options were exercised by related parties for gross proceeds of $25,000. In addition, we issued 500,000 shares upon exercise of options for gross proceeds of $67,500. We also issued 300,000 shares upon exercise of options (received as reduction of debt owed to the option holders in the amount of $36,000). We also issued 259,507 shares for services valued at $29,260 and 193,666 shares were issued as commissions on sales of common stock. We also issued 5,440,000 shares of our common stock to the purchasers in our February 2004 private placement as liquidated damages in connection with not timely listing our stock on the Toronto Stock Exchange.

In November 2005, we issued 1,000,000 shares of our common stock to Standard Bank Plc. The foregoing securities were issued pursuant to exemptions from registration provided by Rule 506 of the Securities Act of 1933.

Between December 2005 and January 31, 2006, while the exercise price of the Warrants was lowered to $.20, warrant holders exercised warrants for an aggregate of 3,605,004 shares. In February 2006, warrant holders exercised warrants for an aggregate of 8,600,000 shares. The foregoing securities were issued pursuant to exemptions from registration provided by Rule 506 and/or Regulation S under the Securities Act of 1933.

In January 2006, two of our officers exercised options for an aggregate of 500,000 shares at $.05 per share and two unaffiliated option holders exercised options for an aggregate of 550,000 shares at $.05 per share. The foregoing securities were issued pursuant to exemptions from registration provided by Rule 506 of the Securities Act of 1933.

In February and March 2006, we sold an aggregate of 21,240,000 shares for gross proceeds of $5,310,000 and issued warrants to purchase an aggregate of 5,310,000 shares of our common stock to 39 persons in private placements. We also issued to the placement agents in one of the placements warrants to purchase up to 934,000 shares. The foregoing securities were issued pursuant to exemptions from registration provided by Rule 506 and/or Regulation S under the Securities Act of 1933.

In March 2006, we issued options to purchase 50,000 shares of common stock to our new Chief Financial Officer. The foregoing issuance was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

In May 2006, we issued options to purchase 200,000 shares of common stock to our new Vice President of Operations and options to purchase 200,000 shares of common stock to a consultant. The foregoing issuances were exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

In July 2006, we issued 170,909 shares of stock upon the exercising of common stock purchase warrants and options for gross proceeds of $29,000. The foregoing securities were issued pursuant to exemptions from registration provided by Rule 506 and/or Regulation S under the Securities Act of 1933.

In July 2006, we also issued options to purchase 250,000 shares of our common stock to each of four of our executive officers and an option to purchase 250,000 shares of our common stock to an employee. The foregoing issuances were exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

In addition, in August 2006, as part of the fee for entering into and closing the Credit Facility with Standard Bank, we issued to Standard Bank 1,150,000 shares of our restricted common stock and a warrant for the purchase of 12,600,000 shares of our common stock. The foregoing securities were issued pursuant to exemptions from registration provided by Rule 506 and/or Regulation S under the Securities Act of 1933.

In November and December 2006, we issued 275,000 shares of stock upon the exercising of common stock purchase warrants and options for gross proceeds of $13,750. The foregoing securities were issued pursuant to exemptions from registration provided by Rule 506 under the Securities Act of 1933.

On November 30, 2006, we granted 100,000 common stock purchase options to each of John Postle, Ian A. Shaw and Mark T. Nesbitt, our independent directors exercisable at $0.33 per share expiring November 30, 2008. The foregoing issuances were exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

On December 13, 2006, we issued an additional 250,000 common stock purchase options to John Brownlie, our Vice President of Operations, and 100,000 common stock purchase options each to Christopher Chipman, our Chief Financial Officer, and our Canadian counsel, exercisable at $0.36 per share expiring on December 13, 2008. The foregoing issuances were exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

In January 2007 we issued an aggregate of 12,561,667 units, each unit consisting of one share of our common stock and a warrant to purchase ¼ of a share of our common stock for proceeds of approximately $3,485,862, net of cash commissions of $282,638 in two private placements. The Warrant issued to each purchaser is exercisable for one share of our common stock, at an exercise price equal to $0.40 per share. Each Warrant has a term of eighteen months and is fully exercisable from the date of issuance. We issued to the placement agents eighteen month warrants to purchase up to an aggregate of 942,125 shares of our common stock at an exercise price of $0.30 per share. The foregoing securities were issued pursuant to exemptions from registration provided by Rule 506 under the Securities Act of 1933.

Between December 27, 2006 and February 8, 2007, we issued an aggregate of 16,662,000 shares of our Common Stock pursuant to the exercise of two year warrants issued in February 2005 and 2006 for aggregate gross proceeds of approximately $4,864,000. Also, on February 12, 2007, we issued 500,000 shares of our common stock upon the exercise of outstanding warrants at an exercise price of $0.30 per share for proceeds of $150,000. The foregoing securities were issued pursuant to exemptions from registration provided by Rule 506 under the Securities Act of 1933.

In March 2007, we issued 500,000 shares of stock to John Brownlie, our Chief Operating Officer, and 100,000 two year common stock purchase options, exercisable for $0.45 per share, to our counsel, Richard Feiner, under the Capital Gold 2006 Equity Incentive Plan. We also issued 65,625 shares of stock to Barry Heath as partial consideration (valued at $26,250) for electrical engineering and other services. In April 2007, we issued an additional 113,636 shares to Mr. Heath as a signing bonus when he agreed to be retained as the general manager of our El Chanate Project. The foregoing issuances were exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

In May 2007, we issued an aggregate of 700,455 shares upon the exercise of options for gross proceeds of $154,100, which includes the following issuances to our officers and directors: 70,455 shares to Gifford A. Dieterle, 50,000 shares to Jeffrey W. Pritchard, and 250,000 shares each to Roger A. Newell and the wife of Robert Roningen. The foregoing issuances were exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

On June 13, 2007, we issued an additional 500,000 options to Mr. Chipman under our 2006 Equity Incentive Plan. These options vested immediately and are exercisable for a period of two years at an exercise price of $0.384 per share. The foregoing issuance was exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933.

ITEM 27. EXHIBITS.

Exhibit No. Description

3.1	Certificate of Incorporation of Company.(15)
3.2	Amendments to Certificate of Incorporation of Company.(20)
3.3	Certificate of Merger (Delaware) (which amends our Certificate of Incorporation).(15)
3.4	Amended and Restated By-Laws of Company.(16)

4.1	Specimen certificate representing our Common Stock.(8)
4.2	Form of Warrant for Common Stock of the Company issued in February 2005 private placement.(7)
4.3	Form of Warrant for Common Stock of the Company issued to Standard Bank.(9)
4.4	Form of Warrant for Common Stock of the Company issued in February and March 2006 private placement.(13)

5.1	Opinion of Richard Feiner, Esq., legal counsel.

10.1	Mining Claims (1)
10.2	Stock Purchase Option Agreement from AngloGold (2)
10.3	Letter of Intent with International Northair Mines Ltd. (2)
10.4	March 30, 2002 Minera Chanate Stock Purchase and Sale and Security Agreement (Sale by us and Holding of all of the stock of Minera Chanate) (In Spanish).(3)
10.5	English summary of March 30, 2002 Minera Chanate Stock Purchase and Sale and Security Agreement.(3)
10.6	Agreement between Santa Rita and Grupo Minero FG.(4)
10.7	Amendment to Agreement between Santa Rita and Grupo Minero FG.(5)
10.8	Termination Agreement between Santa Rita and Grupo Minero FG.(6)

10.9	English summary of El Charro agreement. (10)
10.10	Plan and agreement of merger (reincorporation). (11)
10.11	Contract between MSR and Sinergia Obras Civiles y Mineras, S.A. de C.V.(12)
10.12	Amendment to Contract between MSR and Sinergia Obras Civiles y Mineras, S.A. de C.V.(18)
10.13	September 2006 Chipman Amended Engagement Agreement. (18)
10.14	Employment Agreement with John Brownlie. (17)
10.15	June 1, 2006 EPCM agreement between MSR and a Mexican subsidiary of M3 Engineering & Technology Corporation (17)
10.16	Credit Facility dated August 15, 2006 among MSR and Oro, as the borrowers, the Company, as the guarantor, and Standard Bank PLC, as the lender and the offshore account holder. (16)
10.17	Employment Agreement with Gifford A. Dieterle. (18)
10.18	Employment Agreement with Roger A. Newell. (18)
10.19	Employment Agreement with Jeffrey W. Pritchard. (18)
10.20	Employment Agreement with Hazlitt Agreement. (19)
10.21	2006 Equity Incentive Plan (19)

21	Subsidiaries of the Registrant. (8)

23.1	Consent of Wolinetz, Lafazan & Company, P.C., independent registered public accountants.

23.2	Consent of Richard Feiner, Esq., legal counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included in Signature Pages to the Registration Statement on Form SB-2).

(1)	Previously filed as an exhibit to the Company's Registration Statement on Form S-18 (SEC File No. 2-86160-NY) filed on or about November 10, 1983, and incorporated herein by this reference.

(2)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2001 filed with the Commission on or about March 16, 2001, and incorporated herein by this reference.

(3)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 2002 filed with the Commission on or about June 20, 2002, and incorporated herein by this reference.

(4)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2002 filed with the Commission on or about March 25, 2002, and incorporated herein by this reference.

(5)	Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on or about January 22, 2004, and incorporated herein by this reference.

(6)	Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on or about April 12, 2004, and incorporated herein by this reference.

(7)	Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on or about February 10, 2005, and incorporated herein by this reference.

(8)
Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (SEC file no. 333-123216) filed with the Commission on or about March 9, 2005, and incorporated herein by this reference.

(9)
Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form SB-2 (SEC file no. 333-123216) filed with the Commission on or about June 27, 2005, and incorporated herein by this reference.

(10)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 2005 filed with the Commission on or about June 20, 2005, and incorporated herein by this reference.

(11)	Previously filed as Appendix B to the Company's Definitive 14A Proxy Statement filed with the Commission on or about October 7, 2005, and incorporated herein by this reference.

(12)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 2005 filed with the Commission on or about December 15, 2005, and incorporated herein by this reference.

(13)	Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on or about February 16, 2006, and incorporated herein by this reference.

(14)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2006 filed with the Commission on or about March 22, 2006, and incorporated herein by this reference.

(15)
Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (SEC file no. 333-129939) filed with the Commission on or about November 23, 2005, and incorporated herein by this reference.

(16)	Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on or about August 16, 2006, and incorporated herein by this reference.

(17)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 2006 filed with the Commission on or about June 19, 2006, and incorporated herein by this reference.

(18)
Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2006 filed with the Commission on or about November 1, 2006, and incorporated herein by this reference.

(19)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended October 31, 2006 filed with the Commission on or about December 19, 2006, and incorporated herein by this reference.

(20)
Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2007 filed with the Commission on or about March 19, 2007, and incorporated herein by this reference.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a) (3) of the Securities Act of 1933 (the Act );

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, this Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 20th day of June 2007.

CAPITAL GOLD CORPORATION
(Registrant)

By:	s/Gifford A. Dieterle
Gifford A. Dieterle, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gifford A. Dieterle acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
s/Gifford A. Dieterle Gifford A. Dieterle	President, Treasurer, and Chairman of the Board	June 20, 2007

s/Christopher M. Chipman Christopher M. Chipman	Principal Financial and Accounting officer	June 21, 2007

s/Robert N. Roningen Robert N. Roningen	Director	June 21, 2007

s/Roger A. Newell Roger A. Newell	Director	June 20, 2007

_______________ John Brownlie	Director	June __, 2007

s/Jeffrey W. Pritchard Jeffrey W. Pritchard	Director	June 20, 2007

_______________ John Postle	Director	June __, 2007

s/Ian Shaw Ian Shaw	Director	June 20, 2007

_______________ Mark T. Nesbitt	Director	June __, 2007

Capital Gold Corporation
Form SB-2
Index to Exhibits

Exhibit No.	Description

5.1	Opinion of Richard Feiner, Esq., legal counsel.
23.1	Consent of Wolinetz, Lafazan & Company, P.C., independent registered public accountants.